Form 10-K, Exhibit 13
period 1999-12-31
MOORE CORPORATION LTD
filed 2000-03-16
CIK 67931

                                   M O O R E

                               CORPORATION LIMITED

                               1999 Annual Report



www.moore.com

                                                                   [MOORE LOGO]

  Financial Highlights

  EXPRESSED IN UNITED STATES CURRENCY  AND,
  EXCEPT PER SHARE AMOUNTS, IN MILLIONS OF DOLLARS                    1999               1998               1997
-------------------------------------------------------------------------------------------------------------------
  CONSOLIDATED STATEMENT OF EARNINGS
  Sales                                                       $      2,425        $     2,718        $     2,631
  Income (loss) from operations, before restructuring                   73                (16)                49
  Income (loss) from operations                                        142               (631)                49
  Per dollar of sales                                                  5.8CENTS         (23.2)CENTS          1.9CENTS
  Income tax expense (recovery)                                         35                (94)                49
  Percentage of pre-tax earnings                                        27%                15%                47%
  Net earnings (loss), before restructuring                             44                (17)                55
  Net earnings (loss)                                                   93               (548)                55
  Per dollar of sales                                                  3.8CENTS         (20.2)CENTS          2.1CENTS
-------------------------------------------------------------------------------------------------------------------
  CONSOLIDATED BALANCE SHEET
  Working capital                                             $        128        $       (47)       $       175
  Ratio of current assets to current liabilities                     1.2:1              1.0:1              1.2:1
  Capital employed in business                                       1,046              1,033              1,534
  Return on capital employed                                           8.9%             (42.7)%              3.3%
  Shareholders' equity                                                 673                610              1,186
  Return on shareholders' equity                                      14.4%             (61.0)%              4.0%
  Total assets                                                       1,630              1,726              2,175
  Expenditure for property, plant and equipment                        101                 75                136
-------------------------------------------------------------------------------------------------------------------
  PER COMMON SHARE
  Net earnings (loss), before restructuring                   $       0.50     $        (0.19)    $         0.59
  Net earnings (loss)                                                 1.05              (6.19)              0.59
  Dividends declared                                                  0.20              0.385               0.94
  Shareholders' equity                                                7.60               6.90              13.40
  Average shares outstanding (in thousands)                         88,457             88,456             93,200
-------------------------------------------------------------------------------------------------------------------

SALES                                                         INCOME (LOSS) FROM OPERATIONS
(millions of dollars)                                         (millions of dollars)

NET EARNINGS (LOSS)                                           RETURN ON SHAREHOLDERS' EQUITY
(millions of dollars)                                          (%)

OUR VISION

Moore will be a HIGH-GROWTH, TECHNOLOGY-BASED LEADER in the management and communication of customer information, thereby creating value for customers, employees and shareholders.






                                1999 Annual Report MOORE CORPORATION LIMITED   1

MESSAGE TO SHAREHOLDERS

1999
THE YEAR 2000 REPRESENTS AN EXCITING NEW BEGINNING FOR MOORE. 1999 WAS A TRANSITION YEAR MOVING FROM THE RESTRUCTURING PHASE TO THE DEVELOPMENT OF A NEW VISION AND GROWTH STRATEGY FOR MOORE.

The business transformation we set in motion in 1998 delivered expected results, and we made significant progress in positioning your company for future growth through a strategic plan that embraces technology solutions for our customers. The restructuring has successfully positioned us to compete in the future.

While we have a long way to go, we are clearly staking out our space in this rapidly evolving, technology-driven industry. Our new direction and prospects for success are exciting. We have a clear strategic focus and there is a game plan for success.

The first step was to regain financial strength through our restructuring plan. We are pleased to announce improvement on a variety of fronts:

- Delivered $60 million in annual savings as a result of restructuring initiatives and are on target to meet $120 million in annualized savings by 2001.

- Dramatically improved profitability and cash flow in the Forms business, while expanding market opportunities through digital products.

- Continued to grow the Customer Communication Services business, despite a revenue decline in Response Marketing Services (RMS) related to the uncertainty of increased regulations in the sweepstakes industry. The Phoenix Group revenue increased by 39 percent.

- Grew earnings per share to $0.53 in 1999, on a normalized basis, compared to $0.12 per share in 1998.

- Achieved our corporate Economic Value Added-Registered Trademark- (EVA) improvement target.

These trends provide a foundation to allow us to meet our growth targets. They indicate that our restructuring is working and that we have established a strong base for future growth. Part of our restructuring meant divestitures and liquidations of less-profitable operations, which resulted in a decrease in 1999 revenues to $2.4 billion.

Your management team is confident that revenues will grow hereafter. Our confidence is based on our having won key contracts in 1999 that open up new market opportunities, as well as our completion in 1999 of a strategic growth plan.

1999 wins included a contract with Novation, which together with our Premier Partners contract in 1998, establishes Moore as the leading healthcare document management provider in the U.S. Major new contracts

                                       LEFT TO RIGHT:

                                       Thomas E. Kierans
                                       CHAIRMAN OF THE BOARD

                                       W. Ed Tyler
[PHOTO]                                PRESIDENT AND
                                       CHIEF EXECUTIVE OFFICER

                                     Photo of Thomas E. Kierans and W. Ed Tyler

                                       THE MOORE SENIOR MANAGEMENT TEAM
                                       ANALYZED EVERY MARKET SEGMENT RELATED
                                       TO OUR INDUSTRY. WE THEN STAKED OUT OUR
                                       PLAN TO LEAD THE INDUSTRY EVOLUTION
                                       INCLUDING THE TRANSITION TO DIGITAL.
                                       ----------------------------------------

in Argentina and Brazil expand Moore's opportunities in offshore markets, as does our opening of Moore Chile. Also during the year, GE Capital Global Consumer Finance selected Moore's Colleagues Group in England as its outsourcing partner for all print and related materials. This has the potential to significantly increase the size of our operation in England.

A more detailed progress report on 1999 accomplishments and how they track against 1998 goals follows this letter.

With the addition of Jim Currie, who joined the company in January as senior vice-president, business development; and Mike Rousseau, who joined in May as senior vice-president and chief financial officer, we now have the senior management team in place to drive our new strategy.

During 1999, Moore's management team analyzed every market segment related to our industry. We then staked out our plan to lead the industry evolution including the transition to digital.

Key to achieving our growth vision is the migration towards expanded integrated marketing services. We will continue to grow our core Forms business, but will seek service business opportunities that provide higher growth rates, more attractive margins and expansion of value-added relationships with customers.

Growth in both our Forms and Customer Communication Services businesses will take advantage of Moore's significant technology expertise. To remain at the forefront of industry innovation, we are continuing to invest approximately $25 million annually in R&D. We expect an incremental technology investment of approximately $35 million in 2000 to position Moore as a leader in delivering digital information systems and to continue the enterprise resource planning system transition.

Moore is in a unique position to integrate customers' print and digital solutions by leveraging our variable digital print technology, applications experience and open systems platform. These technology advantages coupled with our strong and

OUR TECHNOLOGY INVESTMENT INCLUDES BOTH
DEVELOPMENT OF EXISTING DIGITAL AND
INTERNET CAPABILITIES AS WELL AS
POTENTIAL ACQUISITIONS, ALLIANCES AND
PARTNERSHIPS.
---------------------------------------

diversified customer base, brand equity and experienced management team give Moore a critical, competitive edge.

We provide a number of digital and Internet solutions, including sophisticated Digital PreSets-TM- and the first, integrated, business-to-business print-on-demand products. We are extremely well positioned to capture a large share of the potential $1 billion Radio Frequency Identification (RFID) market segment by leveraging Peak
Technologies' innovative bar code based data capture technology. In December, we launched a cross-functional, cross-divisional team to aggressively position Moore as a leader in RFID integrated solutions.

Our Customer Communication Services business has also launched several web-based, interactive marketing service offerings and is aggressively seeking digital service extensions.

In 1999 our e-commerce business in Moore North America accounted for approximately $125 million in revenue which represents about eight percent of Moore North America's total revenue.

In 2000, we plan to roll out additional digital products critical to workplace efficiency, such as smart documents, digital content management, digital publications and workflow applications. In the third quarter of 1999, we formed a Digital Solutions Delivery team to expedite our rollout of this offering.

To capitalize on the enormous opportunities created by the Internet, last July we established Moore Interactive--a venture dedicated to developing interactive Internet applications across all business segments. Applications offering greatest growth potential relate to customers' brand building efforts and customer acquisition, loyalty and retention programs.

We will continue to leverage a variety of channels to sell these interactive products, including strategic alliances that complement our strengths. As part of this plan, in November, we announced an alliance with Blockbuster to provide personalized Internet greeting and gift cards. We also established a customized, interactive New Car Workbook for new car buyers. We digitally print a personalized workbook for consumers with Edmunds.com. To see Moore at work with Blockbuster and Edmunds.com, visit their Web sites.

Our employees are critical to the successful execution of our vision. We are proud that our employees are responding to the dual demands of restructuring and growth with tenacity, creativity and commitment. With their efforts and support, we are building a corporate culture based on teamwork, pride, entrepreneurship and integrity.

We believe the milestones achieved in 1999 demonstrate our commitment to reinventing a 118-year-old company. As we successfully implement our vision, we anticipate even stronger performance in the coming years.

Thank you for your loyalty and support.

W. Ed Tyler (Signed)                           Thomas E. Kierans (Signed)
PRESIDENT AND                                  CHAIRMAN OF THE BOARD
CHIEF EXECUTIVE OFFICER

                                                                           1999

1999
BUSINESS
OBJECTIVES                        KEY 1999 ACTIONS                   PROGRESS TO DATE
-----------------------------------------------------------------------------------------------------------------------------------
GROW MARKET LEADERSHIP            - Initiate major restructuring     - Plant utilization increased significantly and now ranks
POSITION IN NORTH AMERICAN          program                            Moore among the leaders in the industry.
FORMS AND LABELS BUSINESS
                                  - Rationalize manufacturing        - Five plants were closed or sold in 1999, completing the
                                    capacity                           seven North American plants announced as part of the
                                                                       restructuring. The Corporation realized $60 million in
                                                                       operating income benefits in 1999 from restructuring
                                                                       activities.

                                  - Create integrated, delayered     - Management delayering initiated throughout the company. With
                                    North American organization        restructuring and divestiture, some 4,500 jobs have been
                                                                       eliminated since July 1998.
-----------------------------------------------------------------------------------------------------------------------------------
EXPAND DIGITAL AND                - Form Emerging Technologies       - In July, announced Moore Interactive to focus on expanding
ELECTRONIC SOLUTIONS                group                              the growth of the company's Internet-based, variable digital
CAPABILITIES                                                           print and communications businesses.

                                  - Launch new suite of              - Formed Digital Solutions Delivery team in 3rd quarter to
                                    electronic solutions               expedite our abilities to drive digital solutions to the
                                                                       marketplace. Introduced Digital PreSets-TM.-

                                  - Offer multiple choices           - TeamServ-TM- deployed as an alternative sales channel.
                                   for electronics deployment
-----------------------------------------------------------------------------------------------------------------------------------
ACCELERATE GROWTH                 - Deliver integrated value         - Began creating synergies between BCS/RMS/Phoenix and
IN MARKETING SERVICES               proposition                        worked together on several accounts.
AND BUSINESS
COMMUNICATIONS                    - Develop customer relationship    - Launched innovative programs to customers to assist in lead
OPERATIONS                          management solutions               generation.

                                  - Add scale and enhance            - Signed agreement with Commerce One and formed venture
                                    capabilities through selected      capital investment partnership with Atrium Capital.
                                    alliances and acquisitions
-----------------------------------------------------------------------------------------------------------------------------------
STREAMLINE BUSINESS               - Divest non-strategic,            - Data Management Services (DMS) sold to VISTAinfo, Moore
PORTFOLIO AND IMPROVE               unprofitable businesses and        takes a 10 percent equity position in VISTAinfo.
PRODUCTIVITY THROUGH                products
RESTRUCTURING
                                  - Integrate, standardize and       - SAP deployed in Canadian plants and administrative offices
                                    improve business processes         during 1999. Moore North America to continue deployment
                                    through enterprise-wide system     in 2000/2001.

                                  - Reduce layers of management;     - In 4th quarter, five Chicagoland offices were centralized
                                    implement Shared Service           into a single building. Canadian operations were also
                                                                       consolidated for further cost savings.
-----------------------------------------------------------------------------------------------------------------------------------
EXCEED CUSTOMER                   - Align sales, production and      - Adopted in January 1999, EVA to help drive value creation
EXPECTATIONS AND FOSTER             distribution resources             at Moore. By year's end, the EVA improvement target for
EMPLOYEE COMMITMENT                                                    1999 was achieved.

                                  - Act on customer satisfaction     - Annual customer satisfaction survey results showed
                                    survey results                     improvements in every area over 1998 benchmark scores.

                                  - Use EVA as key measure for       - Senior executive incentive program aligned to EVA
                                    short- and long-term incentive     improvement targets.
                                    programs

                                  - Launch new training and          - Leadership Development initiatives were launched in
                                    development programs               February. Aimed to retain, develop, and acquire the skill
                                                                       sets required as the company moves forward in executing its growth strategies.
-----------------------------------------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE


THE PRIMARY OBJECTIVE OF THE MOORE BOARD OF DIRECTORS IS TO PRESERVE AND GROW SHAREHOLDER VALUE. TO THIS END, THE BOARD ASSUMES ULTIMATE RESPONSIBILITY FOR THE STEWARDSHIP OF THE CORPORATION, DIRECTLY AND THROUGH ITS FIVE COMMITTEES. THE BOARD BELIEVES ITS POLICIES AND PRACTICES ARE IN COMPLIANCE WITH THE CORPORATE GOVERNANCE GUIDELINES ESTABLISHED BY THE TORONTO STOCK EXCHANGE. A FULL DISCUSSION OF MOORE'S GOVERNANCE PRACTICES IS CONTAINED IN THE MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT SENT TO SHAREHOLDERS WITH THIS ANNUAL REPORT.

DIRECTORS

The following persons will be nominated as directors at the 2000 Annual and Special Meeting of Shareholders.

THOMAS E. KIERANS
Toronto, ON
CHAIRMAN OF THE BOARD
SINCE 1997
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
CANADIAN INSTITUTE FOR
ADVANCED RESEARCH

DEREK H. BURNEY, O.C.
Toronto, ON
DIRECTOR SINCE 1993
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
CAE INC.

LEON COURVILLE
Montreal, QC
DIRECTOR SINCE 1999
CORPORATE DIRECTOR

SHIRLEY A. DAWE
Toronto, ON
DIRECTOR SINCE 1989
PRESIDENT
SHIRLEY DAWE ASSOCIATES INC.

BARTON L. FABER
Phoenix, AZ
DIRECTOR SINCE 1999
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER
FABERCAPITAL CORPORATION

RICHARD J. LEHMANN
Phoenix, AZ
DIRECTOR SINCE 1997
RETIRED VICE CHAIRMAN
BANK ONE CORPORATION

JEANETTE P. LERMAN
Philadelphia, PA
DIRECTOR SINCE 1995
PRESIDENT
J.P. LERMAN & CO.

BRIAN M. LEVITT
Montreal, QC
DIRECTOR SINCE 1996
CORPORATE DIRECTOR

DAVID R. MCCAMUS
Oakville, ON
DIRECTOR SINCE 1997
CORPORATE DIRECTOR

J. ROBERT S. PRICHARD, O.C.
Toronto, ON
DIRECTOR SINCE 1996
PRESIDENT
UNIVERSITY OF TORONTO

W. ED TYLER
Chicago, IL
DIRECTOR SINCE 1998
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
MOORE CORPORATION LIMITED


DEPARTURES

The Board of Directors wishes to thank James M. Stanford and Thomas M. Taylor for their contribution during their tenure as Directors.

CORPORATE  MANAGEMENT


W. ED TYLER ^
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

THOMAS J. MCKIERNAN ^
EXECUTIVE VICE PRESIDENT

JAMES B. CURRIE ^
SENIOR VICE PRESIDENT
BUSINESS DEVELOPMENT

MICHAEL S. ROUSSEAU ^
SENIOR VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

CHARLES F. CANFIELD ^
VICE PRESIDENT
HUMAN RESOURCES AND
CORPORATE COMMUNICATIONS

CHRISTIAN J. HIPP
VICE PRESIDENT
RESEARCH AND CHIEF
ENVIRONMENTAL OFFICER

RUSSELL I. JOHNSON ^
VICE PRESIDENT
PROCUREMENT

ROBERT M. JONES
VICE PRESIDENT AND
CHIEF INFORMATION OFFICER

JOHN V. LAURIE ^
VICE PRESIDENT AND
TREASURER

PETER F. MURPHY ^
VICE PRESIDENT AND
CONTROLLER

ROBERT Z. SLAUGHTER ^
VICE PRESIDENT AND
GENERAL COUNSEL

JOAN M. WILSON ^
VICE PRESIDENT AND
SECRETARY





OPERATING MANAGEMENT


WAYNE K. ADAMS
PRESIDENT
MOORE LATIN AMERICA

GARY W. AMPULSKI
PRESIDENT
BUSINESS COMMUNICATION SERVICES

PATRICK T. BRONG ^
PRESIDENT
LOGISTICS AND OPERATIONS
MOORE NORTH AMERICA

SIEGFRIED E. BUCK ^
PRESIDENT
SALES AND MARKETING
MOORE NORTH AMERICA

EDWARD L. DORRINGTON
PRESIDENT
PHOENIX GROUP

JOHN S. SCHULTE
MANAGING DIRECTOR
CCS EUROPE

JAMES D. WYNER ^
PRESIDENT
PEAK TECHNOLOGIES

RICHARD M. ZAGORSKI
PRESIDENT
RESPONSE MARKETING SERVICES



^  CORPORATE OFFICER

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

THIS SECTION PROVIDES A REVIEW OF THE FINANCIAL PERFORMANCE OF MOORE CORPORATION LIMITED DURING THE THREE YEARS ENDED DECEMBER 31, 1999. THE ANALYSIS IS BASED ON THE CONSOLIDATED FINANCIAL STATEMENTS THAT ARE PRESENTED STARTING ON PAGE 26, PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA. DIFFERENCES FROM GAAP IN THE UNITED STATES ARE DISCLOSED IN NOTE 25 ON PAGE 47. PLEASE NOTE THAT WHERE APPROPRIATE, COMPARATIVE FIGURES HAVE BEEN CHANGED TO CONFORM TO THE CURRENT PRESENTATION.

OVERVIEW

THE CORPORATION MADE SIGNIFICANT PROGRESS DURING 1999 IN DELIVERING RESULTS FROM ITS RESTRUCTURING PLAN BEGUN IN 1998 AND IN EMBARKING ON A NEW STRATEGIC GROWTH VISION. FOLLOWING ARE HIGHLIGHTS OF THE FINANCIAL AND OPERATING MILESTONES ACHIEVED DURING 1999:

     - DELIVERED $60 MILLION IN ANNUAL SAVINGS AS A RESULT OF RESTRUCTURING INITIATIVES AND ARE ON TARGET TO MEET $120 MILLION IN ANNUALIZED SAVINGS BY 2001.

     - DRAMATICALLY IMPROVED PROFITABILITY AND CASH FLOW IN THE FORMS BUSINESS, WHILE EXPANDING MARKET OPPORTUNITIES THROUGH MAJOR CONTRACT WINS, INTERNATIONAL EXPANSION AND DEVELOPMENT OF DIGITAL PRODUCTS.

     - CONTINUED TO GROW THE CUSTOMER COMMUNICATION SERVICES BUSINESS, DESPITE A REVENUE DECLINE IN RESPONSE MARKETING SERVICES (RMS). THE PHOENIX GROUP REVENUE INCREASED BY 39%.

     - BEGAN TO INVEST IN A COMPREHENSIVE TECHNOLOGY STRATEGY THAT WILL CAPITALIZE ON DIGITAL OPPORTUNITIES IN HIGH-GROWTH AREAS SUCH AS CUSTOMER ACQUISITION, LOYALTY AND RETENTION.

     - LAUNCHED MOORE INTERACTIVE AS A DEDICATED UNIT TO LEVERAGE THE INTERNET AS A PLATFORM ACROSS ALL BUSINESSES.

IN ADDITION, THE CORPORATION INITIATED A STRATEGIC PLAN AIMED AT CREATING VALUE AS A HIGH-GROWTH, TECHNOLOGY-BASED LEADER IN THE MANAGEMENT AND COMMUNICATION OF CUSTOMER INFORMATION.

THE CORPORATION BELIEVES IT WILL ACHIEVE THIS THROUGH LEVERAGING KEY STRENGTHS INCLUDING ITS BRAND EQUITY, CUSTOMER RELATIONSHIPS, TECHNOLOGY EXPERTISE, COMMITMENT OF EMPLOYEES AND OPERATIONAL DISCIPLINES.

RESULTS OF OPERATIONS

The Corporation has four (1998 - five) distinct operating segments in which management assesses information on a regular basis for decision-making purposes. Together, these segments market products and services of both Forms and Labels (Forms) and Customer Communication Services (CCS) to customers worldwide. The four segments are Moore North America, CCS United States, Latin America and Europe. As part of the restructuring plan, the Asia Pacific operating segment and the European Forms operations that existed prior to 1999 were eliminated through divestitures and liquidations that occurred between August and December 1998. The following discussions include information on a corporate-wide basis and on an operating segment basis.

1999 VERSUS 1998
Highlights of the consolidated results reported for 1999 and 1998 are:

- Sales in 1999 of $2,425 million decreased by $293 million or 11% compared to 1998 sales of $2,718 million. The decrease is mainly the result of divestitures and liquidations ($230 million) and the continued devaluation of foreign currencies ($51 million) associated with international operations.

    - Forms sales in 1999 of $1,662 million decreased by $297 million compared to Forms sales in 1998 of $1,959 million. Included in Forms sales are Labels and Label Systems sales of $477 million (1998 - $471 million), an increase of $6 million from 1998 levels. Forms sales represent 69% of the Corporation's total sales compared to 72% in 1998.

    - CCS sales in 1999 of $763 million increased 1% from $759 million in 1998. CCS sales represent 31% of total sales compared to 28% in 1998.

-   Cost of sales in 1999 is 67.7% of sales compared to 69.6% in 1998.

- Selling, general and administrative costs (SG&A) in 1999 decreased to $585 million from $697 million in 1998. The ratio of SG&A costs to sales in 1999 decreased to 24.1% compared to 25.7% in 1998.

- A restructuring reversal of $68 million was recorded in 1999 compared to a $615 million provision in 1998. The restructuring program is described in a separate section of the Management's Discussion and Analysis.

- Capital asset amortization of $101 million in 1999 decreased by $17 million from $118 million in 1998.

- Research and development costs for 1999 of $23 million were $4 million below the $27 million incurred in 1998.

- Income from operations in 1999 was $142 million compared to a loss from operations in 1998 of $631 million.

    - Forms operating income in 1999 was $85 million compared with an operating loss in 1998 of $624 million. The Labels component represented $30 million of the operating income in 1999 and $168 million of the 1998 operating loss.

    - CCS operating income in 1999 of $52 million increased $57 million from the 1998 operating loss of $5 million.

- Investment and other income of $11 million in 1999 increased from $7 million in 1998.

- The 1999 effective tax rate of 27% represents a provision for income taxes compared to the 1998 recovery of income taxes of 15%.

- The net income for 1999 was $93 million or earnings per share of $1.05, compared with a loss of $548 million and a loss per share of $6.19 in 1998.

1999 VERSUS 1998 EXCLUDING UNUSUAL ITEMS
In order to provide a more meaningful comparison of 1999 results to 1998 results, the Corporation has identified transactions that affect the two years in a disproportionate manner. These are divestitures, restructuring, Year 2000 costs and other one-time transactions. These items have been removed from the operating results of the affected year as follows:

- The 1998 restructuring provision of $615 million and the 1999 restructuring reversal of $68.4 million that are explained in greater detail in a separate section of the Management's Discussion and Analysis.

- The 1998 comparative results of businesses divested or liquidated in 1998:

    - European Forms business with sales of $109.4 million and operating losses of $6.6 million,

    - Australian and New Zealand businesses with sales of $105.2 million and operating losses of $6.9 million,

    - Asia Pacific joint ventures with sales of $2.8 million and operating losses of $2.5 million and

    - Rediform business with sales of $12.8 million and operating income of $1.1 million.

- The $25.3 million and $17.4 million of Year 2000 costs spent in 1998 and 1999 respectively.

- The $7.3 million gain relating to the December 1999 sale of Data Management Services.

-   The 1998 operational charge and other one time items of $20.8 million.

-   The 1998 investment and other income of $5.0 million relating to:

    - the gain on sale of the Cordant Holdings Corporation investment,

    - the gain on sale of the Rediform business and o the gain on sale of the Albany, Georgia manufacturing facility.

    -   Partially offset by:

        -   the decoupling accrual required to separate the CCS
            Europe business from the European Forms business and

        - the write-off of certain capitalized software costs and other one time items.

All further discussions, including the operating segment discussions, will be based on the Corporation's operating results net of the above mentioned items.

                                                                                   ----------------------------------
                                                                                   PRESENTED NET OF ABOVE NOTED ITEMS
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31 EXPRESSED IN UNITED STATES CURRENCY
AND, EXCEPT EARNINGS PER SHARE, IN MILLIONS OF DOLLARS                                     1999                 1998
---------------------------------------------------------------------------------------------------------------------
Sales                                                                              $    2,425.1          $   2,487.5
Income from operations                                                                     90.7                 45.5
NET EARNINGS                                                                               47.0                 29.3
NET EARNINGS PER COMMON SHARE                                                      $       0.53          $      0.33
Average shares outstanding (in thousands)                                                88,457               88,456
---------------------------------------------------------------------------------------------------------------------

- Sales of $2,425 million decreased by 3% over 1998 sales. This decrease includes a foreign exchange impact of $51 million, relating to the devaluation of foreign currencies versus the U.S. dollar.

    - Forms sales declined 4% from $1,738 million in 1998 to $1,662 million in 1999. Forms sales represent 69% of total sales compared to 70% in 1998. This decrease includes a foreign exchange impact of $35 million. The Labels component increased by 8% from $440 million in 1998 to $477 million in 1999 and represents 20% of total sales compared to 18% in 1998.

    - CCS sales increased by 2% from $750 million in 1998 to $763 million in 1999. This increase includes a negative foreign exchange impact of $16 million. CCS sales represent 31% of total sales compared to 30% in 1998.

- Income from operations in 1999 was $91 million compared to $46 million in 1998.

-   Net earnings were $47 million compared to $29 million in 1998.

-   Earnings per share were $0.53 compared to $0.33 in 1998.

- Research and development expenditures totalled $23 million in 1999, compared to $27 million in 1998. In the business document arena, development expenditures were focused on continuing to improve our market-leading pressure seal-mailers, new label constructions, and growing our print-on-demand offerings. For the high speed digital printing business, a new workflow was introduced in our direct marketing business, and a number of new, higher print quality offerings were introduced that improved the product appearance and supported new, higher information density bar codes. For Internet-based applications, the Corporation focused on development of seamless fulfillment for digital print and communication products, as well as systems that provide flexible, cost efficient management of forms and documents that are easily accessible to end users. In 2000, the Corporation expects to invest approximately $25 million for research and development.

MOORE NORTH AMERICA

                                                                                   ----------------------------------
                                                                                   PRESENTED NET OF ABOVE NOTED ITEMS
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                                 1999                 1998
---------------------------------------------------------------------------------------------------------------------
Sales                                                                              $    1,563.6          $   1,608.4
Income from operations                                                                     49.9                  7.8
---------------------------------------------------------------------------------------------------------------------

North American sales have decreased by $45 million from 1998 to 1999. The decrease is attributable to decreased volumes in the Forms and core print activities. As a result of the restructuring plan implemented in 1998, Moore North America reviewed manufacturing capacity as well as product lines and customer contracts to eliminate low profit generating items. The review resulted in the cancellation of certain customer contracts as well as the elimination of certain product lines. While these actions contributed to a decline in sales of approximately $60 million, they resulted in an increase in operating income. The sales decreases were partially offset by modest price increases and by an increase in the Labels volume, especially in the Peak Technologies (Peak) operating units. Peak's sales, comprised wholly of Labels and Label Systems business, increased by $16 million.

Operating income increased by $42 million from 1998. The increase is a result of modest pricing increases coupled with a reduction of research costs, higher volume of higher margin products and cost controls instituted as a result of the restructuring program. The increase was also affected by the elimination of low profit generating contracts and product lines as mentioned above. These increases were partially offset by large paper price increases and increased LIFO inventory costs. The increase in operating income was also affected by the incremental volume in Peak's operations. Peak's operating income improved by $6.7 million from 1998 to 1999.

CCS UNITED STATES

                                                                                   ----------------------------------
                                                                                   PRESENTED NET OF ABOVE NOTED ITEMS
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                                 1999                 1998
---------------------------------------------------------------------------------------------------------------------
Sales                                                                              $      526.5          $     519.6
Income from operations                                                                     37.9                 34.8
---------------------------------------------------------------------------------------------------------------------

CCS sales in 1999 of $527 million increased by $7 million (1.3%) compared to 1998 sales of $520 million. The sales increase is due in part to volume increases in the Business Communication Services (BCS) and Phoenix Group units. This increase was also partially offset by the decision to exit low profit generating contracts in BCS. While these actions reduced net sales by $7.5 million, they resulted in an increase in income from operations. The Phoenix Group's volume increases were a result of obtaining new customer business as well as expanding on the existing customer base. This increase was partially offset by a $25 million decline in sweepstakes mailing volumes within the RMS unit. The decline in sweepstakes volume was partially offset within RMS by accepting lower prices for the sweepstakes volume that was produced and by aggressively seeking new revenue opportunities to replace otherwise idle press time. These lower prices were accepted to ensure that customer mailings continued despite the uncertainty involving the legislative changes in sweepstakes mailing disclosures. A U.S. Federal legislation bill, the Deceptive Mail Prevention and Enforcement Act, regulating specific sweepstakes disclosures was signed in December 1999 and is effective on April 13, 2000. Now that the new Federal requirements are known, new customer mailings are being prepared by RMS to test the marketplace response. It is still too early to determine the future impact on operations of the legislation changes.

Operating income of $38 million increased by $3 million from $35 million in 1998. This increase is partly due to the manufacturing cost controls and SG&A cost controls resulting from the 1998 restructuring program. Increased costs were incurred in the Phoenix Group due to new business set-up costs resulting from the large sales volume increases throughout the year. Although the total costs as a percentage of sales increased, the overall revenue growth within Phoenix Group and BCS contributed to the operating income growth.

LATIN AMERICA

                                                                                   ----------------------------------
                                                                                   PRESENTED NET OF ABOVE NOTED ITEMS
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                                 1999                 1998
---------------------------------------------------------------------------------------------------------------------
Sales                                                                              $      160.8          $     193.8
Income from operations                                                                      1.4                  1.8
---------------------------------------------------------------------------------------------------------------------

Sales decreased by $33 million (17%) from 1998 to 1999. This decrease is a direct result of the devaluation of the Brazilian real, accounting for $41 million, partially offset by continued high inflation within the Venezuelan economy. Paper prices have increased significantly and these pricing increases have been recovered under the terms of customer sales agreements. Overall volumes in Latin America have increased from 1998 levels and are expected to continue their climb in 2000.

Operating income decreased by $0.4 million compared to 1998. Operating income was negatively impacted by the devaluation of the Brazilian real, as noted above. This decrease was partially offset by the implementation of the 1998 restructuring program that shifted the Latin American product mix to higher margin business. A focused effort was also enacted to control SG&A expenditures during the year.

EUROPE

                                                                                   ----------------------------------
                                                                                   PRESENTED NET OF ABOVE NOTED ITEMS
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                                 1999                 1998
---------------------------------------------------------------------------------------------------------------------
Sales                                                                              $      174.1          $     165.7
Income from operations                                                                      3.9                  2.4
---------------------------------------------------------------------------------------------------------------------

These results reflect the fact that Europe now operates entirely in the CCS segment since the Forms businesses were sold in 1998.

Sales in 1999 increased by $8 million over 1998 sales. The sales increase occurred despite foreign currency fluctuations that adversely affected annual sales results by $5 million. Overall sales increased as a result of being awarded some significant contracts in the United Kingdom and obtaining new high-margin fee work in the database and creative design areas.

Operating income for 1999 was $1.5 million higher than 1998. The results were impacted by the devaluation of the European currencies compared to the U.S. dollar. SG&A costs were monitored through cost-control measures undertaken as a result of the 1998 restructuring program. The operating income increase was also influenced by the implementation of the 1998 European decoupling actions. A concerted effort to attain higher margin contracts as well as eliminate less profitable contracts was the focus of the 1998 cost-saving restructuring actions.

1998 VERSUS 1997
Highlights of the consolidated results reported for 1998 and 1997 are:

- Sales in 1998 of $2,718 million increased by $87 million compared to 1997 sales of $2,631 million.

    - Forms sales in 1998 of $1,959 million decreased by 2% compared to Forms sales in 1997 of $1,999 million. Included in Forms sales are Labels and Label Systems sales of $471 million, an increase of $106 million from 1997 with $100 million of the sales increase due to the acquisition of two Labels businesses in 1997. Forms sales represent 72% of the Corporation's total sales compared to 76% in 1997.

    - CCS sales in 1998 of $759 million increased 20% from $632 million in 1997. The sales increase reflected mainly the acquisition in 1997 of Colleagues Group plc and the Phoenix Group. CCS sales represent 28% of total sales compared to 24% in 1997.

-   Cost of sales in 1998 were 69.6% of sales compared to 67.7% in 1997.

- Selling, general and administrative (SG&A) costs in 1998 increased to $697 million from $624 million in 1997. The ratio of SG&A costs to sales in 1998 increased to 25.7% compared to 23.7% in 1997.

- A restructuring provision of $615 million was recorded in 1998. The restructuring program is described in a separate section of the Management's Discussion and Analysis.

-   In 1997, a realignment charge of $32 million was recorded.

- Capital asset amortization of $118 million in 1998 increased by $2 million from $116 million in 1997.

- Research and development costs for 1998 of $27 million were $3 million below $30 million in 1997.

- The loss from operations in 1998 was $631 million compared to income from operations in 1997 of $49 million.

    - Forms operating loss in 1998 was $624 million compared to an operating profit in 1997 of $10 million. The Labels component represented $168 million of the operating loss in 1998 and $22 million of the 1997 operating income.

    - CCS operating loss in 1998 of $5 million decreased $45 million from the 1997 operating profit of $40 million.

- Investment and other income of $7 million in 1998 decreased from $69 million in 1997.

- The 1998 effective tax rate of 15% represents a recovery of income taxes compared to the 1997 effective tax rate provision of 47%.

- The net loss for 1998 was $548 million or a loss per share of $6.19, compared to 1997 net income of $55 million and earnings per share of $0.59.

1998 VERSUS 1997 EXCLUDING UNUSUAL ITEMS
In order to provide a more meaningful comparison of 1998 results to 1997 results, the Corporation has identified transactions that affect the two years in a disproportionate manner. These are acquisitions, divestitures, restructuring, realignment, Year 2000 costs and other one-time transactions. (PLEASE NOTE THAT THE 1998 RESULTS DISCLOSED BELOW DO NOT AGREE TO THE 1998 RESULTS REFLECTED IN THE 1999 VERSUS 1998 EXCLUDING UNUSUAL ITEMS SECTION. THE DIFFERENCE IS CAUSED BY THE DIFFERENT UNUSUAL ITEM EXCLUSIONS NOTED BELOW.) These items have been removed from the operating results of the affected year as follows:

- The 1998 restructuring provision of $615 million which is explained in greater detail in a separate section of the Management's Discussion and Analysis.

- The 1997 comparative results of businesses divested or liquidated in 1998:

    - the operating results of the European Forms business, disposed of in August 1998, with sales of $86.3 million and operating losses of $7.2 million from August to December 1997 and sales of $4.4 million and operating losses of $0.7 million in 1998,

    - the operating results of the Australian and New Zealand businesses, disposed of in December 1998, with sales of $9.7 million and operating losses of $0.5 million in December 1997,

    - the operating results of the Asia Pacific joint ventures, liquidation started in December 1998, with sales $0.1 million and operating losses of $0.6 million in 1997 and

    - the operating results of the Rediform business, disposed of in September 1998, with sales of $5.4 million and operating income of $0.9 million from October to December 1997.

-   The 1997 realignment costs of $32 million.

-   The $25.3 million of Year 2000 costs spent in 1998.

-   The 1998 investment and other income of $5.0 million relating to:

    - the gain on sale of the Cordant Holdings Corporation investment,

    -   the gain on sale of the Rediform business and

    - the gain on sale of the Albany, Georgia manufacturing facility.

    -   Partially offset by:

        -   the decoupling accrual required to separate the CCS
            Europe business from the European Forms business and

        - the write-off of capitalized software costs and other one time items.

- The elimination of operating results of significant businesses acquired in 1997, from the 1998 comparative results:

    - Colleagues Group plc, acquired in August 1997, with sales of $43.9 million and operating income of $1.3 million from January to August 1998,

    - Phoenix Group direct marketing services firms, acquired in July 1997, with sales of $20.1 million and operating income of $1.1 million from January to July 1998,

    - United Ad Label Co., Inc., acquired in May 1997, with sales of $16.3 million and operating income of $2.5 million from January to June 1998 and

    - Peak Technologies Group Inc., acquired in May 1997, with sales of $83.8 million and operating losses of $1.6 million from January to May 1998.

-   The 1998 operational charge and other one time items of $20.8 million.

- The 1997 $35.2 million gain related to the repatriation of foreign share capital of a Netherlands subsidiary.

- The 1997 gain of $66.5 million created by the sale of the remaining 10% equity interest in Toppan Moore.

- The 1997 European divestiture provision of $51.5 million in investment and other income.

All further discussions, including the operating segment discussions, will be based on the Corporation's operating results net of the above mentioned items.

                                                                                   ----------------------------------
                                                                                   PRESENTED NET OF ABOVE NOTED ITEMS
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31 EXPRESSED IN UNITED STATES CURRENCY
AND, EXCEPT EARNINGS PER SHARE, IN MILLIONS OF DOLLARS                                     1998                 1997
---------------------------------------------------------------------------------------------------------------------
Sales                                                                              $    2,549.2          $   2,529.6
Income from operations                                                                     28.0                 88.8
NET EARNINGS                                                                               18.3                 64.9
NET EARNINGS PER COMMON SHARE                                                      $       0.21          $      0.70
Average shares outstanding (in thousands)                                                88,456               93,200
---------------------------------------------------------------------------------------------------------------------

- Sales increased by 1% over 1997 sales levels. This increase includes a foreign exchange impact of $52 million relating to the devaluation of foreign currencies versus the U.S. dollar.

    - Forms sales decreased in 1998 to $1,854 million from $1,901 million in 1997, a decrease of 2%. This decrease includes a foreign exchange impact of $45 million. The Labels component increased from $351 million in 1997 to $371 million in 1998, a 6% increase.

    - CCS 1998 sales increased 10% from $629 million in 1997 to $695 million in 1998. This increase includes a negative foreign exchange impact of $7 million.

- Income from operations in 1998 was $28 million compared to $89 million in 1997.

-   Net earnings were $18 million compared to $65 million in 1997.

-   Earnings per share were $0.21 compared to $0.70 in 1997.

- Research and development investments in leading-edge technologies for 1998 focused on pressure seal self-mailers, several fraud deterrent features for negotiable documents, and new label constructions. For the high-speed digital printing business, a number of new, higher print quality offerings were introduced that improved the product appearance and supported new, higher information density bar codes. In addition, significant ink jet offerings were introduced and new digital printing software was developed.

MOORE NORTH AMERICA

                                                                                   ----------------------------------
                                                                                   PRESENTED NET OF ABOVE NOTED ITEMS
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                                 1998                 1997
---------------------------------------------------------------------------------------------------------------------
Sales                                                                              $    1,521.1          $   1,509.1
Income from operations                                                                      8.0                 58.1
---------------------------------------------------------------------------------------------------------------------

Sales in 1998 were 1% above the 1997 sales level. Lower Forms volumes were offset by increased selling prices in the United States Forms business and additional volumes to financial institutions in Canada.

Income from operations decreased by 86% compared to 1997. The profit reduction reflected the impact of lower Forms volume and excess manufacturing capacity, increased volumes of lower margin products, and additional investments in the information technology infrastructure, offset in part by the effect of actions taken under the restructuring program to lower overhead costs and increase selling prices.

CCS UNITED STATES

                                                                                   ----------------------------------
                                                                                   PRESENTED NET OF ABOVE NOTED ITEMS
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                                 1998                 1997
---------------------------------------------------------------------------------------------------------------------
Sales                                                                              $      499.5          $     462.4
Income from operations                                                                     33.7                 36.9
---------------------------------------------------------------------------------------------------------------------

CCS sales in 1998 increased by $37 million compared to 1997. Increased sales to existing customers and new customer contracts contributed to double-digit volume growth in the business communications division and a 4% sales increase in the direct marketing services business. The Corporation continued to invest in the direct sales organizations of the CCS businesses. Segment operating profit in 1998 of $34 million was $3 million below the 1997 profit level.

LATIN AMERICA

                                                                                   ----------------------------------
                                                                                   PRESENTED NET OF ABOVE NOTED ITEMS
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                                 1998                 1997
---------------------------------------------------------------------------------------------------------------------
Sales                                                                              $      193.8          $     206.3
Income (loss) from operations                                                               1.8                 (3.9)
---------------------------------------------------------------------------------------------------------------------

Latin America predominately operates in the Forms market. Sales in 1998 decreased slightly from the 1997 sales levels. Segment operating profit in 1998 of $2 million improved from 1997 level due mainly to actions initiated in late 1997 to lower overhead costs.

EUROPE

                                                                                   ----------------------------------
                                                                                   PRESENTED NET OF ABOVE NOTED ITEMS
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                                 1998                 1997
---------------------------------------------------------------------------------------------------------------------
Sales                                                                              $      226.8          $     212.1
Income (loss) from operations                                                              (4.9)                 1.4
---------------------------------------------------------------------------------------------------------------------

European sales in 1998 increased by $15 million or 7%. Segment operating loss for 1998 was below the 1997 operating income as a result of the inclusion in 1997 of an $8 million pension credit. Excluding the pension credit, income from operations increased due to increased sales of higher margin products and the benefits of actions to lower overhead costs.

ASIA PACIFIC

                                                                                   ----------------------------------
                                                                                   PRESENTED NET OF ABOVE NOTED ITEMS
---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                                 1998                 1997
---------------------------------------------------------------------------------------------------------------------
Sales                                                                              $      108.0          $     139.8
Income (loss) from operations                                                              (9.2)                (3.2)
---------------------------------------------------------------------------------------------------------------------

Sales in 1998 of $108 million declined by $32 million or 23% from the 1997 sales level of $140 million. The lower sales volume reflected mainly increased competitive pressures and the continued erosion of the Australasian businesses. Segment operating loss in 1998 of $9 million was higher than the 1997 loss level of $3 million due to lower Forms volume.

RESTRUCTURING CHARGES

In the third quarter of 1998, the Board of Directors approved a restructuring program as part of the Corporation's continuing initiative to enhance Moore's competitive position in its Forms business and to strengthen its long-term prospects for profitable growth. The restructuring program is the first step in a comprehensive plan to substantially improve the Corporation's cost structure and enhance shareholder value and profitability. Accordingly, a pre-tax restructuring charge of $630 million was recorded in the third quarter of 1998. During the fourth quarters of 1998 and 1999, the restructuring provision was reduced by $15 million and $68 million respectively. After tax, the impact of the restructuring charge on the 1998 statement of earnings was $531 million or $6.00 per share. In 1999, the after tax impact of the restructuring charge reversal was $48 million or $0.55 per share. Included in the net charge were costs related to the following actions and activities:

ORGANIZATIONAL INTEGRATION ($122 MILLION). This action covers the integration of the sales and marketing, and logistics and manufacturing operations in North America. Included in the restructuring charge are costs associated with upgrading administrative and transaction processing systems to improve efficiency and responsiveness in the order-to-delivery cycle, and the creation of a shared services organization involving finance, procurement, human resources, communications, information technology and research and development resulting in workforce reductions.

NON-STRATEGIC ASSET ELIMINATION ($322 MILLION). The restructuring includes the sale of certain international and North American businesses and a revaluation of goodwill related to certain acquisitions.

MANUFACTURING RATIONALIZATION ($103 MILLION). The Corporation is consolidating Forms manufacturing operations across North America and internationally, and ceasing production of certain unprofitable products which resulted in the closure of 10 manufacturing facilities, primarily in North America. In addition, the print centres in the United States and Canada will be integrated into the North American manufacturing and logistics organization.

Costs associated with the restructuring plan included non-cash costs of $358 million, and cash costs of $189 million, which will be funded through normal operations and borrowings. Included in the restructuring program are charges associated with the divestiture of certain international and North American businesses, and the writedown of goodwill and property, plant and equipment. The asset writedowns of $221 million for goodwill and other assets and $137 million for property, plant and equipment represent mainly a revaluation made for selective acquisitions and property, plant and equipment, primarily to be abandoned, under the Moore North America operating segment.

The restructuring charge includes amounts to be paid in cash of $189 million. Cash costs include mainly severance and termination benefits of $107 million to be paid to employees. Other cash costs of $82 million include costs for lease terminations, service contract buyouts and other obligations. Future payments for severance and termination benefits are expected to be funded through normal operations and borrowings.

Actions under the restructuring program commenced in the third quarter of 1998 and are expected to be completed in the year 2001. The majority of restructuring actions were executed in 1999. By reducing manufacturing capacity and overhead costs, the Corporation expects to generate annual savings of $120 million by the year 2001.

RESTRUCTURING ACTIONS COMPLETED THROUGH DECEMBER 31, 1998

The Corporation was successful in completing certain actions during 1998, especially in relation to the European and Australasia Forms businesses which were exited on more favourable terms than initially anticipated, and actual and planned workforce reductions at a lower cost. On August 1, 1998, the Corporation disposed of its European Forms business resulting in a pre-tax loss of $85 million, of which $44 million was provided for in the 1998 restructuring charge, and $41 million was provided for in 1997. The Australian and New Zealand businesses were divested on December 30, 1998 resulting in a pre-tax loss of $42 million which was fully provided for in the restructuring provision. In the fourth quarter of 1998, the Corporation initiated steps to liquidate its joint ventures in China at an estimated loss of $8 million as provided for in the restructuring provision.

In the last six months of 1998, Moore undertook substantial steps to complete the integration of its sales and marketing, and logistics and manufacturing operations in North America, resulting in the consolidation of 10 operating units into one business. The creation of the North American shared services functions began, including the process of streamlining administrative functions. The Corporation closed two plants in North America, eliminated numerous management positions in its North America Forms and Labels operations, and commenced other workforce delayering actions. The employee base was reduced by approximately 2,900 people by December 1998 due to the impact of the divestitures contemplated by the restructuring plan (2,600 employees), plant closures and other workforce reduction actions.

RESTRUCTURING ACTIONS COMPLETED THROUGH DECEMBER 31, 1999

The Corporation completed a number of restructuring actions in 1999 including the closure of five manufacturing facilities, bringing the total number of plant closures in North America to seven. Since July 1999, the Corporation started the process of closing and integrating its warehouses and U.S. print centres into a new manufacturing organization. Other actions in North America during 1999 included the consolidation of the Canadian and U.S. sales and administrative offices, the implementation of a shared services organization and the continuation of workforce delayering actions. In Europe, the Corporation has substantially completed the consolidation of its manufacturing facilities in France and has finalized the liquidation of a joint venture investment. Since the restructuring program began, the employee base has been reduced by approximately 3,900 people by December 1999 due to divestitures contemplated by the restructuring plan (2,600 employees), plant closures and other workforce reduction actions.

The successful completion of several restructuring actions within all three noted action areas (Organizational Integration, Non-Strategic Asset Elimination and Manufacturing Rationalization) at lower than anticipated costs and the current forecast for outstanding actions have resulted in the Corporation reversing $68 million of charges under the 1998 restructuring program during the fourth quarter of 1999. These activities included the sale of certain North American businesses, the favourable settlement of claims related to the disposition of the European and Australasia Forms businesses and the negotiation of costs to exit customer contracts and lease agreements at more favourable terms than originally planned. The reversal also reflects decisions made by management, during the fourth quarter, to maintain some businesses that were originally earmarked for disposal. Gains on disposals have been credited to the restructuring provision to the extent that an impairment loss was classified as restructuring in the original provision.

The carrying value of remaining assets held for disposal as at December 31, 1999 is $9 million. Results of operations related to assets held for disposal at December 31, 1999 are sales of $39 million ($46 million in 1998) and losses from operations of $1 million in 1999 ($2 million in 1998). Severance and termination benefits charged in 1999 and 1998 relate mainly to capacity rationalization, organizational delayering and other workforce reduction actions. During 1999, approximately $17 million (1998 - $13 million) of severance and termination benefits were paid out to employees.

RECENTLY ISSUED ACCOUNTING STANDARDS NOT YET IMPLEMENTED

The Corporation will be required to adopt in future years the following recently issued accounting standards for Canadian and United States reporting purposes.

SFAS NO. 133 - ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
In June 1998, the United States Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 that standardized the accounting for all derivatives. The new standard must be implemented for year-ends ending after June 15, 2000. The Corporation has not yet determined the impact the adoption of SFAS No. 133 will have on its earnings or statement of cash flows. However, the Corporation does not use derivative financial instruments for trading purposes and only enters into normal commercial hedges.

CICA SECTION 3465 - ACCOUNTING FOR INCOME TAXES
Effective January 1, 2000, the Corporation will change its method of accounting for income taxes from the tax allocation basis (deferral method), which related income taxes to the accounting income for the year, to the liability method of tax allocation as required by The Canadian Institute of Chartered Accountants'
Section 3465. The liability method records future tax assets and liabilities which reflect the net tax effects of temporary differences between carrying amounts for financial reporting purposes and the amounts used for tax purposes.

The cumulative effect of this change as of January 1, 2000 will result in an increase of assets by $69 million, an increase in liabilities by $67 million and an increase in opening retained earnings by $2 million. As permitted under the standard, prior year financial statements will not be restated, however the effect will be applied retroactively as an adjustment to opening retained earnings.

CICA SECTION 3461 - EMPLOYEE FUTURE BENEFITS
Effective January 1, 2000, the Corporation will change its method of accounting for postretirement benefits other than pensions. Under current Canadian standards the Corporation recognizes the cost of these benefits as an expense when paid. The new standard requires that the expected costs of the employees' postretirement benefits be expensed during the years that the employees render services to the Corporation. In addition, the new standard changes the accounting for recognition of involuntary termination benefits. For accrual purposes, the new standard requires that benefit arrangements are communicated to employees in sufficient detail to enable them to determine the type and amount of benefits they will receive when their employment is terminated. Current Canadian standards do not require this condition and included in the Corporation's 1998 restructuring charge were special termination benefits not yet communicated to employees.

The cumulative effect of this change as of January 1, 2000 will result in an increase of assets by $232 million, an increase in liabilities by $198 million and an increase in opening retained earnings by $34 million. As permitted under the new standard, prior year financial statements will not be restated, however the effect will be applied retroactively as an adjustment to opening retained earnings.

LIQUIDITY AND CAPITAL RESOURCES

Current and future cash requirements, including debt obligations, are covered by internally generated funds and by borrowings as required. At December 31, 1999, the Corporation's cash and short-term securities of $38 million consisted of time deposits ($16 million), cash ($19 million) and other money market instruments ($3 million).

Net cash resources of $25 million decreased $106 million during 1999 from $131 million at December 31, 1998. Cash reductions included $101 million of expenditures for property, plant and equipment, $219 million for the repayment of short-term debt, $18 million for the payment of dividends, and $57 million of software expenditures. Cash increases included $20 million of cash proceeds related to the sale of Data Management Services and, the issuance of $200 million worth of senior guaranteed notes.

Cash generated from operations of $87 million in 1999 increased $48 million from 1998 due mainly to higher earnings offset by restructuring cash expenditures and an increase in working capital requirements.

The current assets to current liabilities ratio improved to 1.2:1 from 1.0:1 in 1998. The increase reflected the repayment of short-term debt and the reversal of restructuring accruals. The short-term debt was originally required to fund the plant closings, termination benefits for employees terminated under the restructuring plan and other restructuring actions.

In early February 1999, the Corporation sold privately $200 million in senior guaranteed notes. The net proceeds from the offering were used to repay indebtedness and for general corporate purposes. In July 1999, the Corporation renegotiated its operating line with a consortium of banks. The new operating line is $420 million. Of the $420 million, $252 million is available until August 5, 2000 with the remaining $168 million committed until August 5, 2002. At year-end $37 million was drawn down. The line will be used as required to fund operating requirements.

Capital expenditures were $101 million in 1999, mainly for machinery and equipment compared with $75 million in 1998 and $136 million in 1997. Included in 1999 expenditures were $2 million of environmentally related expenditures (1998 - $3 million, 1997 - $8 million). Capital expenditures in 2000 are anticipated to be approximately $112 million. In addition the Corporation expects to invest $23 million in its enterprise-wide resource planning program
(SAP) in 2000.

The Corporation implemented an action plan to facilitate the Euro conversion beginning on January 1, 1999. Plans are currently in progress to ensure that a dual currency system is in place effective January 2002. The impact of the conversion is not expected to be material to the Corporation's future results of operations and financial condition.

MARKET RISK DISCLOSURE

The risk inherent in the Corporation's market risk sensitive instruments and positions is summarized as: the potential loss arising from adverse changes in interest rates, foreign currency exchange rates, marketable equity security prices and certain commodity prices.

INTEREST RATES
A significant market risk exposure to the Corporation is changing interest rates, primarily in the United States. The Corporation has a variable rate revolving line of credit from which it has drawn $37 million as of December 31, 1999. In addition, the Corporation operates a wholly owned insurance captive, which has $25.0 million in fixed income securities as at December 31, 1999.

FOREIGN CURRENCY
In order to manage the volatility relating to its more significant market risks, over the short-term, the Corporation uses financial instruments including swap and forward contracts to hedge currency exposures. The swap and forward contracts are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. The Corporation does not use derivative financial instruments for trading purposes.

The table below provides information as of December 31, 1999 about the Corporation's forward exchange contracts. The table presents the contractual amount and the related weighted average contract exchange rates for significant currency contracts outstanding as of December 31, 1999. All contracts expire in 2000.

-------------------------------------------------------------------------------------------------------------------
                                             Forward Exchange Contracts
-------------------------------------------------------------------------------------------------------------------
(US$ EQUIVALENTS IN MILLIONS)                                CONTRACT AMOUNT    AVERAGE CONTRACTUAL EXCHANGE RATE
-------------------------------------------------------------------------------------------------------------------
Receive USD/Pay GBP                                                    $ 9.8                               1.6323
-------------------------------------------------------------------------------------------------------------------

The Corporation has an additional $4.4 million in a number of smaller contracts to purchase or sell various other currencies, principally European, as of December 31, 1999. The aggregate cost to settle all contracts as of December 31, 1999 is not material.

The Corporation also has swap agreements with financial institutions that cover both interest rate and foreign currency exposures. The notional amounts of these swaps, which expire in 2000, were $4.3 million and the cost to settle the swaps is not material at December 31, 1999.

Longer-term market risk associated with foreign currency exchange rate fluctuations is managed using the following strategy:

    The Corporation establishes local production facilities in the major markets it serves and invoices customers in the same currency as the source of the products.

    Currency parity clauses are also included in agreements with foreign suppliers and customers.

Translation exposure related to investments in the net assets of foreign operations are mitigated by minimizing parent company capital contributions and financing investments with local currency debt, subject to local exchange controls and tax implications, royalties and maximizing the repatriation of earnings through inter-company dividends.

MARKETABLE EQUITY SECURITIES
Marketable equity securities at December 31, 1999 are recorded at cost of $20 million and have exposure to price risk. In addition, the Corporation operates a wholly owned insurance captive which has $12.1 million in equity investments at December 31, 1999.

COMMODITIES
Paper continues to be the most significant item of raw material. The price of paper is subject to fluctuations. To reduce price risk caused by market fluctuations, the Corporation has incorporated price adjustment clauses in certain sales contracts. An independent index is used and adjustments are triggered based on certain criteria (such as the index moving in the same direction for two consecutive months). The Corporation makes modest purchases of spot paper tonnage in order to gauge the market price of paper without jeopardizing supply to its plants.

YEAR 2000 ISSUE

The Year 2000 issue arises from the fact that many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using Year 2000 dates is processed. In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date.

The Corporation established a plan to address the impact of Year 2000 on its information technology systems and processes, including those involved in providing services to its customers, and treated the Year 2000 issue as a business priority. The Corporation addressed the Year 2000 issue in four ways, which are described in detail in the Corporation's 1998 annual report to shareholders. Complete inventories for infrastructure, software applications, and suppliers were completed, as were assessments of those identified as critical. Full assessments were completed for all major business unit system components. Year 2000 changes were completed for all mission-critical systems and non-mission-critical systems.

The Corporation's Year 2000 master business continuity plan was completed in the first quarter of 1999. The business continuity plan was intended to provide actions, procedures and responsibilities to be taken or performed by each operating site to recover from a potential Year 2000 disruption and continue to deliver the products and services to customers.

The cost for the entire Year 2000 program was forecasted at approximately $42 million, which was funded through normal operations. Expenditures totalled $42.7 million with $17.4 million charged to the 1999 earnings ($25.3 million in 1998). The majority of the expenditures represent payments to external information technology specialists to assist in the renovation and testing work on current systems and to replace or change software applications and hardware components.

Although the change in date has occurred without any disruptions in the Corporation's operations, it is not possible to conclude that all aspects of the Year 2000 issue that may affect the Corporation, including those related to the efforts of customers, suppliers or other third parties, have been fully resolved. Management believes it has achieved its project plan; however, there is no assurance that the Corporation's or its suppliers' or customers' remediation efforts will be sufficiently comprehensive to address all aspects of the Year 2000 issue.

FORWARD-LOOKING STATEMENTS

This Annual Report (including Management's Discussion and Analysis) as well as other reports, presentations to analysts and others, and in filings with Securities Regulators contain statements relating to future results of the Corporation (including certain anticipated, planned, forecasted, expected, targeted and estimated results) that are "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Factors that could cause such material differences include, without limitation, the following: the successful completion of the restructuring program announced in 1998 within the time frame anticipated to execute the respective restructuring actions and achieving associated benefits, the successful implementation of the Enterprise Resource Planning system within anticipated time frames and achieving associated benefits, the effects of paper price fluctuations, successful execution of key strategies (including the digital and Internet strategies), maintenance of growth rates in Customer Communication Services businesses, the impact of currency fluctuations in the countries in which the Corporation operates, general economic and other factors beyond the Corporation's control, and other assumptions, risks and uncertainties described in this Annual Report and from time to time in the Corporation's periodic filings with Securities Regulators.

CONSOLIDATED BALANCE SHEET


----------------------------------------------------------------------------------------------------------------------
  AS AT DECEMBER 31
  EXPRESSED IN UNITED STATES CURRENCY IN THOUSANDS OF DOLLARS                                    1999            1998
----------------------------------------------------------------------------------------------------------------------
  ASSETS
  Current assets:
  Cash and short-term securities                                                         $     38,179    $    138,575
  Accounts receivable, less allowance for doubtful accounts of $13,924 (1998 - $14,212)       477,083         479,086
  Inventories (Note 2)                                                                        178,666         176,650
  Prepaid expenses                                                                             23,930          23,591
  Deferred income taxes                                                                        33,002          76,441
----------------------------------------------------------------------------------------------------------------------
  Total current assets                                                                        750,860         894,343
                                                                                         -----------------------------
  Property, plant and equipment:
  Land                                                                                         23,595          24,743
  Buildings                                                                                   204,754         218,204
  Machinery and equipment                                                                     971,473       1,027,251
----------------------------------------------------------------------------------------------------------------------
                                                                                            1,199,822       1,270,198
  Less: Accumulated depreciation                                                              741,014         804,000
----------------------------------------------------------------------------------------------------------------------
                                                                                              458,808         466,198
                                                                                         -----------------------------
  Investments (Note 3)                                                                         25,430          20,011
  Other assets (Note 4)                                                                       395,195         345,583
----------------------------------------------------------------------------------------------------------------------
  TOTAL ASSETS                                                                           $  1,630,293    $  1,726,135
                                                                                         =============================
  LIABILITIES
  Current liabilities:
  Bank loans                                                                             $     13,086    $      7,604
  Accounts payable and accruals (Note 5)                                                      533,010         641,649
  Short-term debt (Note 6)                                                                     40,140         256,397
  Dividends payable                                                                             4,423           4,423
  Income taxes                                                                                 31,805          30,961
----------------------------------------------------------------------------------------------------------------------
  Total current liabilities                                                                   622,464         941,034
  Long-term debt (Note 7)                                                                     201,686           4,841
  Deferred income taxes and liabilities (Note 8)                                              118,888         154,269
  Equity of minority shareholders in subsidiary corporations                                   14,581          15,846
----------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES                                                                           957,619       1,115,990
                                                                                         -----------------------------
  SHAREHOLDERS' EQUITY
  Share capital (Note 9)                                                                      310,881         310,881
  Unrealized foreign currency translation adjustments (Note 10)                              (118,256)       (105,878)
  Retained earnings                                                                           480,049         405,142
----------------------------------------------------------------------------------------------------------------------
                                                                                              672,674         610,145
----------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                             $  1,630,293    $  1,726,135
======================================================================================================================

  APPROVED BY THE BOARD OF DIRECTORS:

  Thomas E. Kierans (Signed)       W. Ed Tyler (Signed)
  CHAIRMAN OF THE BOARD            PRESIDENT AND CHIEF EXECUTIVE OFFICER

CONSOLIDATED STATEMENT OF EARNINGS


----------------------------------------------------------------------------------------------------------------------
  FOR THE YEAR ENDED DECEMBER 31 EXPRESSED IN UNITED STATES CURRENCY
  AND, EXCEPT EARNINGS (LOSS) PER SHARE, IN THOUSANDS OF DOLLARS                  1999            1998            1997
----------------------------------------------------------------------------------------------------------------------
  SALES                                                                  $   2,425,116   $   2,717,702   $   2,631,014
----------------------------------------------------------------------------------------------------------------------
  Cost of sales                                                              1,641,976       1,891,249       1,780,010
  Selling, general and administrative expenses                                 585,316         697,325         623,868
  Provision for restructuring costs (Note 16)                                  (68,410)        615,000              --
  Realignment costs (Note 17)                                                       --              --          32,000
  Capital asset amortization                                                   101,335         117,808         115,830
  Research and development expense                                              23,218          26,820          29,895
----------------------------------------------------------------------------------------------------------------------
                                                                             2,283,435       3,348,202       2,581,603
                                                                         ---------------------------------------------
  Income (loss) from operations                                                141,681        (630,500)         49,411
  Investment and other income (Notes 3 and 13)                                  11,113           6,636          69,052
  Interest expense (Note 13)                                                    24,184          19,054          14,197
----------------------------------------------------------------------------------------------------------------------
  Earnings (loss) before income taxes and minority interests                   128,610        (642,918)        104,266
  Income tax expense (recovery) (Note 18)                                       35,286         (94,330)         49,171
  Minority interests                                                               725            (722)             (4)
----------------------------------------------------------------------------------------------------------------------
  NET EARNINGS (LOSS)                                                    $      92,599   $    (547,866)  $      55,099
                                                                         ---------------------------------------------
  NET EARNINGS (LOSS) PER COMMON SHARE (Note 19)                         $        1.05   $       (6.19)  $        0.59
  Average shares outstanding (in thousands)                                     88,457          88,456          93,200
======================================================================================================================


CONSOLIDATED STATEMENT OF RETAINED EARNINGS


----------------------------------------------------------------------------------------------------------------------
  FOR THE YEAR ENDED DECEMBER 31
  EXPRESSED IN UNITED STATES CURRENCY IN THOUSANDS OF DOLLARS                     1999            1998            1997
  Balance at beginning of year                                           $     405,142   $     987,065   $   1,243,714
  NET EARNINGS (LOSS)                                                           92,599        (547,866)         55,099
----------------------------------------------------------------------------------------------------------------------
                                                                               497,741         439,199       1,298,813
  DIVIDENDS 20CENTS PER SHARE (38.5CENTS in 1998 and 94CENTS in 1997)           17,692          34,057          85,830
----------------------------------------------------------------------------------------------------------------------
  Repurchase of common shares (Note 9)                                              --              --         225,918
----------------------------------------------------------------------------------------------------------------------
  BALANCE AT END OF YEAR                                                 $     480,049   $     405,142   $     987,065
======================================================================================================================

CONSOLIDATED STATEMENT OF CASH FLOWS

  FOR THE YEAR ENDED DECEMBER 31
  EXPRESSED IN UNITED STATES CURRENCY IN THOUSANDS OF DOLLARS                1999            1998            1997
----------------------------------------------------------------------------------------------------------------------
  OPERATING ACTIVITIES
  NET EARNINGS (LOSS)                                                    $      92,599   $    (547,866)  $      55,099
                                                                         ---------------------------------------------
  Items not affecting cash resources:
     Capital asset amortization(a)                                             102,943         119,934         118,380
     Loss (gain) on sale of property, plant and equipment                        2,082          (4,671)            573
     Equity in (earnings) loss of associated corporations                         (105)            775             217
     Gain on sale of investments                                                    --         (14,973)        (67,095)
     Gain on sale of business                                                   (7,269)         (4,698)             --
     International divestiture provisions                                           --              --          51,175
     Provision for restructuring costs, net of cash                            (68,410)        596,719              --
     Deferred income taxes                                                      16,552         (73,410)          9,963
     Other                                                                     (12,882)         15,234         (15,865)
----------------------------------------------------------------------------------------------------------------------
                                                                                32,911         634,910          97,348
                                                                         ---------------------------------------------
  Decrease (increase) in working capital other than cash resources:
     Accounts receivable                                                         2,003          (3,027)        (28,465)
     Inventories                                                                (2,016)         18,613         (26,036)
     Accounts payable and accruals                                             (45,549)        (82,340)        125,653
     Income taxes                                                                  844          22,515           4,156
     Deferred income taxes                                                       8,928           7,676         (18,185)
     Other                                                                      (2,521)        (11,958)        (11,237)
----------------------------------------------------------------------------------------------------------------------
                                                                               (38,311)        (48,521)         45,886
                                                                         ---------------------------------------------
  TOTAL                                                                  $      87,199   $      38,523   $     198,333
                                                                         ---------------------------------------------
  INVESTING ACTIVITIES
  Expenditure for property, plant and equipment                          $    (100,837)  $     (75,449)  $    (136,302)
  Sale of property, plant and equipment                                         14,319          22,346           4,335
  Decrease (increase) in long-term receivables                                  (1,538)          4,903            (654)
  Acquisition of businesses                                                     (8,077)        (31,267)       (309,054)
  Disposal of businesses                                                        18,143          13,167             500
  Proceeds from sale of investments                                                 --          21,629          97,761
  Taxes on sale of an investment                                                    --         (16,519)             --
  Investment in associated corporations                                             --              --          (1,813)
  Software expenditures                                                        (57,035)        (60,717)        (33,134)
  Other                                                                        (13,628)         (9,857)        (10,311)
----------------------------------------------------------------------------------------------------------------------
  TOTAL                                                                  $    (148,653)  $    (131,764)  $    (388,672)
                                                                         ---------------------------------------------
  FINANCING ACTIVITIES
  Dividends                                                              $     (17,692)  $     (50,420)  $     (85,830)
  Repurchase of common shares                                                       --              --        (267,396)
  Addition to debt                                                             239,734         141,695         131,001
  Reduction in debt                                                           (259,106)        (61,871)        (46,071)
  Other                                                                         (5,313)           (835)          1,814
----------------------------------------------------------------------------------------------------------------------
  TOTAL                                                                  $     (42,377)  $      28,569   $    (266,482)
                                                                         ---------------------------------------------
  Decrease in cash resources before unrealized exchange adjustments      $    (103,831)  $     (64,672)  $    (456,821)
  Unrealized exchange adjustments                                               (2,047)           (336)         (1,374)
                                                                         ---------------------------------------------
  Decrease in cash resources                                                  (105,878)        (65,008)       (458,195)
  Cash resources at beginning of year(b)                                       130,971         195,979         654,174
----------------------------------------------------------------------------------------------------------------------
  CASH RESOURCES AT END OF YEAR(b)                                       $      25,093   $     130,971   $     195,979
======================================================================================================================

(a) Includes depreciation that has been classified in research and development expense.
(b) Cash resources are defined as cash and short-term securities less bank loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY

1.  SUMMARY OF ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES
Moore Corporation Limited is incorporated under the laws of the Province of Ontario, Canada.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada.

PRINCIPLES OF CONSOLIDATION
The financial statements of entities which are controlled by the Corporation, referred to as subsidiaries, are consolidated; entities which are jointly controlled are proportionately consolidated; entities which are not controlled and which the Corporation has the ability to exercise significant influence over are accounted for using the equity method; and investments in other entities are accounted for using the cost method.

TRANSLATION OF FOREIGN CURRENCIES
The consolidated financial statements are expressed in United States currency because a significant part of the net assets and earnings are located or originate in the United States. Except for the foreign currency financial statements of subsidiaries in countries with highly inflationary economies, Canadian and other foreign currency financial statements have been translated into United States currency on the following bases: all assets and liabilities at the year-end rates of exchange; income and expenses at average exchange rates during the year.

Net unrealized exchange adjustments arising on translation of foreign currency financial statements are charged or credited directly to shareholders' equity and shown as unrealized foreign currency translation adjustments.

Realized exchange losses or gains are included in earnings. Unrealized exchange losses or gains related to monetary items with a fixed or ascertainable life extending beyond the end of the following fiscal year are deferred and amortized over the remaining life of the asset or liability.

The foreign currency financial statements of subsidiaries in countries with highly inflationary economies are translated into United States currency using the temporal method whereby monetary items are translated at current rates of exchange, and non-monetary items are translated at historical rates of exchange. Financial statements of subsidiaries in the following countries were treated as highly inflationary: 1999 - Venezuela (1998 - Venezuela; 1997 - Venezuela and Brazil).

FINANCIAL INSTRUMENTS
The Corporation enters into forward exchange contracts to manage exposures resulting from foreign exchange fluctuations in the ordinary course of business. The contracts are normally for terms up to six months and are used as hedges of foreign denominated revenue streams, costs and loans. The unrealized gains and losses on outstanding contracts are offset against the gains and losses of the hedged item at the completion of the underlying transactions.

Short-term securities consist of investment grade, highly liquid instruments of highly rated governments, financial institutions and corporations.

Unless disclosed otherwise in the notes to the consolidated financial statements, the estimated fair value of financial assets and liabilities approximates carrying value.

INVENTORIES
Inventories of raw materials and work in process are valued at the lower of cost and replacement cost and inventories of finished goods at the lower of cost and net realizable value. The cost of the principal raw material inventories and the raw material content of finished goods inventories in the United States is determined on the last-in, first-out basis. The cost of all other inventories is determined on the first-in, first-out basis.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION
Property, plant and equipment are stated at historical cost after deducting investment tax credits and other grants on eligible capital assets. Depreciation is provided on a basis that will amortize the cost of depreciable assets over their estimated useful lives using the straight-line method. All costs for repairs and maintenance are expensed as incurred.

The estimated useful lives of buildings range from 20 to 50 years and of machinery and equipment from 3 to 17 years.

Gains or losses on the disposal of property, plant and equipment are included in investment and other income, and the cost and accumulated depreciation related to these assets are removed from the accounts.

GOODWILL
The estimated useful life of goodwill arising from acquisitions is determined based on the particular circumstances of each investment. Goodwill is amortized on a straight-line basis over its estimated useful life, not exceeding 40 years. On an annual basis, the Corporation reviews the valuation and amortization of goodwill, including any events and circumstances which may have impaired the carrying value. The evaluation for impairment of goodwill is determined by assessing recoverability based on undiscounted future earnings and cashflows of the related business. Any permanent impairment in the value of goodwill is written off against earnings.

AMORTIZATION OF DEFERRED CHARGES
Deferred charges include certain costs to acquire and develop computer software which are amortized over periods deemed appropriate to match expenses with the related revenues, up to a maximum of seven years.

INCOME TAXES
Income taxes are accounted for on the tax allocation basis which relates income taxes to the accounting income for the year.

No provision has been made for taxes on undistributed earnings of subsidiaries not currently available for paying dividends as such earnings have been reinvested in the business.

STOCK-BASED COMPENSATION
The Corporation has two stock-based compensation plans, which are described in
Note 9. The amount granted is expensed when earned by the relevant participants of the plans.

USE OF ESTIMATES
The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include estimates and assumptions of management that affect the amounts reported in the consolidated financial statements. Actual results could differ from these estimates.

2.  INVENTORIES

-------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                               1999            1998
-------------------------------------------------------------------------------------------------------------------
  Raw materials                                                                     $      42,653    $     42,175
  Work in process                                                                          15,918          17,620
  Finished goods                                                                          115,555         112,248
  Other                                                                                     4,540           4,607
-------------------------------------------------------------------------------------------------------------------
                                                                                    $     178,666    $    176,650
===================================================================================================================

The current cost of these inventories exceeds the last-in, first-out cost by approximately $17,757,000 at December 31, 1999 (1998 - $16,824,000).

3.  INVESTMENTS

-------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                               1999            1998
-------------------------------------------------------------------------------------------------------------------
  Accounted for on the equity basis                                                 $       5,521     $     2,720
  Accounted for on the cost basis:
    JetForm Corporation                                                                    17,291          17,291
    Vista Information Solutions Inc. (Note 15)                                              2,618              --
-------------------------------------------------------------------------------------------------------------------
                                                                                    $      25,430     $    20,011
===================================================================================================================

On February 2, 1999, the Corporation purchased a 40% equity interest in Quality Color Press Inc.

The fair value of investments accounted for on the cost basis is approximately $15,656,000 as at December 31, 1999 (1998 - $31,000,000). Fair value is calculated by reference to quoted market prices. The difference between cost and fair value of investments accounted for on the cost basis is not considered to be a permanent impairment in value.

4.  OTHER ASSETS

-------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                               1999            1998
-------------------------------------------------------------------------------------------------------------------
  Prepaid pension cost                                                              $      38,435    $     28,251
  Goodwill, net of writedowns and accumulated amortization of $250,768
      (1998 - $233,899)                                                                   156,867         173,736
  Computer software, net of accumulated amortization of $33,482 (1997 - $21,859)          139,032          93,664
  Notes receivables                                                                            --           7,685
  Other long-term receivables                                                               5,057           4,148
  Long-term bonds                                                                          33,968          27,907
  Vista Information Solutions Inc., secured convertible note receivable (Note 15)           9,864              --
  Other                                                                                    11,972          10,192
-------------------------------------------------------------------------------------------------------------------
                                                                                    $     395,195    $    345,583
===================================================================================================================

5.  ACCOUNTS PAYABLE AND ACCRUALS

-------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                               1999            1998
-------------------------------------------------------------------------------------------------------------------
  Trade accounts payable                                                            $     148,901    $    154,278
  Other payables                                                                           95,451          98,611
-------------------------------------------------------------------------------------------------------------------
                                                                                          244,352         252,889
-------------------------------------------------------------------------------------------------------------------
  Accrued payroll costs                                                                    54,097          48,443
  Accrued employee benefit costs                                                           27,203          20,374
  Provision for restructuring costs                                                        92,791         199,180
  Other accruals                                                                          114,567         120,763
-------------------------------------------------------------------------------------------------------------------
                                                                                          288,658         388,760
-------------------------------------------------------------------------------------------------------------------
                                                                                    $     533,010    $    641,649
===================================================================================================================

6.  SHORT-TERM DEBT

On August 5, 1999, the Corporation's existing credit facility expired and was replaced by a committed $420,000,000 syndicated credit facility with nine banks with an interest rate of libor plus 1.25%. Of the $420,000,000 credit facility, $252,000,000 is committed for a one-year term, while $168,000,000 is committed for three years. In addition, the Corporation's international subsidiaries maintain a number of uncommitted credit facilities. The weighted average interest rate on short-term debt outstanding as of December 31, 1999 was 7.9% (1998 - 5.9%; 1997 - 5.9%).

The unused lines of credit outstanding at December 31, 1999, for short-term financing are $493,807,000 (1998 - $548,481,000).

7.  LONG-TERM DEBT

-------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                               1999            1998
-------------------------------------------------------------------------------------------------------------------
  Senior guaranteed notes                                                           $     200,000    $         --
  Secured loans                                                                                --           2,077
  Capital lease commitments                                                                   790             813
  Unsecured loans                                                                             896           1,951
-------------------------------------------------------------------------------------------------------------------
                                                                                    $     201,686    $      4,841
===================================================================================================================

On March 25, 1999, Moore North America Finance Inc., a subsidiary of the Corporation, completed a $200,000,000 senior guaranteed note issue in the United States private placement market. The notes were issued in two tranches:
$85,500,000 of Senior Guaranteed Notes, Series A, at a coupon rate of 7.84%, maturing March 25, 2006; and $114,500,000 of Senior Guaranteed Notes, Series B, at a coupon rate of 8.05%, maturing March 25, 2009. Semi-annual interest payments commenced in 1999.

Other long-term debt bears interest at rates ranging from 3.1% to 17.4% and matures on various dates to 2006. Loans of other subsidiaries amounting to $790,000 (1998 - $2,960,000) are payable in currencies other than United States dollars.

The net book value of assets subject to lien approximates $5,200,000
(1998 - $21,000,000). The liens are primarily mortgages against property, plant and equipment and pledges of accounts receivable, inventory, and other current assets.

An amount of $2,054,000 (1998 - $3,401,000) of long-term debt due within one year is included in current liabilities. For the years 2001 through 2004, payments required on long-term debt are as follows: 2001 - $ 449,000;
2002 - $176,000; 2003 - $ 181,000; and 2004 - $ 880,000.

8.  DEFERRED INCOME TAXES AND LIABILITIES

-------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                               1999            1998
-------------------------------------------------------------------------------------------------------------------
  Deferred income taxes                                                             $      24,439   $      42,305
  Reserve for pensions                                                                     16,112          29,148
  Provision for restructuring costs                                                        65,300          65,230
  Other                                                                                    13,037          17,586
-------------------------------------------------------------------------------------------------------------------
                                                                                    $     118,888   $     154,269
===================================================================================================================

9.  SHARE CAPITAL

The Corporation's articles of incorporation provide that its authorized share capital be divided into an unlimited number of common shares without par value and an unlimited number of preference shares without par value, issuable in one or more series. The preference shares are non-voting except on arrears of dividends.

CHANGES IN THE ISSUED COMMON SHARE CAPITAL

                                                                                                           AMOUNT
                                                                                   SHARES ISSUED     (IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------------
  Balance, December 31, 1996                                                         100,039,066    $     344,968
  Share repurchase                                                                   (11,999,996)         (41,478)
  Exercise of executive stock options                                                    407,420            7,220
  Employee awards                                                                          2,650               55
-------------------------------------------------------------------------------------------------------------------
  Balance, December 31, 1997                                                          88,449,140          310,765
  Exercise of executive stock options                                                      4,700               69
  Employee awards                                                                          3,100               47
-------------------------------------------------------------------------------------------------------------------
  BALANCE, DECEMBER 31, 1998 AND 1999                                                 88,456,940    $     310,881
===================================================================================================================

On May 30, 1997, the Corporation repurchased 11,999,996 of its common shares at an average purchase price of CDN$30.50 per share (equivalent to US$22.28 per share) for a total cash consideration of $267,395,698.

The Corporation has a long-term incentive program under which stock options and restricted stock awards may be granted to certain key employees. As at December 31, 1999, 880,400 common shares were available for grants (1998 - nil;
1997 - 1,483,000). The exercise price under all options is the fair market value of the shares covered by the option on the day prior to the date of grant.
Prior to July 1998, options granted vest at 20% per annum from the date of grant. Options granted subsequent to June 1998 vest in four years or, on the attainment of targeted performance measures, at 25% per annum. Upon retirement, all options become vested and are eligible for exercise for five years after the date of retirement. The options expire not more than 10 years from the date granted.

In 1999 certain senior executives participated in a new long-term incentive performance plan to help focus executive management on the long term profitable growth of the Corporation through the creation of shareholder value. Improvement in Economic Value Added-REGISTERED TRADEMARK- (EVA) is the performance measure used in the plan. Contingent annual grants are denominated in the Corporation's common shares and are earned over a three-year period. Guidelines for share ownership have been established for the participants in this plan at a value equal to two to five times annual salary. Earned awards will be paid out in the form of deferred share units that the executive must hold until they have reached the guideline level of share ownership. Results for 1999 exceeded the targeted improvement in EVA for the year. Improvement targets for 2000 and 2001 must also be met for the 1999 grant to be paid. Contingent share units of 354,800 were granted in 1999 with a cost base of approximately $3,056,000.

The Corporation has a shareholders' rights plan (Rights Plan), the terms and conditions of which are set out in the Shareholders' Rights Plan Agreement dated April 12, 1995. The Rights Plan was adopted to provide the Corporation with sufficient time, in the event of a public takeover bid or tender offer for the Corporation's common shares, to pursue alternatives to enhance shareholder value. All holders of Rights, with the exception of such acquiring person or group, are entitled to purchase from the Corporation upon payment of an exercise price of CDN$120.00 the number of additional common shares that can be purchased for twice the exercise price, based on the market value of the Corporation's common shares at the time the Rights become exercisable. The Rights Plan expires in April 2000. Shareholders will be asked to reconfirm the Rights Plan at the April 28, 2000 annual and special meeting.

During the year, the Corporation issued share units as employee stock based compensation equivalent to 8,415 (1998 - 407,629) common shares. Share units are exercisable for either cash or common shares and as at December 31, 1999, 309,492 (1998 - 285,414) share units are exercisable and the remainder vest over the next two years.

During 1998, the Corporation purchased for cancellation a total of 1,182,940 options, all with the consent of the stock exchanges on which the Corporation's common shares are listed.

The Board of Directors awarded 2,350 (1998 - 3,100; 1997 - 2,650) common shares to employees in 1999.

In 1999, the total cost of stock based employee compensation awards was $3,095,000 (1998 - $4,502,000; 1997 - $55,000).

As at December 31, 1999, there were no issued preference shares (1998 - nil; 1997 - nil).

A summary of the Corporation's stock option activity for the three years ended December 31, 1999 is presented below (in Canadian currency):

                                -----------------------------------------------------------------------------------------------
                                          1999                         1998                       1997
-------------------------------------------------------------------------------------------------------------------------------
                                                  WEIGHTED-                          WEIGHTED-                        WEIGHTED-
                                                    AVERAGE                            AVERAGE                          AVERAGE
                                   SHARES    EXERCISE PRICE           SHARES    EXERCISE PRICE         SHARES    EXERCISE PRICE
-------------------------------------------------------------------------------------------------------------------------------
  Options outstanding
    at beginning of year        5,281,686           $ 27.88        5,083,800           $ 26.97      5,219,960           $ 26.54
  Options granted               1,789,500             11.47        3,173,906             18.38      1,664,800             27.99
  Options lapsed                 (364,700)            22.53       (1,636,080)            24.27     (1,185,640)            26.67
  Options exercised                    --                --           (4,700)            20.94       (407,420)            24.42
  Options cancelled              (241,800)            25.41       (1,184,140)            26.62        (19,800)            25.51
  Options expired                (112,200)            34.88         (151,100)            28.56       (188,100)            31.88
-------------------------------------------------------------------------------------------------------------------------------
  Options outstanding
    at year-end                 6,352,486           $ 18.73        5,281,686           $ 27.88      5,083,800           $ 26.97
-------------------------------------------------------------------------------------------------------------------------------
  Options exercisable
    at year-end                 1,600,093           $ 23.82        1,338,492           $ 25.51      2,000,228           $ 27.01
===============================================================================================================================

The following table summarizes information about stock options outstanding at December 31, 1999 (in Canadian currency):

                -----------------------------------------------------------------------------------------------------
                                     OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------------
                                        WEIGHTED-AVERAGE
  RANGE OF                 NUMBER              REMAINING                                    NUMBER
  EXERCISE         OUTSTANDING AT            CONTRACTUAL     WEIGHTED-AVERAGE       EXERCISABLE AT   WEIGHTED-AVERAGE
  PRICES        DECEMBER 31, 1999           LIFE (YEARS)       EXERCISE PRICE    DECEMBER 31, 1999     EXERCISE PRICE
---------------------------------------------------------------------------------------------------------------------
  $9  to $15            2,044,106                   9.5              $  11.81          150,000              $  14.99
  $16 to $23            2,677,500                   8.3                 18.85          420,925                 19.52
  $24 to $30            1,630,880                   6.1                 27.16        1,029,168                 26.86
---------------------------------------------------------------------------------------------------------------------
  $9  to $30            6,352,486                   6.5              $  18.73        1,600,093              $  23.82
=====================================================================================================================

10.  UNREALIZED FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

---------------------------------------------------------------------------------------------------------------------
IN THOUSANDS                                                                    1999            1998            1997
---------------------------------------------------------------------------------------------------------------------
  Balance at beginning of year                                         $    (105,878)  $    (112,218)  $     (38,863)
  Translation adjustments related to net assets of foreign operations        (12,378)         (6,402)        (15,170)
  Amounts transferred to income on sale or
    liquidation of foreign operations                                             --          12,742         (58,185)
---------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                               $    (118,256)  $    (105,878)  $    (112,218)
=====================================================================================================================

The translation adjustments for each year result from the variation from year to year in rates of exchange at which foreign currency net assets are translated to United States currency.

During 1998, foreign currency translation losses relate to the dispositions of the European and Australasian Forms and Labels businesses. In 1997, foreign currency translation gains were realized on repatriation of the Corporation's share capital investment in a Netherlands subsidiary and on the sale of its remaining equity interest in Toppan Moore Company Ltd.

11.  RETIREMENT PROGRAMS

DEFINED BENEFIT PENSION PLANS
The Corporation and its subsidiaries have several programs covering substantially all of the employees in Canada, the United States, Puerto Rico and the United Kingdom.

The following data is based upon reports from independent consulting actuaries as at December 31:



                                    UNITED STATES                      CANADA                       INTERNATIONAL
--------------------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS              1999       1998        1997         1999       1998       1997       1999       1998       1997
--------------------------------------------------------------------------------------------------------------------------------
  FUNDED STATUS
  Actuarial present
     value of:
  Projected benefit
    obligation at
    beginning of year      $ 636,409  $ 569,944  $ 585,153  $  68,085  $  67,513  $  72,048  $ 121,380  $  69,208  $  79,268
  Service cost                11,965     12,095     12,186      2,331      2,279      1,922        220      3,229      2,635
  Interest cost               50,343     48,579     48,490      5,644      5,269      5,763      9,484      5,541      5,693
  Amendments                   1,765     10,393    (45,315)        --     (1,472)        --         --     18,563         --
  Actuarial loss (gain)        1,169     34,504      9,384        780      4,583     (2,805)     4,567      2,330     (5,943)
  Effect of settlement            --         --         --         --         --         --         --     48,766         --
  Effect of dispositions          --         --         --         --         --         --         --    (16,006)        --
  Foreign currency
    exchange
    rate changes                  --         --         --      4,215     (4,638)    (2,945)    (3,474)       468     (5,218)
  Benefits paid              (39,915)   (39,106)   (39,954)    (5,270)    (5,449)    (6,470)    (6,472)   (10,719)    (7,227)
                           -----------------------------------------------------------------------------------------------------
  Projected benefit
    obligation at
    end of year            $ 661,736  $ 636,409  $ 569,944  $  75,785  $  68,085  $  67,513  $ 125,705  $ 121,380  $  69,208
--------------------------------------------------------------------------------------------------------------------------------
  Plan assets at
    fair value at
    beginning of year      $ 845,898  $ 784,281  $ 694,125  $  95,325  $ 106,747  $  99,942  $ 140,685  $ 150,466  $ 143,540
  Actual return
    on assets                127,142    100,723    127,360      5,085        956     17,784     14,762     15,206     21,203
  Foreign currency
    exchange rate
    changes                       --         --         --      5,755     (6,929)    (4,509)    (4,025)       798     (8,896)
  Effect of dispositions          --         --         --         --         --         --         --    (15,986)        --
  Employer contribution           --         --      2,750         --         --         --         --        920      1,846
  Benefits paid              (39,915)   (39,106)   (39,954)    (5,270)    (5,449)    (6,470)    (6,472)   (10,719)    (7,227)
                           -----------------------------------------------------------------------------------------------------
  Plan assets at
    fair value
    at end of year         $ 933,125  $ 845,898  $ 784,281  $ 100,895  $  95,325  $ 106,747  $ 144,950  $ 140,685  $ 150,466
--------------------------------------------------------------------------------------------------------------------------------
  Excess of plan assets
    over projected
    benefit obligation     $ 271,389  $ 209,489  $ 214,337  $  25,110  $  27,240  $  39,234  $  19,245  $  19,305  $  81,258
  Unrecognized net gain     (252,692)  (210,090)  (215,790)   (10,292)   (13,891)   (26,692)    (2,197)    (3,472)   (27,526)
  Unrecognized
    net asset                 (3,058)    (6,106)    (9,154)      (935)    (1,763)    (2,832)        --         --     (1,214)
  Unrecognized prior
    service cost (credit)     (8,247)    (5,251)   (12,645)       485        623      2,370         --        236     (2,992)
                           -----------------------------------------------------------------------------------------------------
  Prepaid (accrued)
    pension cost
    included in
    consolidated
    balance sheet            $ 7,392   $ (11,958) $ (23,252) $  14,368  $  12,209  $  12,080  $  17,048  $  16,069  $  49,526
================================================================================================================================


36


                                    UNITED STATES                      CANADA                       INTERNATIONAL
--------------------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS              1999        1998       1997       1999       1998       1997       1999       1998       1997
--------------------------------------------------------------------------------------------------------------------------------
  PENSION EXPENSE
  Service cost             $  11,965   $  12,095  $  12,186  $   2,331  $   2,279  $   1,922  $     220  $   3,229  $   2,635
  Interest cost               50,343      48,579     48,490      5,644      5,269      5,763      9,484      5,541      5,693
  Expected return
    on assets                (70,626)    (63,114)   (60,977)    (7,742)    (7,205)    (7,335)   (11,034)   (11,420)   (11,887)
  Settlement loss                 --          --         --         --         --         --         --     48,766         --
  Amortization of
    net loss (gain)          (12,746)     (8,804)    (8,413)      (876)      (562)      (316)      (338)   (31,693)    (1,541)
  Amortization of
    net asset                 (3,048)     (3,048)    (3,048)      (908)      (910)      (974)        --     (1,139)    (2,464)
  Amortization of
    prior service cost         2,997       2,997      3,904        170        171        287        230     21,265        591
  Amendments                   1,765          --         --         --         --         --         --         --         --
--------------------------------------------------------------------------------------------------------------------------------
  Net pension
    expense (credit)       $ (19,350)  $ (11,295) $  (7,858) $  (1,381) $    (958) $    (653) $  (1,438) $  34,549  $  (6,973)
--------------------------------------------------------------------------------------------------------------------------------

  OTHER INFORMATION
  Assumptions:
  Discount rates
    January 1                    8.0%        8.0%       8.5%       8.0%       8.0%       8.5%       8.3%       8.3%       8.1%
    December 31                  8.0%        8.0%       8.5%       8.0%       8.0%       8.5%       8.3%       8.3%       8.2%
  Rate of return on
    plan assets                  9.0%        9.0%       9.5%       8.0%       8.0%       8.5%       8.3%       8.3%       8.2%
  Rate of compensation
    increase                     5.0%        5.0%       5.5%       5.0%       5.0%       5.5%       5.0%       5.0%       7.3%
  Amortization period        13 years    13 years   14 years    15 years   15 years   15 years   10 years   10 years   11 years
================================================================================================================================

As a result of the disposition of the Australasia Forms and Labels business on December 30, 1998, the Corporation eliminated its obligation with respect to the Australia and New Zealand plans. In addition, a contingent loss of $31,000,000 was recognized in 1998 as a result of the Corporation's intention to partially settle the obligation of the United Kingdom plan. Included in the 1998 net pension expense in the above table is $31,000,000 classified as provision for restructuring costs in the statement of earnings.

In some subsidiaries, where either state or funded retirement plans exist, there are certain small supplementary unfunded plans. Pensionable service prior to establishing funded contributory retirement plans in other subsidiaries, covered by former discretionary non-contributory retirement plans, was assumed as a prior service obligation. In addition, the Corporation has entered into retiring allowance and supplemental retirement agreements with certain senior executives. The deferred liability for pensions at December 31, 1999 referred to in Note 8 includes the unfunded portion of this prior service obligation and the supplementary unfunded plans.

All of the retirement plans are non-contributory. Retirement benefits are generally based on years of service and employees' compensation during the last years of employment. The Corporation introduced "Total Retirement Planning" to employees in the United States effective July 1, 1997, and in Canada effective January 1, 1998. This program, which modifies the existing two components of the retirement program, the Retirement Income Plan and the Savings Plan, provides a retirement benefit more closely linked to the performance of the Corporation. For employees nearing retirement age, the option exists to remain covered under the current retirement arrangement.

At December 31, 1999, approximately 76% of the United States plan's assets, approximately 62% of the Canadian plan's assets and approximately 55% of the international plan's assets were held in equity securities with the remaining portion of the asset funds being mainly fixed income securities. The Corporation's funding policy is to satisfy the funding standards of the regulatory authorities and to make contributions in order to provide for the accumulated benefit obligation and current service cost. To the extent that pension obligations are fully covered by existing assets, a contribution may not be made in a particular year.

DEFINED CONTRIBUTION PENSION PLAN

Savings plans are maintained in Canada, the United States and the United Kingdom. Only the savings plan in the United Kingdom requires company contributions for all employees who are eligible to participate in the retirement plans. These annual contributions consist of a retirement savings benefit contribution ranging from 1% to 3% of each year's compensation depending upon age. For all savings plans, if an employee contribution is made, a portion of such contribution may be eligible for a contribution match by the Corporation. In the aggregate, the defined contribution pension plan expenses were $4,868,000 (1998 - $6,681,000; 1997 - $5,955,000).

12. POSTRETIREMENT HEALTHCARE AND LIFE INSURANCE BENEFITS

In addition to providing pension benefits, the Corporation and its United States subsidiary provide retired employees with healthcare and life insurance benefits. The cost of these healthcare and life insurance benefits is recognized as an expense as incurred. In 1999, the cost of these benefits was approximately $13,705,000 (1998 - $12,878,000; 1997 - $11,548,000).

13. CONSOLIDATED STATEMENTS OF EARNINGS INFORMATION


-------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                               1999            1998            1997
-------------------------------------------------------------------------------------------------------------------
  INTEREST EXPENSE
  Interest on long-term debt                                        $      12,924   $       2,219   $       3,568
  Other interest                                                           11,260          16,835          10,629
-------------------------------------------------------------------------------------------------------------------
                                                                    $      24,184   $      19,054   $      14,197
                                                                  -------------------------------------------------
  INVESTMENT AND OTHER INCOME
  Interest on short-term investments                                $       6,123   $       8,368   $      24,190
  Equity in income (loss) of associated corporations                          105            (775)           (217)
  Gain on sale of equity interest in Cordant Holdings Corporation              --          14,973              --
  Gain on sale of the Rediform business                                        --           4,698              --
  Write-off of warehouse software investment                                   --          (7,697)             --
  European decoupling provision                                                --          (8,000)             --
  Gain on sale of equity interest in Toppan Moore                              --              --          66,470
  Gain on reduction of investment in European subsidiary                       --              --          35,184
  International divestiture provisions                                         --              --         (51,500)
  Gain on sale of Data Management Services                                  7,269              --              --
  Gain (loss) on sale of property, plant and equipment                     (2,082)          4,671            (573)
  Unrealized exchange adjustments                                            (233)           (325)           (879)
  Miscellaneous                                                               (69)         (9,277)         (3,623)
-------------------------------------------------------------------------------------------------------------------
                                                                    $      11,113   $       6,636   $      69,052
                                                                   ------------------------------------------------
  OTHER EXPENSE (INCOME)
  Rent                                                              $      63,344   $      57,084   $      60,857
  Retirement programs                                                     (10,535)         33,237            (395)
  Goodwill amortization and write-offs                                      9,022         182,375          18,919
  Computer software amortization and write-offs                            12,252          16,215           3,642
===================================================================================================================

14. ACQUISITIONS

During 1997, the Corporation acquired 100% of the following companies for a total consideration of $370,414,000. There were no acquisitions made during 1999 and 1998. The following information is provided for comparative purposes.


COMPANY                             NATURE OF BUSINESS                                             ACQUISITION DATE
-------------------------------------------------------------------------------------------------------------------
1997

The Peak Technologies Group Inc.    Systems integrator of bar code-based data capture systems      May 1997
                                    in North America and Europe

United Ad Label Co., Inc.           Manufacturer and distributor of pressure sensitive labels      May 1997
                                    in the United States

Phoenix Group, Inc.                 Provider of direct marketing services in the United States     July 1997
                                    and Europe

Colleagues Group plc                Provider of direct marketing services in the United Kingdom    August 1997


--------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                                               1997
--------------------------------------------------------------------------------------------------------------------
  Financial summary of these acquisitions is as follows:
  Net assets acquired:
    Total assets                                                                                    $     407,180
    Total liabilities                                                                                     (36,766)
--------------------------------------------------------------------------------------------------------------------
    Total acquisition cost                                                                          $     370,414
--------------------------------------------------------------------------------------------------------------------
  Consideration given:
    Cash and other                                                                                  $     350,414
    Payable over the next 2 years                                                                          20,000
--------------------------------------------------------------------------------------------------------------------
                                                                                                    $     370,414
====================================================================================================================

The acquisitions have been accounted for by the purchase method, with the results of operations included in income from the acquisition dates.

15. DISPOSITIONS

On December 17, 1999, the Corporation sold its Data Management Services business unit for proceeds valued at approximately $40 million to Vista Information Solutions Inc. (Vista). The sale price included cash of $20 million, a working capital note from Vista, secured convertible notes from Vista and non-registered common shares of Vista. The gain on sale of $7 million is recorded in investment and other income.

During 1998, the Corporation sold the following businesses for cash consideration of $24 million, annual fees for use of certain technologies and services, and contingent proceeds in the future based on realizing specific financial targets.


COMPANY                             NATURE OF BUSINESS                                                  DISPOSITION DATE
---------------------------------------------------------------------------------------------------------------------------
Copynomie                           Outsourcing of facilities management services in the Netherlands         April 1998

European Forms and Labels           Manufacturer of forms and labels for customers located in the            August 1998
                                    United Kingdom and Continental Europe

Rediform                            Manufacturer and distributor of stock business forms and supplies        September 1998

Australasia Forms and Labels        Manufacturer of forms and labels located in Australia,                   December 1998
                                    New Zealand and Papua New Guinea


Included in the Corporation's results of operations for 1999 are sales of $62 million (1998 - $298 million; 1997 - $436 million) and losses from operations of $4 million (1998 - $17 million; 1997 - $6 million) from the divested businesses. The loss before taxes of $3 million on the sale of the Copynomie business was fully provided for in investment and other income in 1997. The loss before taxes of $85 million on the sale of the European Forms and Labels business was fully provided for; $44 million included in the provision for restructuring costs for 1998, and $41 million in investment and other income for 1997. The $5 million before-tax gain in 1998 on the sale of the Rediform business is recorded in investment and other income. The loss before taxes of $42 million on the sale of the Australasia Forms and Labels business was fully provided for in the restructuring provision for 1998.

16. PROVISION FOR RESTRUCTURING COSTS

In 1998, the Corporation incurred a pre-tax charge of $615 million, $531 million after tax, related to a restructuring plan directed at reducing costs and restoring profitability to the Forms business, and increasing profitability of the Customer Communication Services businesses. The key restructuring actions included the integration of North American operations, the disposal of non-strategic assets, and exiting of certain unprofitable products.

The following table summarizes the activity in the restructuring reserve during 1998 and 1999:

                   ----------------------------------------------------------
                           SELLING, GENERAL
                           & ADMINISTRATIVE              MANUFACTURING
------------------------------------------------------------------------------------------------------------------------
                     TERMINATION         OTHER    TERMINATION          OTHER          TOTAL    NON-CASH        TOTAL
  IN MILLIONS           BENEFITS    CASH COSTS       BENEFITS     CASH COSTS     CASH COSTS       COSTS    PROVISION
------------------------------------------------------------------------------------------------------------------------
  Restructuring
    provision          $     105     $     60     $     42        $     55        $     262    $    368     $    630
  Adjustments                 (9)          (3)          (3)            (14)             (29)         14          (15)
  Reductions                  (4)          (2)          (9)             (3)             (18)       (333)        (351)
------------------------------------------------------------------------------------------------------------------------
  Reserve balance,
    December 31, 1998  $      92     $     55     $     30        $     38        $     215    $     49     $    264
  Adjustments                (23)          (5)          (5)            (11)             (44)        (24)         (68)
  Reductions                  (7)         (14)          (8)             (9)             (38)         --          (38)
------------------------------------------------------------------------------------------------------------------------
  Reserve balance,
    December 31, 1999  $      62     $     36     $     17        $     18        $     133    $     25     $    158
========================================================================================================================

The Corporation was successful in completing certain restructuring actions during 1998, predominantly in relation to the European and Australasia Forms businesses which were exited on more favourable terms than initially anticipated and from actual and planned workforce reductions at lower costs. This resulted in a reduction to the restructuring provision during the fourth quarter of 1998.

In 1999, the Corporation completed actions resulting in the closure of five manufacturing facilities in North America and began the process of integrating its warehouses and U.S. print centres into the new manufacturing organization. Actions concerning the integration of sales and marketing activities in North America and the consolidation of U.S. and Canadian sales and administrative offices were also initiated during the year. In Europe, the Corporation has finalized the liquidation of a joint venture investment and has substantially completed the consolidation of manufacturing facilities in France.

In the fourth quarter of 1999, the Corporation reversed $68 million of charges under the 1998 restructuring plan. The reversal was primarily the result of: the favourable settlement of liabilities for obligations and future payments related to the disposition of the European and Australasia Forms businesses; negotiated costs to exit customer contracts and lease agreements under several actions were lower than originally planned; the decision to sell rather than restructure the Moore Data Management Services business; and the decision to not fully implement certain restructuring actions under the plan, including the sale of certain North American businesses.

Net of adjustments, non-cash costs include impairment losses of $292 million related to assets held for disposal. The losses comprise $172 million related to goodwill and other assets and $120 million related to property, plant and equipment. A significant portion of the assets associated with these impairment losses were disposed of in 1998 as part of the sale of the Australasia and European Forms operations. Subsequent gains on the disposal of assets have been included in adjustments to the extent that an impairment loss was classified as restructuring in the original provision. The carrying value of remaining assets held for disposal as at December 31, 1999, is $9 million (1998 - $112 million). Results of operations for businesses sold are disclosed in Note 15. Results of operations related to assets held for disposal at December 31, 1999, are sales in 1999 of $39 million (1998 - $46 million; 1997 - $47 million) and losses from operations of $1 million (1998 - $2 million; 1997 - $2 million).

Also included in non-cash costs are impairment losses of $35 million related to assets held for use. The losses comprise $18 million related to goodwill and other assets and $17 million related to property, plant and equipment. The impairment losses were required based on an assessment of net recoverable amounts and fair values of the assets.

Non-cash costs also include $31 million related to a contingent loss on settlement of the United Kingdom pension plan and realization of recorded pension assets.

The restructuring plan includes actions to exit products and facilities. The cash costs associated with these activities have been included in the provision and include $39 million related to minimum lease commitments extending to year 2004, $12 million to exit certain service contracts, and $26 million for obligations and future payments related to businesses exited or divested.

As at December 31, 1999, approximately 3,900 employees have left the Corporation, representing 2,600 due to divestitures contemplated by the restructuring plan and 1,300 from other restructuring actions.

Provisions for restructuring costs include management's best estimates of the amounts expected to be realized on the sale of businesses and amounts to be incurred on the closure of manufacturing plants and integration of the North American operations. The amounts the Corporation will ultimately realize on the sale of certain businesses could differ in the near term from the amounts assumed in determining the provision.

17. REALIGNMENT

In 1997, the Corporation recorded a before tax realignment provision of $32 million reflecting expenditures to reduce selling, general and administrative expenses and manufacturing overheads. Of the total provision, 90% related to the North American operations where sales declined and the product mix changed. About $29 million of the provision represents cash expenditures to reduce the work force by almost 700 people. The Corporation completed all realignment activities during 1998.

18. INCOME TAXES

The components of earnings (loss) before income taxes for the three years ended December 31 were as follows:


--------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                               1999            1998            1997
--------------------------------------------------------------------------------------------------------------------
  EARNINGS (LOSS) BEFORE INCOME TAXES
  Canada                                                            $       2,485   $     (52,170)  $      44,828
  United States                                                            67,329        (431,024)         37,933
  Other countries                                                          58,796        (159,724)         21,505
--------------------------------------------------------------------------------------------------------------------
                                                                    $     128,610   $    (642,918)  $     104,266
====================================================================================================================


--------------------------------------------------------------------------------------------------------------------
                                         1999                         1998                         1997
  IN THOUSANDS                    CURRENT      DEFERRED        CURRENT      DEFERRED       CURRENT       DEFERRED
--------------------------------------------------------------------------------------------------------------------
  PROVISION (RECOVERY) FOR
   INCOME TAXES
  Canada                        $     561     $     815     $   (2,317)   $   (4,161)  $    26,209      $     518
  United States                     2,011        25,940        (23,304)      (69,869)       10,255          6,144
  Other countries                   8,074        (2,251)         5,105           140        (1,326)         7,258
  Withholding taxes on
    intercompany dividends            136            --             76            --           113             --
--------------------------------------------------------------------------------------------------------------------
                                $  10,782     $  24,504     $  (20,440)   $  (73,890)  $     35,251     $  13,920
====================================================================================================================

Deferred income taxes in each of the three years arose from a number of differences of a timing nature between income for accounting purposes and taxable income in the jurisdictions in which the Corporation and its subsidiaries operate. The sources of major timing differences and the tax effect of each were as follows:


--------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                               1999            1998            1997
--------------------------------------------------------------------------------------------------------------------
  DEFERRED INCOME TAXES
  Depreciation                                                      $       2,968   $       6,840   $       9,085
  Pensions                                                                  7,436           4,424           6,705
  Inventories                                                                (284)           (524)           (386)
  Restructuring and realignment costs                                      30,917         (73,916)         (5,526)
  Net operating loss carryforwards                                        (16,746)         (8,542)            687
  Other                                                                       213          (2,172)          3,355
--------------------------------------------------------------------------------------------------------------------
                                                                    $      24,504   $     (73,890)  $      13,920
====================================================================================================================

The effective rates of tax for each year compared with the statutory Canadian rates were as follows:

-------------------------------------------------------------------------------------------------------
                                                                       1999            1998        1997
-------------------------------------------------------------------------------------------------------
  Effective tax expense (recovery) rate
  CANADA
    Combined federal and provincial statutory rate                  43.8%          (43.8)%         43.8%
    Corporate surtax                                                 1.1            (1.1)           1.1
    Manufacturing and processing rate reduction                     (6.3)            6.3           (6.3)
---------------------------------------------------------------------------------------------------------
  Expected income tax expense (recovery) rate                       38.6           (38.6)          38.6
  Tax rate differences in other jurisdictions                      (10.6)           (2.3)         (14.4)
  Tax benefit of losses previously not recognized                   (1.2)           (0.3)          (0.9)
  Non-deductible tax losses                                          1.8             1.8           10.6
  Restructuring costs                                               (5.0)           23.8           --
  International divestiture provisions                              --               0.5           19.1
  Withholding taxes                                                  0.1         --                 0.1
  Other                                                              3.7             0.4           (5.9)
---------------------------------------------------------------------------------------------------------
  Total consolidated effective tax expense (recovery) rate          27.4%          (14.7)%         47.2%
=========================================================================================================

At December 31, 1999, loss carryforwards of approximately $71 million have not been recognized in the consolidated financial statements. Of that amount, $42 million expires between 2000 and 2009 and $29 million has no expiry date. In addition, the Corporation has unrecognized timing differences of approximately $23 million available for utilization in future years.

19. EARNINGS AND FULLY DILUTED EARNINGS PER COMMON SHARE

The earnings per share calculations are based on the weighted average number of common shares outstanding during the year.

In the calculation of fully diluted earnings per share, consideration is given to potentially dilutive share options outstanding. This calculation produces no dilutive effect for 1998 and 1997. The 1999 fully diluted earnings per share is $1.04. Imputed earnings on the proceeds from the exercise of the options are calculated using a 4.0% after-tax rate of return.

20. SEGMENTED INFORMATION

The Corporation and its subsidiaries operate within four (1998 - five) segments in two industries. These two main industries include Forms, Print Management and Related Products (Forms) and Customer Communication Services (CCS).

The Corporation's reportable segments are strategic business units that operate in specific geographic locations or offer different products or services. The segments are managed separately because each unit requires unique marketing and manufacturing strategies or is exposed to different economic environments.

The Corporation's reportable segments are:

MOORE NORTH AMERICA
In this segment, the Corporation derives its revenue in the forms industry in the United States and Canada. This segment designs and manufactures business forms and related products, systems and services which include:
-  custom business forms and equipment
-  electronic forms and services
-  print services such as digital colour printing
-  pressure sensitive labels
-  proprietary label products
-  variable-imaged bar codes
-  integrated form-label applications
-  printers, applicators and software products and solutions

CUSTOMER COMMUNICATION SERVICES (CCS), UNITED STATES
In this segment, the Corporation derives its revenue from its CCS operations by producing personalized direct mail, and offering outsourcing services for statement printing, imaging, processing and distribution including:
-  creation and production of personalized mail
-  direct marketing program development
-  database management and segmentation services
-  response analysis services
-  mail production outsourcing services

LATIN AMERICA
In this segment, the Corporation derives its revenue mainly from its Forms operations in various locations throughout Central and South America. While there are distinct CCS operations in Brazil and Mexico, the businesses are run in close association with the business forms operations and offer products and services similar to Moore North America. This segment has full access to the Corporation's products, services, technology and manufacturing techniques.

EUROPE
In this segment, the Corporation derives its revenue from the CCS operations and, up to August 1998, the Forms operations throughout Europe. On August 1, 1998, the Corporation sold its entire Forms operations. The segment's Forms operations provided products and services similar to Moore North America. The CCS operations manufacture or purchase and distribute a comprehensive group of direct marketing products and business communication products and services to its customers. These include:
- printed direct mail items
- magazine inserts
- variably imaged promotional pieces
- statement printing

ASIA PACIFIC
In this segment (1998 and prior), the Corporation derived its revenue from Forms operations in Australia, New Zealand, Papua New Guinea and China. The segment provided products and services, which are similar to Moore North America, and had full access to the Corporation's products, services, technology and manufacturing techniques. During 1998, the Corporation ceased operations in China and, on December 30, 1998, the Australasia operations were sold.

Transfers of products between segments are generally accounted for on a basis that results in a fair profit being earned by each segment. Sales to customers outside the enterprise are attributed to geographic segments based on the location of the business unit providing the product or service.

Operating segments

-----------------------------------------------------------------------------------------------------------------------
                                        MOORE             CCS,       LATIN
  IN THOUSANDS                  NORTH AMERICA    UNITED STATES      AMERICA         EUROPE  ASIA PACIFIC   CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
  1999
  Total revenue                   $   1,583,095 $     527,443  $    160,806  $     174,132               $    2,445,476
  Intersegment revenue                  (19,456)         (904)           --             --                      (20,360)
-----------------------------------------------------------------------------------------------------------------------
  Sales to customers
    outside the enterprise        $   1,563,639 $     526,539  $    160,806  $     174,132               $    2,425,116
-----------------------------------------------------------------------------------------------------------------------
  Segment operating profit        $      82,900 $      44,062  $      1,405  $       8,379               $      136,746
                                  -----------------------------------------------------------------------
  General corporate income                                                                                        4,935
                                                                                                         --------------
  Income from operations                                                                                 $      141,681
                                                                                                         --------------
  Segment assets                  $     816,769 $     178,257  $     97,268  $     144,066               $    1,236,360
                                  -----------------------------------------------------------------------
  Corporate assets
    including investments                                                                                       393,933
                                                                                                         --------------
  Total assets                                                                                           $    1,630,293
                                                                                                         --------------
  Provision for restructuring
    costs                              $(50,420)      $(6,150) $         --  $      (4,500)              $      (61,070)
                                  -----------------------------------------------------------------------
  General corporate                                                                                              (7,340)
                                                                                                         --------------
  Total provision for
    restructuring costs                                                                                  $      (68,410)
                                                                                                         --------------
  Capital asset amortization      $      53,492 $      32,436  $      6,154  $       9,253               $      101,335
-----------------------------------------------------------------------------------------------------------------------
  Capital expenditures            $      59,257 $      25,706  $     10,124  $       5,750               $      100,837
-----------------------------------------------------------------------------------------------------------------------

  1998
  Total revenue                   $   1,661,604 $     520,837  $    193,777  $     281,662 $     108,068 $    2,765,948
  Intersegment revenue                  (40,412)       (1,239)           --         (6,595)           --        (48,246)
-----------------------------------------------------------------------------------------------------------------------
  Sales to customers
    outside the enterprise        $   1,621,192 $     519,598  $    193,777  $     275,067 $     108,068 $    2,717,702
-----------------------------------------------------------------------------------------------------------------------
  Segment operating profit (loss) $    (448,480)$       5,701  $    (22,305) $    (104,251)$     (59,910)$     (629,245)
                                  -----------------------------------------------------------------------
  General corporate expenses                                                                                     (1,255)
                                                                                                         --------------
  Loss from operations                                                                                   $     (630,500)
                                                                                                         --------------
  Segment assets                  $     823,041 $     299,053  $    107,170  $     157,544 $      17,820 $    1,404,628
                                  -----------------------------------------------------------------------
  Corporate assets
    including investments                                                                                       321,507
                                                                                                         --------------
  Total assets                                                                                           $    1,726,135
                                                                                                         --------------
  Provision for restructuring
   costs
    Cash                          $     168,820 $      13,470  $      3,000  $      33,280 $      14,600 $      233,170
    Non-cash                            245,490        13,110        20,840         66,490        35,900        381,830
-----------------------------------------------------------------------------------------------------------------------
  Total provision for
   restructuring costs            $     414,310 $      26,580  $     23,840  $      99,770 $      50,500 $      615,000
-----------------------------------------------------------------------------------------------------------------------
  Capital asset amortization      $      59,606 $      31,096  $      7,504  $      14,063 $       5,539 $      117,808
-----------------------------------------------------------------------------------------------------------------------
  Capital expenditures            $      33,187 $      21,735  $      6,334  $      12,996 $       1,197 $       75,449
-----------------------------------------------------------------------------------------------------------------------

  1997
  Total revenue                   $   1,567,016 $     463,146  $    206,289  $     298,563 $     149,525 $    2,684,539
  Intersegment revenue                  (52,562)         (768)           --           (195)           --        (53,525)
-----------------------------------------------------------------------------------------------------------------------
  Sales to customers
    outside the enterprise        $   1,514,454 $     462,378  $    206,289  $     298,368 $     149,525 $    2,631,014
-----------------------------------------------------------------------------------------------------------------------
  Segment operating profit (loss) $      30,742 $      36,486  $     (7,235) $      (5,858)$      (4,253)$       49,882
                                  -----------------------------------------------------------------------
  General corporate expenses                                                                                       (471)
                                                                                                         --------------
  Income from operations                                                                                 $       49,411
                                                                                                         --------------
  Segment assets                  $   1,056,739 $     313,542  $    112,640  $     262,866 $      80,467 $    1,826,254
                                  -----------------------------------------------------------------------
  Corporate assets
    including investments                                                                                       348,318
                                                                                                         --------------
  Total assets                                                                                           $    2,174,572
                                                                                                         --------------
  Capital asset amortization      $      58,974 $      26,616  $      8,466  $      14,055 $       7,719 $      115,830
-----------------------------------------------------------------------------------------------------------------------
  Capital expenditures            $      69,407 $      34,033  $     10,230  $      13,938 $       8,694 $      136,302
=======================================================================================================================


GEOGRAPHIC INFORMATION

-----------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                          CANADA    UNITED STATES    INTERNATIONAL      CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
  1999
  Sales to customers outside the enterprise          $ 218,870      $ 1,831,503       $  374,743      $  2,425,116
-----------------------------------------------------------------------------------------------------------------------
  Capital assets and goodwill                        $  42,321      $   473,886       $   99,471      $    615,678

  1998
  Sales to customers outside the enterprise          $ 212,406      $ 1,887,866       $  617,430      $  2,717,702
-----------------------------------------------------------------------------------------------------------------------
  Capital assets and goodwill                        $  37,844      $   483,200       $  118,890      $    639,934
                                                     ------------------------------------------------------------------
  1997
  Sales to customers outside the enterprise           $181,523      $ 1,769,386       $  680,105       $  2,631,014
-----------------------------------------------------------------------------------------------------------------------
  Capital assets and goodwill                         $42,180       $   777,266       $  186,795       $  1,006,241
=======================================================================================================================

INDUSTRY SALES INFORMATION

-----------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                  1999            1998            1997
-----------------------------------------------------------------------------------------------------------------------
  SALES
  Forms                                                                $   1,662,462   $   1,958,730   $   1,999,336
  CCS                                                                        762,654         758,972         631,678
-----------------------------------------------------------------------------------------------------------------------
                                                                       $   2,425,116   $   2,717,702   $   2,631,014
=======================================================================================================================

21. LEASE COMMITMENTS (IN THOUSANDS)

At December 31, 1999, long-term operating lease commitments require approximate future rental payments as follows:

2000                                         $ 57,448     2003                                     $  19,854
-------------------------------------------------------------------------------------------------------------------
2001                                            41,599    2004                                        16,212
-------------------------------------------------------------------------------------------------------------------
2002                                            27,435    2005 and thereafter                          9,542
-------------------------------------------------------------------------------------------------------------------

22. CONTINGENCIES

At December 31, 1999, certain lawsuits and other claims were pending against the Corporation. While the outcome of these matters is subject to future resolution, management's evaluation and analysis of such matters indicates that, individually and in the aggregate, the probable ultimate resolution of such matters will not have a material effect on the Corporation's consolidated financial statements.

23. FINANCIAL INSTRUMENTS

At December 31, 1999, the aggregate notional principal amount of forward exchange contracts used as hedges was approximately $14,200,000 (1998 - $32,200,000). Net deferred gains and losses from these contracts were not significant at December 31, 1999.

The Corporation may be exposed to losses if the counterparties to the above contracts fail to perform. The Corporation manages this risk by dealing only with financially sound counterparties and by establishing dollar and term limits for each counterparty.

The fair value of the senior guaranteed notes, both series A and B, based on borrowing rates currently available to the Corporation for debt issues with similar terms and maturities is approximately $185,072,000.

The Corporation does not use derivative financial instruments for trading purposes.

24. CASH FLOW DISCLOSURE

The following cash flow disclosure is required for both Canadian and United States Generally Accepted Accounting Principles.

-------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                               1999            1998            1997
-------------------------------------------------------------------------------------------------------------------
  Interest paid                                                     $      20,169   $      19,385   $      13,707
-------------------------------------------------------------------------------------------------------------------
  Income taxes paid (refunded)(a)                                         (29,426)          5,741          33,684
===================================================================================================================

  (a) In 1998, $16,519 was included in investing activities that would have been included in operating activities.

25. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The continued registration of the common shares of the Corporation with the Securities and Exchange Commission (SEC) and listing of the shares on the New York Stock Exchange require compliance with the integrated disclosure rules of the SEC.

The accounting policies in Note 1 and accounting principles generally accepted in Canada are consistent in all material aspects with United States generally accepted accounting principles (GAAP) with the following exceptions.

PENSIONS (SFAS NO. 87)
Under Canadian GAAP, the discount rate is a long-term based interest rate, whereas under United States GAAP, the discount rate reflects an interest rate at which the pension obligation could effectively be settled at the previous year-end date. The discount rates used at January 1, 1999, under United States GAAP for Canada and the United States were 6.25% (1998 - 6.5%; 1997 - 7.5%) and 6.75% (1998 - 7.0%; 1997 - 7.75%), respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (SFAS NO. 106)
SFAS No. 106 requires that the expected costs of the employees' postretirement benefits be expensed during the years that the employees render services, whereas under Canadian GAAP, the Corporation recognizes the costs of these benefits as an expense as incurred (see Note 12).

INCOME TAXES (SFAS NO. 109)
SFAS No. 109 requires a liability method under which temporary differences are tax effected at current rates, whereas under Canadian GAAP, timing differences are tax effected at the rates in effect when they arise.

EARNINGS PER SHARE (SFAS NO. 128)
Under Canadian GAAP, diluted earnings per share is calculated using the imputed interest method, whereas the treasury stock method is required for United States GAAP.

STOCK COMPENSATION (SFAS NO. 123)
SFAS No. 123 requires proforma disclosures of net income and earnings per share, as if the fair value-based method of accounting for employee stock options had been applied. The Corporation uses the intrinsic value method for accounting for stock options. The disclosures in the table show the Corporation's net income and earnings per share on a proforma basis using the fair value method and Black-Scholes option pricing model.

COMPREHENSIVE INCOME (SFAS NO. 130)
SFAS No. 130 requires disclosure of comprehensive income and its components. Comprehensive income is the change in equity of the Corporation from transactions and other events other than those resulting from transactions with owners, and is comprised of net income and other comprehensive income. The only components of other comprehensive income for the Corporation are unrealized foreign currency translation adjustments and unrealized gains (losses) on available-for-sale securities. Under Canadian GAAP, there is no standard for reporting comprehensive income.

FOREIGN CURRENCY TRANSLATION
Under United States GAAP, foreign currency translation gains or losses are only recognized due to the sale or substantial liquidation of a foreign subsidiary. Under Canadian GAAP, a foreign currency gain or loss due to a partial liquidation is recognized in income.

INTERNAL USE COMPUTER SOFTWARE AND BUSINESS PROCESS RE-ENGINEERING
Under United States GAAP, business process re-engineering activities involved with information technology transformation projects are expensed as incurred. Prior to October 28, 1998, Canadian GAAP permitted these costs to be capitalized or expensed depending on the company's accounting policy. Subsequent to October 28, 1998, Canadian GAAP requires the cost of business process re-engineering activities to be expensed as incurred. The Corporation had a policy of capitalizing software development costs, including business process re-engineering costs until October 28, 1998.

Under United States GAAP, SOP 98-1 and EITF 97-13, certain costs incurred with respect to the Corporation's Enterprise Resource Planning (ERP) should be expensed when incurred. For Canadian GAAP purposes, these costs are capitalized and deferred over their useful life.

TERMINATION LIABILITIES
Under United States GAAP, a liability for termination benefits is recognized provided that certain conditions are met. Prior to December 31, the details of the benefit arrangement under the approved plan must be communicated to the employees. Under Canadian GAAP, the communication of the benefit arrangements to the employees before the financial statement date is not required. The provision for restructuring costs recorded in 1998 includes termination liabilities not yet recognizable under United States GAAP. Included in the 1999 earnings before taxes for United States GAAP is $16 million (1998 - $23 million) of termination liabilities incurred under the restructuring program. Realignment costs recorded in 1997 under Canadian GAAP include termination liabilities recognized in 1998 under United States GAAP.

SETTLEMENTS OF PENSION PLANS (SFAS NO. 88)
Under United States GAAP, a gain or loss arising upon the settlement of a pension plan is only recognized once responsibility for the pension obligation has been relieved. Under Canadian GAAP, an intention to settle or curtail a pension plan that is expected to result in a loss requires recognition once the amount is likely and can be reasonably estimated. The provision for restructuring costs recorded in 1998 includes a contingent loss for the writedown of pension assets that is not yet recognizable under United States GAAP.

INCOME FROM OPERATIONS
Under Canadian GAAP, the 1998 provision of $8,000,000 for the decoupling of the European Forms and Labels business from the Customer Communication Services business, and the provision of $51,500,000 charged in 1997 for the disposal of unprofitable operations, are recorded in investment and other income. Under United States GAAP, these provisions are charged to income from operations. The classification difference has no impact on earnings.

The following table provides information required under United States GAAP:

------------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                    1999            1998            1997
------------------------------------------------------------------------------------------------------------------------
  Net earnings (loss) as reported                                        $      92,599   $    (547,866)  $      55,099
------------------------------------------------------------------------------------------------------------------------
  Decreased (increased) pension expense                                         (6,775)          1,592          (3,795)
  Reduced loss on pension settlement                                                --          31,000              --
  Decreased (increased) postretirement benefits                                  8,565           4,986            (224)
  Internal use computer software and business process re-engineering:
    - in the year                                                               (7,521)         (8,992)        (16,774)
    - prior to 1997                                                                 --              --         (14,000)
  Decreased (increased) termination liabilities                                (44,372)         99,837          12,500
  Foreign currency gain                                                             --              --         (35,184)
  Decreased (increased) income taxes(a)                                         30,388         (34,699)          1,172
------------------------------------------------------------------------------------------------------------------------
  Net earnings (loss) determined under United States GAAP                $      72,884   $    (454,142) $       (1,206)
========================================================================================================================
  (a) SFAS No. 109 income tax adjustments                                $      10,637   $      (2,542) $       (7,437)
========================================================================================================================

EARNINGS PER SHARE

-------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                                      1999            1998           1997
-------------------------------------------------------------------------------------------------------------------
  Net earnings (loss)                                                  $    72,884   $    (454,142)  $     (1,206)
-------------------------------------------------------------------------------------------------------------------
  Basic earnings (loss) per share:
    Earnings (loss) before cumulative effect of change in accounting   $      0.82   $       (5.13)  $       0.14
    Cumulative effect of change in accounting principles(a)                     --              --          (0.15)
    Earnings (loss) per share                                          $      0.82   $       (5.13)  $      (0.01)
-------------------------------------------------------------------------------------------------------------------
  Diluted earnings (loss) per share:
    Earnings (loss) before cumulative effect of change in accounting   $      0.82   $       (5.13)  $       0.14
    Cumulative effect of change in accounting principles(a)                     --              --          (0.15)
    Earnings (loss) per share                                          $      0.82   $       (5.13)  $      (0.01)
===================================================================================================================

(a) Accounting policy for business process re-engineering costs changed in the 1997 fourth quarter to expensed as incurred. The cumulative effect of prior period costs previously capitalized was charged to 1997 earnings.

COMPREHENSIVE INCOME

----------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                   1999            1998           1997
----------------------------------------------------------------------------------------------------------------------
  Net earnings (loss)                                                   $      72,884   $    (454,142)  $     (1,206)
----------------------------------------------------------------------------------------------------------------------
  Other comprehensive income (loss):
    Unrealized foreign currency translation adjustments                       (12,378)         (6,402)       (15,170)
    Reclassification adjustment for losses (gains) included in income              --          12,742        (23,001)
    Unrealized losses on available-for-sale securities                         (4,253)             --              --
  Other comprehensive income (loss)                                           (16,631)          6,340        (38,171)
----------------------------------------------------------------------------------------------------------------------
  Total comprehensive income (loss)                                     $      56,253   $    (447,802)   $   (39,377)
======================================================================================================================

PROFORMA STOCK COMPENSATION DISCLOSURES

----------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                                    1999            1998            1997
----------------------------------------------------------------------------------------------------------------------
  Proforma earnings (loss)                                          $     70,981   $    (453,939)  $      (2,429)
----------------------------------------------------------------------------------------------------------------------
  Earnings (loss) per share
    Basic                                                           $       0.80   $       (5.13)  $       (0.03)
    Diluted                                                         $       0.80   $       (5.13)  $       (0.03)
  Assumptions:
  Risk-free interest rates                                                   6.1%            5.3%            5.7%
  Expected lives (in years)                                                    6               6               6
  Dividend yield                                                             2.7%            3.9%            4.6%
  Volatility                                                                  26%             26%             23%
======================================================================================================================

The following data is based upon reports from independent consulting actuaries as at December 31:

-------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                              1999           1998
-------------------------------------------------------------------------------------------------------------------
  ACCRUED POSTRETIREMENT BENEFIT COST
  Projected postretirement benefit obligation at beginning of year                  $    297,704    $   279,492
  Service cost                                                                             2,058          2,674
  Interest cost                                                                           18,019         19,167
  Amendments                                                                                  --         14,255
  Actuarial gain                                                                         (62,798)        (4,120)
  Foreign currency exchange rate changes                                                     559           (886)
  Benefits paid                                                                          (13,705)       (12,878)
-------------------------------------------------------------------------------------------------------------------
  Projected postretirement benefit obligation at end of year                        $    241,837    $   297,704
  Unrecognized net loss                                                                   38,855        (16,612)
  Unrecognized prior service credit                                                      145,819        152,583
-------------------------------------------------------------------------------------------------------------------
  Accrued postretirement benefit cost liability                                     $    426,511    $   433,675
-------------------------------------------------------------------------------------------------------------------

  POSTRETIREMENT BENEFIT EXPENSE
  Service cost                                                                      $      2,058    $     2,674
  Interest cost                                                                           18,019         19,167
  Amortization of net (gain)/loss                                                            (40)            --
  Amortization of unrecognized service                                                   (14,897)       (13,949)
-------------------------------------------------------------------------------------------------------------------
  Net postretirement benefit expense                                                $      5,140    $     7,892
-------------------------------------------------------------------------------------------------------------------

  ASSUMPTIONS AND OTHER INFORMATION
  Weighted average discount rate                                                             7.9%           7.0%
  Weighted average healthcare cost trend rate
   Before age 65                                                                             7.8%           8.8%
   After age 65                                                                              5.8%           6.8%
   The general trend in the rate thereafter is a reduction of 0.7% per year.
  Weighted average ultimate healthcare cost trend rate                                       5.2%           5.2%
  Year in which ultimate healthcare cost trend rate will be achieved
    Canada                                                                                  2004           2004
    United States                                                                           2002           2002
  The following is the effect of a 1% increase in the assumed healthcare cost trend rates for each future year on:
    (a) Accumulated postretirement benefit obligation                               $     16,651    $    15,743
    (b) Aggregate of the service and interest cost components of
        net postretirement benefit cost                                                    1,145          1,215
  The following is the effect of a 1% decrease in the assumed healthcare cost trend rates for each future year on:
    (a) Accumulated postretirement benefit obligation                               $     16,313    $    15,743
    (b) Aggregate of the service and interest cost components of
        net postretirement benefit cost                                                    1,111          1,215
===================================================================================================================

BALANCE SHEET ITEMS AS AT DECEMBER 31

-------------------------------------------------------------------------------------------------------------------
                                                                 1999                           1998
   IN THOUSANDS                                       AS REPORTED         US GAAP     AS REPORTED         US GAAP
-------------------------------------------------------------------------------------------------------------------
  Net pension liability (asset)                     $     (22,323)  $     (30,140)  $         897   $     (14,930)
  Other assets - computer software                       (139,032)        (91,745)        (93,664)        (53,898)
  Postretirement benefit cost liability                        --         426,511              --         433,675
  Deferred income taxes asset                             (33,002)       (260,635)        (76,441)       (254,283)
  Deferred income taxes liability                          24,439          91,736          42,305          92,835
  Accounts payable and accruals                           533,010         459,045         641,649         523,312
  Unrealized foreign currency translation adjustments    (118,256)        (83,072)       (105,878)        (70,694)
  Retained earnings                                       480,049         213,185         405,142         157,993
===================================================================================================================

The following table shows the main items included in deferred income taxes under United States GAAP:

DEFERRED INCOME TAXES

-------------------------------------------------------------------------------------------------------------------
  IN THOUSANDS                                                                               1999            1998
-------------------------------------------------------------------------------------------------------------------
  Assets:
    Postretirement benefits other than pensions                                     $     168,365   $     171,266
    Tax benefit of loss carryovers                                                         40,965          31,584
    Pensions                                                                               15,498          14,096
    Restructuring costs                                                                    29,352          53,888
    Other                                                                                  46,516          20,668
-------------------------------------------------------------------------------------------------------------------
                                                                                          300,696         291,502
  Valuation allowance                                                                     (40,061)        (37,219)
-------------------------------------------------------------------------------------------------------------------
                                                                                          260,635         254,283
-------------------------------------------------------------------------------------------------------------------
  Liabilities:
    Depreciation                                                                           47,436          62,874
    Pensions                                                                               13,566           3,192
    Other                                                                                  30,734          26,769
-------------------------------------------------------------------------------------------------------------------
                                                                                           91,736          92,835
-------------------------------------------------------------------------------------------------------------------
  Net deferred income taxes                                                         $     168,899   $     161,448
===================================================================================================================

26. UNCERTAINTY DUE TO YEAR 2000 ISSUE

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using Year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. Although the change in date has occurred without any disruptions to the Corporation's operations, it is not possible to conclude that all aspects of the Year 2000 Issue that may affect the Corporation, including those related to the efforts of customers, suppliers or other third parties, have been fully resolved.

27. PENDING ACCOUNTING STANDARDS

SFAS NO. 133 - ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
In June 1998, the United States Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 which standardized the accounting for all derivatives. The new standard must be implemented for year-ends ending after June 15, 2000. The Corporation has not yet determined the impact the adoption of SFAS No. 133 will have on its earnings or statement of cash flows. However, the Corporation does not use derivative financial instruments for trading purposes and only enters into normal commercial hedges.

CICA SECTION 3465 - ACCOUNTING FOR INCOME TAXES
Effective January 1, 2000, the Corporation will change its method of accounting for income taxes from the tax allocation basis (deferral method), which related income taxes to the accounting income for the year, to the liability method of tax allocation as required by the Canadian Institute of Chartered Accountants'
Section 3465. The liability method records future tax assets and liabilities which reflect the net tax effects of temporary differences between carrying amounts for financial reporting purposes and the amounts used for tax purposes.

The cumulative effect of this change as of January 1, 2000, will result in an increase of assets by $69 million, an increase in liabilities by $67 million and an increase in opening retained earnings by $2 million. As permitted under the pending standard, prior year financial statements will not be restated; however, the effect will be applied retroactively as an adjustment to the opening retained earnings.

CICA SECTION 3461 - EMPLOYEE FUTURE BENEFITS
Effective January 1, 2000, the Corporation will change its method of accounting for postretirement benefits other than pensions. Under current Canadian standards the Corporation recognizes the cost of these benefits as an expense when paid. The new standard requires that the expected costs of the employees' postretirement benefits be expensed during the years that the employees render services to the Corporation. In addition, the new standard changes the accounting for recognition of involuntary termination benefits. For accrual purposes, the new standard requires that benefit arrangements are communicated to employees in sufficient detail to enable them to determine the type and amount of benefits they will receive when their employment is terminated. Current Canadian standards do not require this condition and included in the Corporation's 1998 restructuring charge were special termination benefits not yet communicated to employees.

The cumulative effect of this change as of January 1, 2000, will result in an increase of assets by $232 million, an increase in liabilities by $198 million and an increase in opening retained earnings by $34 million. As permitted under the new standard, prior year financial statements will not be restated; however, the effect will be applied retroactively as an adjustment to opening retained earnings.

28. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

Comparative figures have been restated where appropriate to conform to the current presentation.

MANAGEMENT REPORT


All of the information in this annual report is the responsibility of management and has been approved by the Board of Directors. The financial information contained herein conforms to the accompanying consolidated financial statements, which have been prepared and presented in accordance with accounting principles generally accepted in Canada and necessarily include amounts that are based on judgments and estimates applied consistently and considered appropriate in the circumstances.

The consolidated financial statements have been audited by the Corporation's independent accountants, PricewaterhouseCoopers LLP, and their report is included below.

The Corporation maintains a system of internal control which is designed to provide reasonable assurance that assets are safeguarded, that accurate accounting records are maintained, and that reliable financial information is prepared on a timely basis.

To monitor compliance with the system of internal controls and to evaluate its effectiveness, management has contracted with and directs PricewaterhouseCoopers LLP in an ongoing program of internal auditing.

The Audit Committee of the Board of Directors is composed entirely of outside directors and meets quarterly with management and PricewaterhouseCoopers LLP to review management's evaluation of internal controls, approve the scope of the program of internal auditing, and discuss the scope and results of audit examinations performed by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has unrestricted access to the Audit Committee including the ability to meet without management representatives present.


W. Ed Tyler (Signed)                              M. S. Rousseau (Signed)
PRESIDENT AND                                     SENIOR VICE PRESIDENT
CHIEF EXECUTIVE OFFICER                           AND CHIEF FINANCIAL OFFICER
FEBRUARY 17, 2000


AUDITORS' REPORT


TO THE SHAREHOLDERS OF MOORE CORPORATION LIMITED:

We have audited the consolidated balance sheets of Moore Corporation Limited as at December 31, 1999 and 1998 and the consolidated statements of earnings, retained earnings and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 1999 and 1998 and the results of its operations and the changes in its cash flows for each of the three years in the period ended December 31, 1999 in accordance with generally accepted accounting principles in Canada.

PricewaterhouseCoopers LLP (Signed)
CHARTERED ACCOUNTANTS, TORONTO, CANADA
FEBRUARY 17, 2000

ELEVEN-YEAR SUMMARY

---------------------------------------------------------------------------------------------------------------------------------
EXPRESSED IN UNITED STATES CURRENCY AND, EXCEPT
PER SHARE AMOUNTS, IN THOUSANDS OF DOLLARS                 1999               1998               1997            1996
---------------------------------------------------------------------------------------------------------------------------------
  INCOME STATISTICS
  Sales                                             $ 2,425,116        $ 2,717,702        $ 2,631,014          $ 2,517,673
---------------------------------------------------------------------------------------------------------------------------------
  Income (loss) from operations                         141,681           (630,500)            49,411              142,608
  Per dollar of sales                                       5.8CENTS         (23.2)CENTS          1.9CENTS             5.7CENTS
---------------------------------------------------------------------------------------------------------------------------------
  Income tax expense (recovery)                          35,286            (94,330)            49,171               48,570
  Percent of pre-tax earnings                              27.4%              14.7%              47.2%                24.4%
---------------------------------------------------------------------------------------------------------------------------------
  Net earnings (loss)                                    92,599           (547,866)            55,099              149,923
  Per dollar of sales                                       3.8CENTS         (20.2)CENTS           2.1CENTS            6.0CENTS
  Per common share                                  $      1.05        $     (6.19)       $      0.59          $      1.50
---------------------------------------------------------------------------------------------------------------------------------
  Dividends                                              17,692             34,057             85,830               94,183
  Per common share                                           20CENTS          38.5CENTS            94CENTS              94CENTS
---------------------------------------------------------------------------------------------------------------------------------
  Earnings retained in (losses and
    dividends funded by) the business                    74,907           (581,923)           (30,731)              55,740
---------------------------------------------------------------------------------------------------------------------------------
  BALANCE SHEET AND OTHER STATISTICS
  Current assets                                    $   750,860        $   894,343        $   965,078          $ 1,369,579
  Current liabilities                                   622,464            941,034            790,454              485,739
---------------------------------------------------------------------------------------------------------------------------------
  Working capital                                       128,396            (46,691)           174,624              883,840
  Ratio of current assets to current liabilities          1.2:1              1.0:1              1.2:1                2.8:1
---------------------------------------------------------------------------------------------------------------------------------
  Property, plant and equipment (net)                   458,808            466,198            635,770              603,750
---------------------------------------------------------------------------------------------------------------------------------
  Long-term debt                                        201,686              4,841             49,109               53,811
  Ratio of debt to equity                                 0.3:1              0.0:1              0.0:1                0.0:1
---------------------------------------------------------------------------------------------------------------------------------
  Shareholders' equity                                  672,674            610,145          1,185,612            1,549,819
  Per common share                                  $      7.60        $      6.90       $      13.40               $15.49
---------------------------------------------------------------------------------------------------------------------------------
  Total assets                                        1,630,293          1,726,135          2,174,572            2,224,040
---------------------------------------------------------------------------------------------------------------------------------
  Average shares outstanding (a)                         88,457             88,456             93,200               99,967
---------------------------------------------------------------------------------------------------------------------------------
  Number of shareholders of record at year-end            5,074              5,506              6,482                6,901
---------------------------------------------------------------------------------------------------------------------------------
  Number of employees                                    15,812             17,135             20,084               18,849
=================================================================================================================================

  (a) In thousands

QUARTERLY FINANCIAL INFORMATION

----------------------------------------------------------------------------------------------------------------------------
EXPRESSED IN UNITED STATES CURRENCY                       1999                                      1998
AND, EXCEPT PER SHARE AMOUNTS, IN        FOURTH      THIRD    SECOND      FIRST    FOURTH      THIRD    SECOND      FIRST
THOUSANDS OF DOLLARS (UNAUDITED)        QUARTER    QUARTER   QUARTER    QUARTER   QUARTER    QUARTER   QUARTER    QUARTER
----------------------------------------------------------------------------------------------------------------------------
  Sales                               $ 647,187  $ 596,363  $572,638  $ 608,928  $698,875   $651,325  $667,694  $ 699,808
  Cost of sales                         435,566    404,768   388,197    413,445   484,277    455,611   470,267    481,094
  Income (loss) from operations         101,145     18,690     8,298     13,548    26,204   (644,456)  (21,098)     8,850
  Net earnings (loss)                    72,342      8,687     1,891      9,679    15,234   (546,864)  (21,470)     5,234
  Per common share                    $    0.82  $    0.10  $   0.02  $    0.11    $ 0.17     $(6.18)   $(0.24) $    0.06
----------------------------------------------------------------------------------------------------------------------------
  Net earnings (loss) based on
    United States generally
    accepted accounting
    principles (Note 25)                 63,669      4,488    (1,152)     5,879      (347) (429,370)  (29,843)     5,418
  Per common share - Basic            $    0.71     $ 0.05    $(0.01)    $ 0.07       $--    $(4.85)   $(0.34)    $ 0.06
  Per common share - Diluted          $    0.71     $ 0.05   $ (0.01)    $ 0.07       $--    $(4.85)   $(0.34)    $ 0.06
============================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
              1995              1994             1993               1992             1991           1990                1989

       $ 2,602,254       $ 2,406,048      $ 2,331,796        $ 2,432,998        $ 2,492,278       $ 2,769,596       $ 2,708,406
------------------------------------------------------------------------------------------------------------------------------------
           113,612           135,263          (97,223)            24,258            111,833           179,864           282,073
               4.4CENTS         5.6CENTS         (4.2)CENTS          1.0CENTS           4.5CENTS          6.5CENTS         10.4CENTS
------------------------------------------------------------------------------------------------------------------------------------
           123,738            43,853          (18,796)            25,757             47,922            74,030            98,269
              31.6%             26.4%           (19.8)%            100.7%              35.0%             37.8%             32.7%
------------------------------------------------------------------------------------------------------------------------------------
           267,501           121,400          (77,606)            (2,327)            88,074           120,629           201,721
              10.3CENTS         5.0CENTS         (3.3)CENTS         (0.1)CENTS          3.5CENTS          4.4CENTS          7.4CENTS
       $      2.68       $      1.22         $  (0.78)       $     (0.02)       $      0.91       $          1.27   $      2.15
------------------------------------------------------------------------------------------------------------------------------------
            93,784            93,567           93,521             93,108             91,215            89,539            82,609
                94CENTS          94CENTS           94CENTS            94CENTS           94CENTS            94CENTS           88CENTS
------------------------------------------------------------------------------------------------------------------------------------

           173,717            27,833         (171,127)           (95,435)            (3,141)           31,090           119,112
------------------------------------------------------------------------------------------------------------------------------------

       $ 1,449,722       $ 1,009,714      $ 1,010,441        $ 1,063,144        $ 1,096,062       $ 1,181,316       $ 1,150,833
           541,730           446,608          451,011            352,491            332,979           411,349           375,581
------------------------------------------------------------------------------------------------------------------------------------
           907,992           563,106          559,430            710,653            763,083           769,967           775,252
             2.7:1             2.3:1            2.2:1              3.0:1              3.3:1             2.9:1             3.1:1
------------------------------------------------------------------------------------------------------------------------------------
           572,008           607,096          617,341            655,665            696,390           679,275           590,183
------------------------------------------------------------------------------------------------------------------------------------
            71,512            77,495           67,608             59,718             75,045            94,494            40,267
             0.1:1             0.1:1            0.1:1              0.0:1              0.1:1             0.1:1             0.0:1
------------------------------------------------------------------------------------------------------------------------------------
         1,488,170         1,365,174        1,312,896          1,475,508          1,584,780         1,537,671         1,440,966
       $     14.90       $     13.71      $     13.19        $     14.83        $     16.21      $      16.05       $     15.27
------------------------------------------------------------------------------------------------------------------------------------
         2,235,638         2,031,336        1,974,032          2,020,715          2,134,436         2,205,043         2,008,319
------------------------------------------------------------------------------------------------------------------------------------
            99,754            99,538           99,487             99,045             97,028            95,245            93,860
------------------------------------------------------------------------------------------------------------------------------------
             7,236             7,317            7,644              8,440              8,670             8,903             9,683
------------------------------------------------------------------------------------------------------------------------------------
            18,771            19,890           22,014             23,124             23,556            25,021            26,359
====================================================================================================================================

       DISTRIBUTION OF REVENUE

       -------------------------------------------------------------------------------------------------------------------
                                                                                  1999             1998            1997
       -------------------------------------------------------------------------------------------------------------------
        Sales and investment and other income                                    100.0%           100.0%          100.0%
       -------------------------------------------------------------------------------------------------------------------
        Used as follows:
           Wages, salaries and employee benefits                                  33.8%            34.4%           33.4%
           Materials, supplies and services                                       59.1             61.9            57.9
           Restructuring                                                          (2.8)            19.5            --
           Capital asset amortization                                              4.2              4.3             4.3
           Income, property and other taxes                                        1.9              0.1             2.3
           Dividends                                                               0.7              1.2             3.2
           Earnings retained in (losses and dividends funded by) the business      3.1            (21.4)           (1.1)
       ====================================================================================================================

SHAREHOLDER INFORMATION


CORPORATE OFFICE
Moore Corporation Limited
1 First Canadian Place
P.O. Box 78, Toronto, Ontario M5X 1G5
Telephone: (416) 364-2600
Facsimile: (416) 364-1667
Internet: http://www.moore.com

STOCK EXCHANGE LISTINGS
Stock Symbol: MCL
CUSIP No: 615785 10 2
Markets: Toronto and New York

As at December 31, 1999 the common shares of the Corporation are also included in the Toronto 35 Index, S&P/TSE 60 Index, the Toronto 100 Index and the TSE 300 Composite Index.

MARKET PRICE OF COMMON SHARES
The following table sets forth the high and low prices of the common shares of the Corporation on the Toronto and New York exchanges.

              -----------------------------------------------
                   THE TORONTO              NEW YORK
                STOCK EXCHANGE (C$)    STOCK EXCHANGE (US$)
-------------------------------------------------------------
                      HIGH       LOW        HIGH       LOW
-------------------------------------------------------------
  1999
  4th quarter        14.75      8.55       9.625     6.000
  3rd quarter        14.95     11.50      10.000     7.750
  2nd quarter        15.75     11.40      10.250     7.875
  1st quarter        18.80     14.75      12.375     9.875

  1998
  4th quarter        19.20     15.00      12.4375    9.75
  3rd quarter        20.00     14.60      13.5625    9.4375
  2nd quarter        24.20     18.00      17.0000   12.3125
  1st quarter        25.35     20.50      17.6875   14.375
==============================================================

DIVIDENDS
In 1999, the Corporation paid a dividend of 5(cent) (U.S.) per common share each quarter. Subject to formal declaration by the Board of Directors, dividend record and payment dates for the next four dividends will be as follows:

RECORD DATE                                PAYMENT DATE
March 3, 2000                             April 3, 2000
-------------------------------------------------------
June 2, 2000                               July 5, 2000
-------------------------------------------------------
September 1, 2000                       October 3, 2000
-------------------------------------------------------
December 1, 2000                        January 3, 2001


Dividends are declared and paid in United States dollars. Shareholders have the option of receiving dividends in equivalent Canadian funds or participating in the Dividend Reinvestment and Share Purchase Plan. The Dividend Reinvestment Option allows shareholders to have their cash dividends reinvested to acquire additional shares. The Share Purchase Option allows shareholders to purchase shares by making a cash payment of not less than CDN$50 and not more than CDN$5,000 in each quarter.

Withholding taxes at the rate of 25% are imposed on the payment of dividends to non-residents of Canada. Under the present Canada/ United States tax treaty, such rate is generally reduced to 15%.

TRANSFER AGENT AND REGISTRAR
Until April 30, 2000 the transfer agent and registrar for the common shares of the Corporation is the CIBC Mellon Trust Company at its offices in Montreal, Toronto, Winnipeg, Calgary and Vancouver. The co-transfer agent and registrar is ChaseMellon Shareholder Services in New York.

Effective May 1, 2000 the transfer agent of the Corporation will be Montreal Trust Company of Canada at its offices in Montreal, Toronto, Winnipeg, Calgary and Vancouver. The co-transfer agent and registrar will be The American Securities Transfer and Trust, Inc. in New York.

SHAREHOLDER ACCOUNT INQUIRIES
Until April 30, 2000 CIBC Mellon Trust can be reached by dialing toll-free 1-800-387-0825 or (416) 643-5500. Their Internet address is www.cibcmellon.ca

Correspondence may be addressed to:
Moore Corporation Limited
c/o CIBC Mellon Trust Company
P.O. Box 7010
Adelaide Street Postal Station
Toronto, Ontario, Canada, M5C 2W9

Effective May 1, 2000 Montreal Trust can be reached by dialing toll-free 1-800-663-9097 or (416) 981-9633. Shareholders can also e-mail at
faq@montrealtrust.com. Their internet address is www.montrealtrust.com

Correspondence may be addressed to:
Moore Corporation Limited
c/o Montreal Trust Company of Canada
8th floor, 150 Front Street West
Toronto, Ontario, Canada, M2J 2N1

INVESTOR RELATIONS
Institutional and individual investors seeking financial information about the company are invited to contact John V. Laurie, Vice President and Treasurer, at the Corporate office.

FORM 10-K/ANNUAL INFORMATION FORM
The Annual Report on Form 10-K is filed with the United States Securities and Exchange Commission and with the Canadian securities authorities as the Annual Information Form. It is available without charge by contacting the Corporate Communications Department, at http://www.sedar.com and at http://www.sec.gov/edgarhp.htm

ECONOMIC VALUE ADDED IS A REGISTERED TRADEMARK OF STERN STEWART & CO.


                   ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

     WILL BE HELD AT THE GLENN GOULD STUDIO, CANADIAN BROADCASTING CENTRE,

       250 FRONT STREET WEST, TORONTO, CANADA ON FRIDAY, APRIL 28, 2000

                          AT 10:00 A.M. TORONTO TIME.

MOORE

MOORE CORPORATION LIMITED
1 FIRST CANADIAN PLACE
P.O. BOX 78
TORONTO, ON
CANADA M5X 1G5

T 416.364.2600
F 416.364.1667


EXECUTIVE OFFICES
1200 LAKESIDE DR.
BANNOCKBURN, IL
USA 60015


T 847.607.6000


VISIT US ON THE INTERNET AT

http://www.moore.com