Form 10-K, Exhibit 13
period 2000-12-31
MOORE CORPORATION LTD
filed 2001-03-09
CIK 67931

"2001 is the year Moore gets back to basics. We will aggressively control our costs, intensify our focus on our customers and increase our accountability to our shareholders. Most of all we will deliver on our commitments, quarter after quarter. No excuses."

                                                  -Robert G. Burton,
                                                   President & CEO

                                                                  M o o r e 2001

O u r
   c o m m i t m e n t

[PHOTO -- Robert G. Burton
          President and Chief Executive Officer]

"WE WILL MAKE SURPASSING THE EXPECTATIONS, OF BOTH OUR CUSTOMERS AND OUR SHAREHOLDERS THE NORM, NOT THE EXCEPTION."

Dear Fellow Shareholders,

     As many of you know, I joined the company on December 22, 2000 as President and Chief Executive Officer. Beyond my role as the senior manager of the company, I am also a significant investor in the company as I made an initial investment of $2,000,000 through Chancery Lane/GSC Investors, L.P.*

     I mention this investment for two reasons. First, the investment underscores my confidence in the future ability of the company to deliver results for our customers and shareholders. Second, I truly believe that managers of a company need to be fully aligned with the interests of its shareholders. I cannot think of any better way to align myself and all of our managers than by having us all be investors in the company.

     Looking back at 2000, it is clear that the results of the company were unacceptable.

     Under my watch we will not accept similar results. 2001 will be a year of positive change at the company. Our new management team is accountable for results. Excuses are unacceptable. We are committed to delivering on our promises and providing our investors with the level of results they expect.

     Our game plan is clear. We will aggressively eliminate waste, control costs going forward, partner with suppliers to leverage our total purchasing dollars and offer opportunities to our customers through the introduction of a "one-stop shopping" platform across our business lines. Through all of this, we will intensify our focus on our customers and consistently deliver a return on investment to our shareholders.

     This focus has been clearly lacking in recent years as financial performance at Moore has consistently fallen short of expectations and the return on your investment in the company has deteriorated. Turning this trend around, and doing so quickly, is the number one reason the board of directors appointed me President and CEO.


1   2000 Annual Report MOORE CORPORATION LIMITED

     My mandate is clear. It is to deliver improved financial results to our shareholders, quarter after quarter. And, in the process, restore Moore's image as the industry leader, where our performance and the value we deliver to our customers and shareholders will once again be the standard to which others are measured.

     This is a big challenge, but make no mistake, I am 100% committed to making it happen. And, as you will see in the coming months, when I make a commitment, I deliver. No excuses. The days of over-promising and under-delivering at Moore are over. Mediocre performance will not be tolerated. Instead, we will make surpassing expectations of our customers and shareholders the norm, not the exception. That's my promise and that's the mindset I will instill at Moore.

     Those that know my history recognize how seriously I take my promises. I will run Moore similar to how a coach runs a professional football team; where winning is the only thing that counts. And, in this game, winning means at the end of the game, delivering on our commitments and generating a consistent return on investment for our shareholders. That is our scoreboard and that will be the measure of our success.

     I am confident that we will achieve success at Moore because I have consistently delivered results throughout my business career. I have surrounded myself with a team that is experienced in turning companies around and through our leadership and personal commitment I believe we will reposition Moore as an organization that can consistently win in the marketplace.

     Turnarounds are neither instantaneous nor easy. We need to focus on the basics-blocking and tackling. By working together, motivating the talented and dedicated employees that we have selected to be on our team, we can drive the ball up the field and ultimately declare victory by focusing on the business fundamentals that are so crucial to success.

     The process of transforming Moore to deliver success is already well underway. We are aggressively addressing the underlying factors that have hampered Moore's financial performance in the past. While these factors are many and span all levels of the organization, it is glaringly apparent that our cost structure was completely out of line with our revenue.

     In January, I set a clear course of action to address this misalignment, highlighted by a plan to reduce our expenses by $100,000,000 during the next 12 to 18 months. Our immediate focus is to get our costs aligned by eliminating unnecessary and duplicative costs or business activities that do not add value to our customers and that are not core to our future.

     We immediately initiated a number of key actions in support of our aggressive cost reduction program.

                                   "MY MANDATE

                                  IS CLEAR.IT'S

                      TO DELIVER IMPROVED FINANCIAL RESULTS

                       TO OUR SHAREHOLDERS, QUARTER AFTER

                                    QUARTER."



                  I n c r e a s e d   a c c o u n t a b i l i t y


                                2000 Annual Report MOORE CORPORATION LIMITED   2

O u r
   c o m m i t m e n t

     First, we announced plans in January to close our stand-alone research and development facility in Grand Island, New York. Immediate savings from this action were approximately $12,000,000 to $15,000,000. All future research efforts will be re-channeled into our various businesses and closer to our customers, where they belong.

     Second, we initiated a 10% reduction in our workforce in January and February with emphasis on eliminating administrative and corporate-related positions at our headquarters facility.

     This action will result in significantly lower operating costs, improved cost of goods sold, improved operational efficiency, swifter decision making, better communications and create an effective way to manage our business. At the same time, I have called on all managers to wear multiple hats and add value in various roles within the company in the future. By increasing their accountability, I have ensured that they will act as owners of the business, managing business decisions and resources as they would their own, and then be measured and rewarded for their performance.

     Third, we streamlined our forms and labels business in North America, which included the integration of our Canadian and U.S. operations. The savings from this action totalled approximately $30,000,000 through the elimination of duplicative activities and redundant management and administrative positions. Equally important, by effectively integrating and refocusing our North American operations, I believe we are better positioned to leverage our size as the largest North American company in our industry.

     Fourth, we launched in February a new business called Integrated Business Solutions Group that will aggressively focus on helping customers acquire, retain and build loyalty with their clients.

     The Integrated Business Solutions Group combines two of Moore's existing businesses -- Business Communication Services and Response Marketing Services -- and will provide customers with multiple business communications and direct marketing offerings that deliver results through speed, precision and impact.

     In addition, by combining two businesses into one, we took yet another step to significantly reduce our operating expenses. Immediate savings from this action are expected to be several million dollars. This action supports my commitment to manage our business more aggressively by eliminating non-essential activities and then re-deploying resources in areas that can best deliver increased value for our customers and a greater return to our shareholders.

     Fifth, I initiated an employee stock purchase program and am requiring all managers of Moore to actively participate. I am taking the lead in this program by purchasing additional Moore shares each pay


3   2000 Annual Report MOORE CORPORATION LIMITED
period through payroll deductions. As I mentioned earlier, it is important that our team be aligned with the interests of our shareholders. Stock ownership creates this alignment.

     The company bears a small administrative cost for the program. The stock is bought at market prices, without a discount or a match, and placed in an employee's account. I want our employees to be aware of how their actions and decisions, 24 hours a day, 7 days a week, impact our results.

     Lastly, I initiated a review of all of our businesses; productivity goals; capital spending and return on investment; training initiatives; financial controls; business processes; procurement; logistics; energy utilization; organizational structure; MIS/IT structure, spending and future direction; disposition of non-essential assets (including real estate) as well as a review of all facility locations including the location of the headquarters, various business units and our geographically dispersed back office operations.

     This analysis is progressing rapidly and will help determine our strategic direction moving forward, our core areas of business and the objectives we need to achieve to secure our future. Specific actions resulting from this review will become clear in the future.

     While there is a lot that needs to be accomplished at Moore, I am confident our game plan for turning the organization around is sound. While getting back to basics may seem simple, I assure you it will be effective.

     I remain confident that Moore has all of the components for future success: a wide range of services and solutions, a strong sales team, a dedicated employee population, creative manufacturing talent and a loyal customer base that is the envy of the industry.

     With an aggressive approach to managing the business, a renewed focus on our customers and a commitment to providing a return to our shareholders, I believe we are positioned to translate Moore's vast potential into improved financial results. And, we are committed to delivering on our promises, quarter after quarter. You have my word.


     /s/ Robert G. Burton

     Robert G. Burton
     President & Chief Executive Officer
     Moore Corporation Limited

     * CHANCERY LANE/GSC INVESTORS, L.P., A PRIVATE EQUITY VEHICLE, IS COMPRISED OF AFFILIATES OF CHANCERY LANE CAPITAL, L.L.C., GREENWICH STREET CAPITAL PARTNERS II, L.P., AND IS LED BY THEODORE AMMON AND OTHER INVESTORS INCLUDING SEVERAL INDIVIDUALS WHO ARE ACTIVELY INVOLVED IN THE DAY-TO-DAY OPERATIONS OF THE COMPANY.



KEY FOCUS

1)   FOCUS ON CORE
     BUSINESSES

2)   AGGRESSIVELY
     CONTROL COSTS

3)   INTENSIFY
     FOCUS ON
     CUSTOMERS

4)   DELIVER ON
     FINANCIAL
     COMMITMENTS


                      I m p r o v e d   p e r f o r m a n c e

                              2000 Annual Report MOORE CORPORATION LIMITED     4

                                                Our f o c u s   MEASURED BY THE

Moore's portfolio of businesses deliver the widest range of products and solutions in the industry-from paper-based forms and labels, to personalized direct marketing and critical business communications to a host of leading-edge digital and Internet solutions. We will reposition these businesses by aggressively sharpening our focus on our customers and the value we provide by better anticipating their rapidly changing needs. Growth in these businesses will come both organically and from strategic acquisitions in key core business areas.

[GRAPHIC] The Forms and
          Labels Business

The entire forms and labels industry is going through dramatic change and consolidation, creating plenty of opportunities for profitable growth for companies that can fight for market share by being the lowest-cost producer in the market. Today, our forms and labels business accounts for 69% of our consolidated revenue. While there has been a deterioration in our sales the last few years, our aggressive approach to managing our costs combined with our long-standing relationships with key Fortune 1000 customers, will provide the foundation and the momentum for greater levels of performance, beginning in 2001.

To direct this critical part of our business-I have appointed a new management team headed up by industry veteran Tom Oliva. Tom is a strong and proven leader who will, without question, deliver the quarter-over-quarter business improvement that has been so sorely lacking in the past. His no-nonsense, "no-excuse" approach will immediately raise the performance level of those around him.

Our focus within our forms and labels operation in the U.S. and Canada will be to reorganize the business in alignment with our goal to be the lowest-cost producer.

This will include eliminating non-core activities that don't provide incremental value to our customers; eliminating front-end administrative costs; scaling back our office support functions; streamlining our manufacturing capabilities and refocusing our sales organization to deliver the products, services and solutions that our customers value.

[GRAPHIC] Integrated Business
          Solutions Group

Earlier this year, we launched the Integrated Business Solutions Group to aggressively focus on helping our customers acquire, retain and build loyalty with their clients. Integrated Business Solutions Group combines two of Moore's existing businesses -- Business Communication Services and Response Marketing Services -- into one organization that is intensely focused on delivering print, digital and electronic communication solutions that help customers develop long-standing relationships with their customers.

Today's customers are looking for creative and high-return personalized and customized communication solutions that will allow them to directly connect with their customers.

By combining the best of Business Communication Services and Response Marketing Services, Integrated Business Solutions Group will provide customers with multiple business communications and direct marketing offerings that deliver results through speed, precision and impact.

Our goal in combining these businesses is clearly to unleash the vast growth potential of the new organization by making the investment necessary to accelerate growth, both organically and through strategic decisions. At the same time, eliminating unnecessary overhead across the company, through our aggressive cost containment program, will lead to better bottom-line performance in the months to come.


5   2000 Annual Report MOORE CORPORATION LIMITED

VALUE WE DELIVER OUR CUSTOMERS

Our focus in 2001 will be to solidify our role as a market-leading provider of traditional print and electronic delivery of critical customer communications. Our personalized print and digital solutions are among the most sophisticated in the industry and provide tremendous opportunities for growth in the future. We will aggressively expand our response marketing product line of customizable solutions that help our customers build, retain and maintain relationships with their customers.

At the same time, with our in-depth understanding of the telecommunications, financial, healthcare and insurance sectors, we provide our customers with industry leading business communication solutions, including billing statements; regulatory compliance, (financial, billing and tax statements) benefits and coverage documents; and stored value cards like pre-paid phone cards. Additionally, we will provide extensive project management and design consultation, ensuring our customers' complex business information is converted into effective communications -- be it print, digital or Internet -- that enhance long-term relationships and build customer loyalty.

To lead this new team, I have appointed Bruce D'Angelo as President of the Integrated Business Solutions Group. Bruce most recently headed up our Business Communication Services operation where he has consistently proven an ability to deliver results.

[GRAPHIC] Latin America
          and CCS Europe

Our Latin American business is bringing the traditional forms market in this region to a new level, by introducing advanced technology that enables our clients to better communicate with their customers. Examples of these communications include customer billing statements, savings certificates and promotional mailings.

Our European business is also focused on customer communications. Through the use of proprietary technology and cutting-edge digital print equipment, our European operations enable our clients to reach their customers in a highly personal, one-to-one manner.

Both our Latin American and European businesses are poised for growth. As the customer relationship management market in each of these regions takes hold and growth accelerates, our Latin American and European operations are well positioned to capitalize on these favorable market dynamics.

[GRAPHIC] Phoenix Group and
          Peak Technologies

Phoenix Group and Peak Technologies are excellent niche businesses in strong growth markets.

Phoenix Group is a full-service, relationship marketing firm that specializes in database marketing and management tools, marketing fulfillment, business-to-business Internet and intranet development, program management, creative services and research.

Peak Technologies is the largest integrator of supply chain execution and automatic identification and data collection solutions in North America.

Both Phoenix Group's and Peak Technologies' strategy going forward is to aggressively grow their business by bringing their proven solutions to new vertical markets and customers, while at the same time continuing to exercise cost discipline with a view toward enhancing bottom-line growth.

                                                   C u s t o m e r   d r i v e n


                                2000 Annual Report MOORE CORPORATION LIMITED   6

O u r
    t e a m     ACCOUNTABLE FOR

To turn Moore around and deliver increased value quarter after quarter, I have enlisted a dynamic group of leaders, some of whom I have worked with in the past, others who have a history of strong performance at Moore. Every member of our team has a proven track record of performing to the fullest extent of their capabilities and expect the same level of commitment and dedication from those they work with. I know that our investors and customers expect top performance from us. As we make every business decision, now and going forward, we acknowledge your expectations and are committed to meeting and exceeding them.

Let me introduce you to the team that will drive us to win and inspire our team to achieve our goals:

ROBERT B. LEWIS, Executive Vice
President, Chief Financial Officer.

[PHOTO OF ROBERT B. LEWIS]

Mr. Lewis will be accountable for getting our costs in line with our revenue and preparing the organization for growth. The CFO role will be vital to our future success and I have absolutely no doubt, given Bob's experience and proven track record, that he has the ability to go the distance and do whatever is necessary to ensure our future success. I have worked along side Bob in the past and found him to be an excellent strategic thinker who has a strong history of consistently delivering improved results. Bob will assume a hands-on role in reducing capital spending and increasing our return on investment.

JAMES E. LILLIE, Executive Vice
President of Operations.

[PHOTO OF JAMES E. LILLIE]

Mr. Lillie is a proven leader who has the ability to make the difficult, but necessary, decisions required to achieve our goal of $100,000,000 in cost savings and create an organizational structure that will consistently deliver improved financial performance. In the more than eight years I have worked with Jim he has consistently proven himself to be a committed and very disciplined leader who does not shy away from doing whatever is necessary to control costs and improve value for customers and shareholders. He is a "no excuses" manager who will immediately raise the performance level of those around him and align the organization and our resources to the interests of our stakeholders.

THOMAS J. QUINLAN III, Executive Vice
President and Treasurer.

[PHOTO OF THOMAS J. QUINLAN III]

Mr. Quinlan will be a key player on my team as we dig deeper into our cost cutting and streamlining initiative at Moore. I have been to battle with Tom at my side in the past and I am absolutely confident that his interaction and professionalism in working with the investment community and financial


7   2000 Annual Report MOORE CORPORATION LIMITED

MAKING IT HAPPEN

institutions is a paramount asset. Tom's track record as an experienced treasury executive reflects his abilities as a strong and focused leader. I am calling upon him to deliver improved results in our overall treasury operations from real estate holdings to cash management.

THOMAS W. OLIVA, President,
Forms and Labels Business.

[PHOTO OF THOMAS W. OLIVA]

Mr. Oliva has an energy and an unwavering focus on the needs of customers that will translate into a winning mindset at Moore. He will set the tone for improved performance in our core business through a very hands-on approach that will enable him to get in-tune with our customers' needs rapidly. Tom will bring directed results through rapid and decisive management. His goal is to build momentum and gain market share by consistently meeting his commitments. Tom has delivered for me in the past and I expect him to do so again with our largest revenue base.

DEAN E. CHERRY, Executive Vice President
International and Subsidiary Operations.

[PHOTO OF DEAN E. CHERRY]

Mr. Cherry is an experienced operations leader who I have worked with for more than 10 years. His strength is in leveraging underperforming assets by eliminating waste and utilizing core competencies. Dean will interject new life into our European and Latin American operations by focusing on the overall picture and setting the foundation for success. I will draw upon his knowledge and drive to deliver better bottom-line performance, accelerate growth and exceed customer expectations.

BRUCE D'ANGELO, President,
Integrated Business Solutions Group.

[PHOTO OF BRUCE D'ANGELO]

Mr. D'Angelo is a proven leader with a good track record at Moore in driving results in this growth business. He leads our newly formed Integrated Business Solutions Group with a distinctive methodology of questioning every business decision to create a sense of urgency. He is challenging his team to rethink what has been done in the past and to make changes that will improve performance in the future. He promotes business synergies and expects his team to fully understand the business. He openly challenges his team into action to better serve the needs of our customers.

                                               R e s u l t s    o r i e n t e d

                                2000 Annual Report MOORE CORPORATION LIMITED   8

O u r
    e x p e c t a t i o n

[PHOTO -- Thomas E. Kierans
          Chairman of the Board]

"WE HAVE TAKEN DECISIVE ACTION TO SECURE MOORE'S FUTURE AND INCREASE THE RETURN ON INVESTMENT WE DELIVER OUR SHAREHOLDERS."


Dear Fellow Shareholders,

      2000 was the year the Board of Directors took decisive action to turn Moore's performance around.

     First, the board secured a $70,500,000 strategic investment in Moore by Chancery Lane/GSC Investors, L.P., a private investment equity vehicle led by Theodore Ammon. This investment will be used to pay down debt and fund Moore's future growth initiatives.

     Second, the board appointed Robert G. Burton President and Chief Executive Officer of Moore on December 22, 2000.

     Bob is a proven turnaround specialist with a track record of significantly and consistently delivering improved financial results.

     Bob's immediate focus at Moore is to get back to basics -- to instill the business fundamentals that were the foundation of Moore's success in the past and will be again in the future. Since assuming his position, Bob has moved swiftly and decisively. He has appointed a senior management team that has a history of delivering against their commitments.

     Bob and his management team have also begun eliminating activities that do not deliver value to our customers and do not provide a return on investment to our shareholders. This includes an aggressive plan to reduce costs by $100,000,000 over the next 12 to 18 months by eliminating non-core activities and duplicative functions.

     These actions are being carried out with the best interests of our customers and our shareholders in mind. At the same time, getting our costs right and building an organization that is streamlined and able to effectively compete in the marketplace is in the best interests of our employees.

     While there is much to do to improve the value Moore delivers to our shareholders, by reducing costs, intensifying the company's focus on customers, and committing to improved financial performance, the Board is confident that Bob is taking the actions necessary to secure Moore's future.

     The Board wishes Bob and his team the best in 2001 and also wishes to thank Derek Burney, Barton Faber, Richard Lehmann, Brian Levitt, Leon Courville and Jeanette Lerman for their contributions during their tenure as Directors.


/s/ T.E. Kierans

Thomas E. Kierans
Chairman of the Board
Moore Corporation Limited


9   2000 Annual Report MOORE CORPORATION LIMITED

2000 BOARD OF DIRECTORS
(STANDING FOR RE-ELECTION IN 2001)


R. THEODORE AMMON                          ALFRED C. ECKERT, III                       J. ROBERT S. PRICHARD, O.C.
Director since December 2000               Director since December 2000                Director since 1996
Chairman Chancery Lane                     Chairman and Chief Executive Officer        Professor at Law and
Capital, LLC                               GSC Partners                                President Emeritus
                                                                                       University of Toronto

ROBERT G. BURTON                           DAVID R. MCCAMUS
Director since December 2000               Director since 1997                         JOHN W. STEVENS
President and Chief Executive Officer      Corporate Director                          Director since December 2000
Moore Corporation Limited                                                              Executive Vice President
                                                                                       ARVA Limited
                                           NEWTON N. MINOW
SHIRLEY A. DAWE                            Director since December 2000
Director since 1989                        Counsel Sidley and Austin LLP
President Shirley Dawe
Associates Inc.


2001 CORPORATE
MANAGEMENT

ROBERT G. BURTON                           THOMAS J. QUINLAN, III                         THOMAS W. OLIVA
President and Chief                        Executive Vice President                       President
Executive Officer                          Treasurer                                      Moore North America

MARK S. HILTWEIN                           2001 OPERATING                                 2001 CORPORATE
Senior Vice President                      MANAGEMENT                                     SECRETARY
Controller

ROBERT B. LEWIS                            DEAN E. CHERRY                                 JOAN M. WILSON
Executive Vice President                   Executive Vice President                       Vice President
Chief Financial Officer                    International and Subsidiary                   Corporate Secretary
                                           Operations

JAMES E. LILLIE                            BRUCE D'ANGELO
Executive Vice President                   President
Operations                                 Integrated Business
                                           Solutions Group

                                               S h a r e h o l d e r   v a l u e


                               2000 Annual Report MOORE CORPORATION LIMITED   10

BACK TO BASICS
FINANCIAL HIGHLIGHTS
EXPRESSED IN UNITED STATES CURRENCY AND,
EXCEPT PER SHARE AMOUNTS, IN MILLIONS OF DOLLARS                   2 0 0 0         1 9 9 9         1 9 9 8
---------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF EARNINGS
Sales                                                             $2,258           $2,425          $2,718
Income (loss) from operations, before restructuring                  (70)              73             (16)
Income (loss) from operations                                        (46)             142            (631)
Per dollar of sales                                                 (2.0)CENTS        5.8CENTS      (23.2)CENTS
Income tax expense (recovery)                                        (17)              35             (94)
Percentage of pre-tax earnings                                        21%              27%             15%
Net earnings (loss), before restructuring                            (88)              44             (17)
Net earnings (loss)                                                  (66)              93            (548)
Per dollar of sales                                                 (2.9)CENTS        3.8CENTS      (20.2)CENTS
---------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET

Working capital                                                   $  231           $  128          $  (47)
Ratio of current assets to current liabilities                     1.5:1            1.2:1           1.0:1
Capital employed in business                                       1,120            1,046           1,033
Return on capital employed                                          (6.4%)            8.9%          (42.7%)
Shareholders' equity                                                 625              673             610
Return on shareholders' equity                                     (10.2%)           14.4%          (61.0%)
Total assets                                                       1,868            1,630           1,726
Expenditure for property, plant and equipment                         76              101              75
---------------------------------------------------------------------------------------------------------------

PER COMMON SHARE

Net earnings (loss), before restructuring                         $(0.99)          $ 0.50          $(0.19)
Net earnings (loss)                                                (0.75)            1.05           (6.19)
Dividends declared                                                  0.20             0.20           0.385
Shareholders' equity                                                7.06             7.60            6.90
Average shares outstanding (in thousands)                         88,457           88,457          88,456
---------------------------------------------------------------------------------------------------------------

SALES
(millions of dollars)

2000     1999     1998
-----------------------
2,258    2,425    2,718


NET EARNINGS (LOSS)
(millions of dollars)

2000     1999     1998
-----------------------
(66)      93      (548)

INCOME (LOSS) FROM OPERATIONS
(millions of dollars)

2000     1999     1998
-----------------------
(46)      142     (631)

RETURN ON SHAREHOLDERS' EQUITY
(%)

2000     1999     1998
-----------------------
(10.2%)  14.4%    (61%)


11 2000 Annual Report MOORE CORPORATION LIMITED

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

--------------------------------------------------------------------------------
THIS SECTION PROVIDES A REVIEW OF THE FINANCIAL PERFORMANCE OF MOORE CORPORATION LIMITED DURING THE THREE YEARS ENDED DECEMBER 31, 2000. THE ANALYSIS IS BASED ON THE CONSOLIDATED FINANCIAL STATEMENTS THAT ARE PRESENTED STARTING ON PAGE 29, PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) IN CANADA. DIFFERENCES FROM GAAP IN THE UNITED STATES ARE DISCLOSED IN NOTE 25 ON PAGE 51. WHERE APPROPRIATE COMPARATIVE FIGURES HAVE BEEN CHANGED TO CONFORM TO THE CURRENT PRESENTATION.
--------------------------------------------------------------------------------

Results of Operations

The Corporation operates in one industry - the printing industry, and has four distinct operating segments in which management assesses information on a regular basis for decision-making purposes. The four segments are Moore North America, CCS United States, Latin America and CCS Europe. These segments market products and services of both Forms & Labels (Forms) and Customer Communication Services (CCS) to a geographically diverse customer base. The Asia Pacific operating segment and the European Forms operations were eliminated through divestitures and liquidations as part of the 1998 restructuring plan.

The following discussions include information on a corporate wide basis and on an operating segment basis.

2000 Versus 1999

Highlights of the consolidated results reported for 2000 and 1999 are:

- Sales in 2000 of $2,258 million decreased by $167 million or 7% compared to 1999 sales of $2,425 million. The sales decrease comprises: divestitures, net volume decreases, the impact of currency devaluation on foreign currency translation, partly offset by the full consolidation of the operations of Quality Color Press Inc. The volume decrease is the result of an increasingly competitive, technologically evolving environment, in a flat market.

     - Forms sales in 2000 of $1,555 million decreased by $107 million or 6% compared to Forms sales in 1999 of $1,662 million. Included in Forms sales are Labels and Label Systems sales of $458 million
          (1999 - $477 million), a $19 million (4%) decrease from 1999 levels. Forms sales represent 69% of the Corporation's total sales (1999 - 69%).

     - CCS sales in 2000 of $703 million decreased by $60 million from 1999 sales of $763 million mainly due to divestitures. CCS sales represent 31% of total sales (1999 - 31%).

- Cost of sales was 69.8% of consolidated sales in 2000 compared to 67.7% in 1999.


2000 Annual Report MOORE CORPORATION LIMITED 12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION Continued

     - Selling, general and administrative costs (SG&A) in 2000 decreased to $579 million from $585 million in 1999. The ratio of SG&A costs to sales in 2000 increased to 25.6% compared to 24.1% in 1999.

     - A net restructuring reversal of $24 million was recorded in 2000 compared to a reversal of $68 million in 1999. The restructuring program is described in a separate section of the Management's Discussion and Analysis.

     - Capital asset amortization of $152 million in 2000 increased by $51 million over 1999. This increase is mainly due to the partial write-down of goodwill relating to a European subsidiary, the commencement in 2000 of amortization of the Enterprise Resource Planning (ERP) asset, and the write-off of a component of the ERP asset.

     - Research and development costs in 2000 were $21 million, a decrease of $2 million from 1999.

     - Loss from operations in 2000 was $46 million compared to income from operations in 1999 of $142 million.

          - Forms operating loss in 2000 was $54 million compared to operating income in 1999 of $85 million. The Labels component generated operating income of $9 million in 2000 and $30 million in 1999.

          - CCS operating income in 2000 was $6 million compared to 1999 operating income of $52 million.

     - Investment and other income decreased by $21 million in 2000 resulting in an expense of $10 million compared to income of $11 million in 1999.

     - The 2000 effective tax rate of 21% represents a recovery of income taxes compared to the 1999 provision for income taxes of 27%.

     - The net loss for 2000 was $66 million, a loss per share of $0.75 compared with 1999 net income of $93 million and earnings per share of $1.05.

2000 Versus 1999 Excluding Unusual Items

In order to provide a more meaningful comparison of 2000 results to 1999 results, the Corporation has identified transactions that affect the two years in a disproportionate manner. These items are detailed below and, for discussion purposes, have been excluded from the operating results of the affected year.

     - The 1999 operating results of the Data Management Services business unit sold in December 1999 with sales of $62 million and loss from operations of $3.7 million.

     -    Year 2000 costs for the year ended 1999 of $17.4 million.

     - The restructuring reversal of $68.4 million in 1999 and the net reversal of $24 million in 2000 that are explained in greater detail in a separate section of the Management's Discussion and Analysis.

     - The $7.3 million gain relating to the December 1999 sale of Data Management Services.


13 2000 Annual Report MOORE CORPORATION LIMITED

     - The amortization charge in 2000 of $34.7 million relating to the write-off of a component of the ERP asset and the partial write-down of goodwill relating to a European subsidiary.

     -    Other one-time costs in 2000 of $12.8 million.

     - Losses recorded in investment and other income in 2000 of $12 million, arising from the sale of the Corporation's holding in JetForm Corporation, and the write-down of the investment in Vista Information Solutions Inc. to reflect the decline in the value of the underlying securities.

All further discussions, including the operating segment discussions, are based on the Corporation's operating results net of the above mentioned items.

                                                                                       PRESENTED NET OF ABOVE NOTED ITEMS
FOR THE YEAR ENDED DECEMBER 31. EXPRESSED IN UNITED STATES CURRENCY
AND, EXCEPT EARNINGS (LOSS) PER SHARE, IN MILLIONS OF DOLLARS                              2000                 1999
-------------------------------------------------------------------------------------------------------------------------
Sales                                                                                    $2,258.4             $2,363.1
-------------------------------------------------------------------------------------------------------------------------
Income/(loss) from operations                                                               (22.8)                94.5
Net earnings/(loss)                                                                         (37.7)                49.0
Net earnings/(loss) per common share                                                     $  (0.43)            $   0.55
-------------------------------------------------------------------------------------------------------------------------
Average shares outstanding (in thousands)                                                  88,457               88,457
-------------------------------------------------------------------------------------------------------------------------

- Sales in 2000 decreased by $105 million or 4% over 1999 sales. This decrease includes an adverse foreign currency translation impact arising from the devaluation of foreign currencies against the U.S. dollar.

     - Forms sales declined 6% from $1,662 million in 1999 to $1,555 million in 2000. Forms sales represent 69% of the Corporation's total sales compared to 70% in 1999. The Labels component decreased by 4% from $477 million in 1999 to $458 million in 2000. Label sales represent 20% of the Corporation's total sales, the same percentage as 1999.

     - CCS sales increased by $2 million to $703 million in 2000. CCS sales in 2000 represent 31% of the Corporation's total sales compared to 30% in 1999.

- Loss from operations in 2000 was $23 million compared to income from operations in 1999 of $95 million.

     - Forms operating loss in 2000 was $55 million compared to operating income in 1999 of $47 million. The Labels component generated operating income of $11 million in 2000 and $30 million in 1999.

     - CCS operating income in 2000 was $32 million compared to 1999 operating income of $50 million.

2000 Annual Report MOORE CORPORATION LIMITED 14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION Continued

          Moore North America

                                                                          PRESENTED NET OF ABOVE NOTED ITEMS
FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                  2000                    1999
-------------------------------------------------------------------------------------------------------------------------
Sales                                                                     $1,441.2                $1,563.7
-------------------------------------------------------------------------------------------------------------------------
Income/(loss) from operations                                                (59.1)                   49.9
-------------------------------------------------------------------------------------------------------------------------

          Sales in this business segment in 2000 decreased by $123 million from 1999, due to the decision to exit low margin customer contracts, and the drop in volume from financial sector customers as well as the impact of increased Year 2000 purchases by customers in 1999. These effects were partly offset by the full consolidation of the operations of Quality Color Press Inc.

          Various channel expansion and digital initiatives were launched in 2000 and these are expected to contribute to sales growth in the future.

          Operating income decreased by $109 million compared to 1999. In the United States, in an environment of significantly reduced volumes, the fixed cost element of the business remained relatively consistent with 1999, adversely affecting margins. In Canada, a shift in product mix to outsourced product contributed to lower margins. Earnings were also negatively impacted by the investments required to launch various digital and Internet strategies for the forms business, and the continued incremental costs related to maintaining redundant computer systems as the Corporation implemented its enterprise-wide information (ERP) system.

          CCS United States

FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                  2000                    1999
-------------------------------------------------------------------------------------------------------------------------
Sales                                                                     $503.0                   $464.5
-------------------------------------------------------------------------------------------------------------------------
Income from operations                                                      32.0                     41.7
-------------------------------------------------------------------------------------------------------------------------

          Sales in 2000 increased by $39 million or 8% compared to 1999, primarily due to volume increases in the Business Communication Services (BCS) unit, the Response Marketing Services (RMS) unit and the Phoenix Group. New product and service offerings continued to drive growth in BCS volumes. The RMS unit was impacted by the loss of sweepstakes mailing volumes following the enactment of the Deceptive Mail Prevention and Enforcement Act, a U.S. Federal Legislation bill, which was effective April 13, 2000 and regulates sweepstake disclosures. However the RMS unit was able to obtain other monthly mail programs with volume increases that offset the loss of the sweepstakes business. The Phoenix Group achieved volume growth by obtaining new customer business and expanding services and solutions to the existing customer base.

          Operating income of $32 million decreased by $10 million from 1999. Despite the revenue increase in 2000, operating income has been impacted by the investments required to create new product line ventures and to reposition existing product and service offerings. The incremental costs associated with maintaining redundant information systems and pricing pressures in the RMS business have also adversely affected operating income.

15 2000 Annual Report MOORE CORPORATION LIMITED

Latin America

                                                                         PRESENTED NET OF ABOVE NOTED ITEMS
FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                  2000                    1999
-------------------------------------------------------------------------------------------------------------------------
Sales                                                                       $181.1                  $160.8
-------------------------------------------------------------------------------------------------------------------------
Income from operations                                                         6.8                     1.4
-------------------------------------------------------------------------------------------------------------------------

Sales have increased by $20 million or 13% in 2000. The increase in sales was derived primarily from higher volumes in Brazil and to a lesser extent from increased volumes in Central America and Venezuela.

Income from operations increased by $5 million over 1999. The increase is the result of the higher sales volumes and control on SG&A expenditures.

Europe

                                                                        PRESENTED NET OF ABOVE NOTED ITEMS
FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                  2000                    1999
-------------------------------------------------------------------------------------------------------------------------
Sales                                                                       $133.1                  $174.1
-------------------------------------------------------------------------------------------------------------------------
Income/(loss) from operations                                                 (3.2)                    3.9
-------------------------------------------------------------------------------------------------------------------------

Sales in 2000 decreased by $41 million over 1999 resulting from foreign currency translation impacts arising from the devaluation of European currencies against the US Dollar and lower volumes in the United Kingdom Colleagues business unit, caused by the loss of some major accounts.

Operating loss for 2000 was $3 million compared to operating income for 1999 of $4 million. The decrease in operating income is a consequence of the lower sales volume and the severance and termination costs incurred to downsize the infrastructure, following the decline in sales.

1999 Versus 1998

Highlights of the consolidated results reported for 1999 and 1998 are:

     - Sales in 1999 of $2,425 million decreased by $293 million or 11% compared to 1998 sales of $2,718 million. The decrease is mainly the result of divestitures and liquidations and the foreign currency translation impact arising from the devaluation of currencies associated with International operations.

         - Forms sales in 1999 of $1,662 million decreased by $297 million or 15% compared to Forms sales in 1998 of $1,959 million. Included in Forms sales are Labels and Label Systems sales of $477 million (1998 -$471 million), an increase of $6 million from 1998 levels. Forms sales represent 69% of the Corporation's total sales compared to 72% in 1998.

         - CCS sales in 1999 of $763 million increased 1% from $759 million in 1998. CCS sales represent 31% of total sales compared to 28% in 1998.

     - Cost of sales in 1999 was 67.7% of consolidated sales compared to 69.6% in 1998.

2000 Annual Report MOORE CORPORATION LIMITED 16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION Continued

     - Selling, general and administrative costs in 1999 decreased to $585 million from $697 million in 1998. The ratio of SG&A costs to sales in 1999 decreased to 24.1% compared to 25.7% in 1998.

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

     - Income from operations in 1999 was $142 million compared to loss from operations in 1998 of $631 million.

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

1999 Versus 1998 Excluding Unusual Items

In order to provide a more meaningful comparison of 1999 results to 1998 results, the Corporation has identified transactions that affect the two years in a disproportionate manner. These items are detailed below and, for discussion purposes, have been excluded from the operating results of the affected year.

     - The 1998 restructuring provision of $615 million and the 1999 restructuring reversal of $68.4 million that are explained in greater detail in a separate section of the Management's Discussion and Analysis.

     -    The comparative results of businesses divested or liquidated in 1998:

         - European Forms business with sales of $109.4 million and operating losses of $6.6 million;

         - Australian and New Zealand businesses with sales of $105.2 million and operating losses of $6.9 million;

         - Asia Pacific joint ventures with sales of $2.8 million and operating losses of $2.5 million;

         - Rediform business with sales of $12.8 million and operating income of $1.1 million.

     - The $25.3 million and $17.4 million of Year 2000 costs spent in 1998 and 1999 respectively.

17 2000 Annual Report MOORE CORPORATION LIMITED

     - The $7.3 million gain relating to the December 1999 sale of Data Management Services.

     -    The 1998 operational charge and other one-time items of $20.8 million.

     -    The 1998 investment and other income of $5.0 million relating to:

          -    the gain on sale of the Cordant Holdings Corporation investment;

          -    the gain on sale of the Rediform business;

          -    the gain on sale of the Albany, Georgia manufacturing facility;

          -    partially offset by:

               - the decoupling accrual required to separate the CCS Europe business from the European Forms business and

               - the write off of certain capitalized software costs and other one-time items.

All further discussions, including the operating segment discussions, are based on the Corporation's operating results net of the above mentioned items.

(DUE TO THE DIFFERENT UNUSUAL ITEM EXCLUSIONS, THE 1999 RESULTS DISCUSSED BELOW DIFFER FROM THE 1999 RESULTS DISCUSSED IN THE 2000 VERSUS 1999 EXCLUDING UNUSUAL ITEMS SECTION)

                                                                             PRESENTED NET OF ABOVE NOTED ITEMS

FOR THE YEAR ENDED DECEMBER 31. EXPRESSED IN UNITED STATES CURRENCY
AND, EXCEPT EARNINGS (LOSS) PER SHARE, IN MILLIONS OF DOLLARS                    1999                   1998
-------------------------------------------------------------------------------------------------------------------------
Sales                                                                          $2,425.1                $2,487.5
-------------------------------------------------------------------------------------------------------------------------
Income from operations                                                             90.7                    45.5
Net earnings                                                                       47.0                    29.3
Net earnings per common share                                                  $   0.53                $   0.33
-------------------------------------------------------------------------------------------------------------------------
Average shares outstanding (in thousands)                                        88,457                  88,456
-------------------------------------------------------------------------------------------------------------------------

- Sales in 1999 of $2,425 million decreased by $62 million or 2% over 1998 sales. This decrease includes an adverse foreign currency translation impact relating to the devaluation of foreign currencies against the U.S. dollar.

- Forms sales declined 4% from $1,738 million in 1998 to $1,662 million in 1999. Forms sales represent 69% of total sales compared to 70% in 1998. The Labels component increased by 8% from $440 million in 1998 to $477 million in 1999 and represents 20% of total sales compared to 18% in 1998.

- CCS sales increased by 2% from $750 million in 1998 to $763 million in 1999. CCS sales represent 31% of total sales compared to 30% in 1998.

2000 Annual Report MOORE CORPORATION LIMITED 18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION Continued

          Moore North America

                                                                         PRESENTED NET OF ABOVE NOTED ITEMS
FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                   1999                  1998
-------------------------------------------------------------------------------------------------------------------------
Sales                                                                      $1,563.6              $1,608.4
-------------------------------------------------------------------------------------------------------------------------
Income from operations                                                         49.9                   7.8
-------------------------------------------------------------------------------------------------------------------------

          North American sales decreased by $45 million from 1998 to 1999. The decrease is attributable to lower volumes in the forms and core print activities. Arising from the restructuring plan implemented in 1998, Moore North America reviewed manufacturing capacity, product lines and customer contracts to eliminate low margin items. The review resulted in the cancellation of some customer contracts and the elimination of certain product lines. The volume decrease was partially offset by modest price increases and by an increase in labels volume, especially in the Peak Technologies (Peak) units.

          Operating income increased by $42 million from 1998. The increase is a result of modest pricing increases, a reduction in research costs, increased volumes of higher margin products and cost controls instituted as part of the restructuring program. Operating income was also favorably impacted by the incremental volume in Peak operations. These increases were partially offset by large paper price increases and increased LIFO inventory costs.

          CCS United States

                                                                              PRESENTED NET OF ABOVE NOTED ITEMS
FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                        1999                  1998
-------------------------------------------------------------------------------------------------------------------------
Sales                                                                            $526.5                $519.6
-------------------------------------------------------------------------------------------------------------------------
Income from operations                                                             37.9                  34.8
-------------------------------------------------------------------------------------------------------------------------

          CCS sales in 1999 of $527 million increased by $7 million or 1% over 1998 sales of $520 million, due to volume increases in the Business Communication Services (BCS) and Phoenix Group units. In BCS, the volume increase was partially offset by the decision to exit low margin contracts. Phoenix Group volume increases were obtained through new customer business and increased volumes from the existing customer base. This increase was partially offset by a decline in sweepstakes mailing volumes within the RMS unit. The decline in sweepstakes volume was partially offset within RMS by aggressively seeking new revenue opportunities to replace otherwise idle press time.

          Operating income of $38 million increased by $3 million over 1998. This increase was partly due to the manufacturing and SG&A cost controls resulting from the 1998 restructuring program. Increased costs were incurred in the Phoenix Group as a result of new business set up costs arising from the sales volume increase during the year. Although the total costs as a percentage of sales increased, the overall revenue growth within Phoenix Group and BCS contributed to the growth in operating income.

19 2000 Annual Report MOORE CORPORATION LIMITED

LATIN AMERICA

                                                                     PRESENTED NET OF ABOVE NOTED ITEMS
FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                     1999           1998
-------------------------------------------------------------------------------------------------------
Sales                                                                       $ 160.8        $ 193.8
-------------------------------------------------------------------------------------------------------
Income from operations                                                          1.4            1.8
-------------------------------------------------------------------------------------------------------

Sales decreased by $33 million or 17% from 1998 to 1999. This decrease was a direct result of the devaluation of the Brazilian Real, partially offset by continued high inflation within the Venezuelan economy. Paper prices increased significantly and these pricing increases were recovered under the terms of customer sales agreements. Overall volumes in Latin America increased from 1998 levels.

Operating income decreased by $0.4 million compared to 1998 and was negatively impacted by the devaluation of the Brazilian Real. This decrease was partially offset by the implementation of the 1998 restructuring program that shifted the Latin American product mix to higher margin business.

EUROPE

                                                                     PRESENTED NET OF ABOVE NOTED ITEMS
FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                     1999           1998
-------------------------------------------------------------------------------------------------------
Sales                                                                       $ 174.1        $ 165.7
-------------------------------------------------------------------------------------------------------
Income from operations                                                          3.9            2.4
-------------------------------------------------------------------------------------------------------

Following the sale of the Forms businesses in 1998, Europe results include only the operations of the CCS segment. Sales in 1999 increased by $8 million over 1998 sales. The sales increase occurred despite foreign currency fluctuations that adversely affected sales. New significant contracts in the United Kingdom and new high margin fee work in the database and creative design areas accounted for the increase in sales volumes. Operating income for 1999 was $1.5 million higher than 1998. The results were negatively impacted by the devaluation of the European currencies against the US dollar. SG&A costs in 1999 were monitored through cost control measures arising from the 1998 restructuring program, and the operating income increase in 1999 was also influenced by the implementation of the 1998 European de-coupling actions.

RESTRUCTURING CHARGES

In the third quarter of 1998, the Board of Directors approved a restructuring program as part of the Corporation's continuing initiative to enhance Moore's competitive position in its Forms business and to strengthen its long-term prospects for profitable growth. Accordingly, a pre-tax restructuring charge of $630 million was recorded in the third quarter of 1998. During the fourth quarters of 1998, 1999 and 2000, the restructuring provision was reduced by $15 million, $68 million and $29 million respectively. Included in the net charge were costs related to the following actions and activities:


                                 2000 Annual Report MOORE CORPORATION LIMITED 20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION Continued

     ORGANIZATIONAL INTEGRATION ($111 MILLION):

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

     NON-STRATEGIC ASSET ELIMINATION ($309 MILLION):

     The restructuring includes the sale of certain international and North American businesses and a revaluation of goodwill related to certain acquisitions.

     MANUFACTURING RATIONALIZATION ($98 MILLION):

     The Corporation is consolidating Forms manufacturing operations across North America and internationally, and ceasing production of certain unprofitable products which resulted in the closure of 10 manufacturing facilities, primarily in North America. In addition, the print centers in the United States and Canada will be integrated into the North American manufacturing and logistics organization.

     Costs associated with the restructuring plan included non-cash costs of $344 million, and cash costs of $174 million, which were funded through normal operations and borrowings. Included in the restructuring program are charges associated with the divestiture of certain international and North American businesses, and the write-down of goodwill and property, plant and equipment. The asset write-downs of $221 million for goodwill and other assets and $137 million for property, plant and equipment represent mainly a revaluation made for selective acquisitions and property, plant and equipment, primarily to be abandoned, under the Moore North America operating segment.

     The restructuring charge includes amounts to be paid in cash of $174 million. Cash costs include mainly severance and termination benefits of $107 million to be paid to employees. Other cash costs of $67 million include costs for lease terminations, service contract buyouts and other obligations. Future payments for severance and termination benefits are expected to be funded through normal operations and borrowings.

     Actions under the restructuring program commenced in the third quarter of 1998 and are expected to be completed in the year 2001. The majority of the restructuring actions were executed in 1999.

21 2000 Annual Report MOORE CORPORATION LIMITED

RESTRUCTURING ACTIONS COMPLETED THROUGH
DECEMBER 31, 1998

The Corporation was successful in completing certain actions during 1998, especially in relation to the European and Australasia Forms businesses which were exited on more favorable terms than initially anticipated, and actual and planned workforce reductions at a lower cost. On August 1, 1998, the Corporation disposed of its European Forms business resulting in a pre-tax loss of $85 million, of which $44 million was provided for in the 1998 restructuring charge, and $41 million was provided for in 1997. The Australian and New Zealand businesses were divested on December 30, 1998 resulting in a pre-tax loss of $42 million which was fully provided for in the restructuring provision. In the fourth quarter of 1998, the Corporation initiated steps to liquidate its joint ventures in China at an estimated loss of $8 million as provided for in the restructuring provision.

In the last six months of 1998, the Corporation undertook substantial steps to complete the integration of its sales and marketing, and logistics and manufacturing operations in North America, resulting in the consolidation of 10 operating units into one business. The creation of the North American shared services functions began, including the process of streamlining administrative functions. The Corporation closed two plants in North America, eliminated numerous management positions in its North America Forms and Labels operations, and commenced other workforce delayering actions.

RESTRUCTURING ACTIONS COMPLETED THROUGH
DECEMBER 31, 1999

The Corporation completed a number of restructuring actions in 1999 including the closure of five manufacturing facilities, bringing the total number of plant closures in North America to seven. In July 1999, the Corporation started the process of closing and integrating its warehouses and U.S. print centers into a new manufacturing organization. Other actions in North America during 1999 included the consolidation of the Canadian and U.S. sales and administrative offices, the implementation of a shared services organization, and the continuation of workforce delayering actions. In Europe, the Corporation substantially completed the consolidation of its manufacturing facilities in France and finalized the liquidation of a joint venture investment.

                                 2000 Annual Report MOORE CORPORATION LIMITED 22

     RESTRUCTURING ACTIONS COMPLETED THROUGH
     DECEMBER 31, 2000

     The Corporation completed a number of restructuring actions in 2000 including the process of closing and integrating its warehouses and U.S. print centers into a new manufacturing organization. Other actions in North America during 2000 included the continuation of workforce delayering actions. Since the restructuring program began, the employee base has been reduced by approximately 4,100 people by December 2000 due to divestitures contemplated by the restructuring plan (2,600 employees), plant closures and other workforce reduction actions.

     The successful completion of several restructuring actions within all three action areas at lower than anticipated costs, and the current forecast for outstanding actions, have resulted in the Corporation reversing charges of $15 million, $68 million and $29 million under the restructuring program during the fourth quarters of 1998, 1999 and 2000 respectively. These activities included the sale of certain North American businesses, the favorable settlement of claims related to the disposition of the European and Australasia Forms businesses and the negotiation of costs to exit customer contracts and lease agreements at more favorable terms than originally planned. These reversals also reflect decisions made by management, during the period, to maintain some businesses that were originally earmarked for disposal. Gains on disposals have been credited to the restructuring provision to the extent that an impairment loss was classified as restructuring in the original provision.

     The carrying value of remaining assets held for disposal as at December 31, 2000 is nil. Results of operations related to assets held for disposal at December 31, 2000 are sales of $4 million ($39 million in 1999 and $46 million in 1998) and losses from operations of $1 million in 2000 ($1 million in 1999 and $2 million in 1998). During 2000, approximately $10 million of severance and termination benefits were paid out to employees ($17 million in 1999 and $13 million in 1998).

     RESTRUCTURING INITIATIVE IN 2001

     With a view to streamlining its processes and significantly reducing the cost structure, the Corporation has announced a number of restructuring actions in 2001.

     The charge for these actions and for the program that continues to be developed is anticipated to be between $75 and $150 million. Actions to date comprise primarily severance and termination benefit costs. Restructuring expenditures will be funded through normal operations and borrowings from the Corporation's unutilized lines of credit.

     RECENTLY ISSUED ACCOUNTING STANDARDS
     NOT YET IMPLEMENTED

     Management's discussion and analysis of the impact of Canadian and United States accounting standards issued, but not yet implemented, is contained in Note 26 to the Consolidated Financial Statements.


23 2000 Annual Report MOORE CORPORATION LIMITED

LIQUIDITY AND CAPITAL RESOURCES

The Corporation's primary source of liquidity is its $168 million committed revolving credit facility. At December 31, 2000 no amount was drawn under the facility. This compared favorably to the $37 million drawn down under the same facility at the end of 1999. This improvement in liquid cash resources was primarily the result of the issuance of a $70.5 million subordinated convertible debenture on December 21, 2000. The $168 million facility, which is subject to a number of financial covenants, matures on August 5, 2002. The Corporation met the financial covenants at December 31, 2000 and believes it will continue to meet these covenants in the future.

The Company also maintains uncommitted bank operating lines in the majority of domestic markets in which it carries on business. These facilities are maintained to meet any day to day cash needs which may temporarily exceed locally available cash resources. These facilities amounted for approximately $49 million at December 31, 2000 of which less than $5 million was drawn.

An additional source of liquidity at December 31, 2000 was the Corporation's short-term investments in the amount of $11 million. These investments are highly liquid and with financial institutions of sound credit rating.

In conclusion, while the Corporation's net cash resources declined modestly from $25 million to $7 million during the 2000 fiscal period, the Corporation believes it continues to have sufficient bank provided liquidity to effectively and efficiently manage the foreseeable internal financial needs of its business. In addition, the Corporation anticipates proceeds from the termination of the pension plan in the United States of $100 to $150 million before taxes.

CASH FLOW



FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                2000            1999
----------------------------------------------------------------------------------------------
Operating Activities                                                    $ 37.3          $ 87.2
Investing Activities                                                     (58.8)         (148.7)
Financing Activities                                                       2.1           (42.4)
----------------------------------------------------------------------------------------------
Decrease in net cash                                                     (19.4)         (103.9)
Unrealized exchange adjustments                                            1.4            (2.0)
Cash resources at beginning of year                                       25.1           131.0
----------------------------------------------------------------------------------------------
Cash resources at end of year                                              7.1            25.1
----------------------------------------------------------------------------------------------

Net cash resources (cash and short-term securities less bank loans) of $7 million at December 31, 2000 were $18 million below the $25 million at December 31, 1999. Cash flow from operating activities declined from an inflow of $87 million in 1999 to an inflow of $37 million in 2000. Investing activities consumed only $59 million of cash in 2000 compared to $149 million in 1999. Financing activities consumed $42 million of cash in 1999 and provided $2 million of cash in 2000.

                                2000 Annual Report MOORE CORPORATION LIMITED 24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
AND FINANCIAL CONDITION Continued

     OPERATING ACTIVITIES


FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                2000            1999
----------------------------------------------------------------------------------------------
Net earnings/(loss)                                                    $ (66.4)         $ 92.6
Items not affecting cash resources                                       128.2            32.9
Net change in working capital                                            (24.5)          (38.3)
----------------------------------------------------------------------------------------------
Cash provided in operating activities                                     37.3            87.2
----------------------------------------------------------------------------------------------


     Operating activities provided $37 million of cash in 2000 compared to $87 million in 1999. This $50 million deterioration resulted mainly from the operating performance, primarily of Moore North America, discussed under results of operations. Items not affecting cash resources increased to $128 million mainly due to the higher depreciation and amortization of $153 million in 2000 (1999 - $103 million) and the lower reversal of $29 million in 2000 of restructuring charges (1999 - $68 million). Despite a decline in sales, working capital increased both in 1999 and in 2000. Receivables and inventories declined more than trade accounts payable but this was insufficient to offset the reduction in restructuring and other accruals.

     INVESTING ACTIVITIES

FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                2000            1999
----------------------------------------------------------------------------------------------
Property, plant and equipment expenditures                             $ (75.8)       $ (100.8)
Software expenditures                                                    (28.8)          (57.0)
Sale of property, plant and equipment                                     36.2            14.3
Disposal of businesses                                                     4.4            18.1
Sale of investments                                                        8.8              --
Other investing activities                                                (3.6)          (23.3)
----------------------------------------------------------------------------------------------
Cash used in investing activities                                        (58.8)         (148.7)
----------------------------------------------------------------------------------------------

     The Corporation made a net investment in its business of $59 million in 2000. Compared to 1999, investing activities used $90 million less cash in 2000. The property plant and equipment investment program was reduced to $76 million from $101 million in 1999, primarily due to the operating performance of 2000. To conserve cash only those projects already underway, essential projects and those with high expected rates of return were allowed to proceed. Software expenditures declined by $28 million, from $57 million in 1999 to $29 million in 2000, mainly because the majority of expenditures related to the Corporation's ERP system was incurred in 1998 and 1999.

     Net capital expenditures for 2001 are expected to be in the range of 4.5% of revenue.

     In 2000, the Corporation generated $25 million of cash by selling its executive office in Illinois and moving into a leased facility. In addition the Corporation sold its equity investment in JetForm for net proceeds of $9 million. The Corporation also received $40 million in cash related to the sale of its carbonless paper operations and the associated long-term supply contract.

25 2000 Annual Report MOORE CORPORATION LIMITED

FINANCING ACTIVITIES

FOR THE YEAR ENDED DECEMBER 31.
EXPRESSED IN UNITED STATES CURRENCY IN MILLIONS OF DOLLARS                2000            1999
----------------------------------------------------------------------------------------------
Dividends                                                              $ (17.6)        $ (17.7)
Decrease in senior debt                                                  (33.2)          (19.4)
Convertible debenture issue                                               58.7              --
Other                                                                     (5.8)           (5.3)
----------------------------------------------------------------------------------------------
Cash provided (used) in financing activities                               2.1           (42.4)
----------------------------------------------------------------------------------------------

In December 2000, the Corporation issued a $70.5 million convertible debenture maturing June 30, 2009 (see Note 9 for further details). The net proceeds from the offering were used primarily to repay $58 million of indebtedness under its committed bank facility. As a result of the convertible debt issue, and after the payment of $18 million of dividends and a net $33 million decrease in senior debt, financing activities provided $2 million of cash.

MARKET RISK DISCLOSURE

The risks inherent in the Corporation's market risk sensitive instruments and positions is summarized as: the potential loss arising from adverse changes in interest rates, credit worthiness, foreign currency exchange rates, marketable equity security prices and certain commodity prices.

INTEREST RATES

The Corporation is exposed to interest rate risk arising from fluctuations in interest rates on its drawings under its committed syndicated and other bank lines. This exposure at year-end was nominal, as floating rate debt was less than 5% of total debt outstanding. The Corporation is also exposed to price risk in respect of its fixed rate debt instruments. (See Note 9 to the consolidated financial statements) The Chief Financial Officer of the Corporation, is authorized to enter into interest rate conversion agreements ("Swaps") with notional amounts of up to $200 million to manage the interest rate and pricing risk associated with its debt. The use of swaps is subject to a policy which requires that no derivative transaction be effected for the purpose of establishing a speculative or a leveraged position and sets criteria for the credit worthiness of the transaction counterparties.

CREDIT RISK

The Corporation is exposed to credit risk with respect to its short-term deposits and bond portfolio. The credit risk is minimized substantially by ensuring that these financial assets are placed with highly rated governments and financial institutions.

The Corporation is exposed to credit risk with respect to its accounts receivable. This is minimized by the Corporation's large, diverse customer base, dispersed over various geographic regions and industrial sectors. The Corporation follows a program of credit evaluations of customers and limits the amount of credit extended when deemed necessary. The Corporation maintains provisions for potential credit losses, and any such losses to date have been within management's expectations.

                                 2000 Annual Report MOORE CORPORATION LIMITED 26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION Continued

     FOREIGN CURRENCY

     To date the Corporation has used derivative financial instruments primarily to reduce its limited transactional risk to foreign currency movements. The Corporation's exposure to foreign currency movements is limited because the operational input and output of its various subsidiaries and business units are substantially in the domestic currency of the country in which they carry on business. To the extent an input or output is not in the functional currency of the operating unit, the Corporation enters into a foreign currency forward contract to hedge the currency risk. The Corporation does not use foreign currency forward contracts for trading purposes. At December 31, 2000 the following unrecognized currency forwards were outstanding:


EXPRESSED IN CURRENCY UNITS
FOREIGN CURRENCY     CURRENCY AMOUNT     US$ EQUIVALENT     US$ MARKET VALUE, DEC 31, 2000     US$ NOTIONAL GAIN (LOSS)
-----------------------------------------------------------------------------------------------------------------------
Euro                    9,696,638          8,912,086                  9,028,592                       (116,506)
British Pounds          6,000,000          8,824,500                  9,001,200                       (176,700)
Swiss Francs              965,000            585,523                    600,722                        (15,199)
-----------------------------------------------------------------------------------------------------------------------
Total                                     18,322,109                 18,630,514                       (308,405)
-----------------------------------------------------------------------------------------------------------------------

     In addition, the Corporation invests surplus cash in U.S. dollars or hedges foreign currency investments into U.S. dollars. At December 31, 2000 the Corporation's Brazilian subsidiary had swapped investments totalling 2 million Brazilian Reals into U.S. dollars. On maturity of the swap contracts the Brazilian subsidiary will receive or make a payment such that the Brazilian Real investments will have a U.S. dollar value of $1,029,501 at their maturity. At December 31, 2000 the market value of the swap contracts was 4,602 Brazilian Reals or $2,354 at the spot exchange rate of 1.955 Reals per U.S. dollar.

     MARKETABLE EQUITY SECURITIES

     Marketable equity securities have exposure to price risk. At December 31, 2000 they are recorded at a written down value of nil and have a fair value of approximately $802,000.

     COMMODITIES

     Paper continues to be the most significant item of raw material. The price of paper is subject to fluctuations. To reduce price risk caused by market fluctuations, the Corporation has incorporated price adjustment clauses in certain sales contracts. An independent index is used and adjustments are triggered based on certain criteria. The Corporation makes modest purchases of spot paper tonnage in order to gauge the market price of paper without jeopardizing supply to its plants.

27 2000 Annual Report MOORE CORPORATION LIMITED

YEAR 2000

The Corporation established a plan to address the impact of Year 2000 on its information technology systems and processes, including those involved in providing services to its customers, and treated the Year 2000 issue as a business priority.

The cost for the entire Year 2000 program was forecasted at approximately $42 million, which was funded through normal operations. Expenditures totalled $42.7 million with $17.4 million charged to the 1999 earnings and $25.3 million in 1998.

The change in date occurred with no adverse impact on the Corporation and management considers that the risk related to future exposure to Year 2000 issues is minimal.

FORWARD-LOOKING STATEMENTS

This Annual Report (including Management's Discussion and Analysis) as well as other reports, presentations to analysts and others, and in filings with Securities Regulators, contain statements relating to future results of the Corporation (including certain anticipated, planned, forecasted, expected, targeted and estimated results) that are "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Factors that could cause such material differences include, without limitation, the following: the effects of paper price fluctuations, successful execution of key strategies, the rate of migration from paper-based forms to digital formats, future growth rates in the Corporation's Customer Communications Services businesses, the impact of currency fluctuations in the countries in which the Corporation operates, general economic and other factors beyond the Corporation's control, and other assumptions, risks and uncertainties described in this Annual Report and from time to time in the Corporation's periodic filings with Securities Regulators.

                                 2000 Annual Report MOORE CORPORATION LIMITED 28

CONSOLIDATED BALANCE SHEET

--------------------------------------------------------------------------------------
AS AT DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN THOUSANDS OF DOLLARS     2000           1999
--------------------------------------------------------------------------------------


ASSETS
Current assets:

Cash and short-term securities                               $   36,538     $   38,179
Accounts receivable, less allowance for
 doubtful accounts of $15,274 (1999 - $13,924)                  407,304        477,083
Inventories (Note 3)                                            154,484        178,666
Prepaid expenses                                                 22,683         23,930
Deferred income taxes                                            78,632         33,002
--------------------------------------------------------------------------------------
Total current assets                                            699,641        750,860
--------------------------------------------------------------------------------------
Property, plant and equipment - net (Note 4)                    409,099        458,808
Investments (Note 5)                                             33,650         69,262
Prepaid pension cost (Note 13)                                  312,180         38,435
Goodwill - net (Note 6)                                         130,530        156,867
Deferred income taxes                                           125,035            --
Other assets (Note 7)                                           158,291        156,061
--------------------------------------------------------------------------------------
Total assets                                                 $1,868,426     $1,630,293
--------------------------------------------------------------------------------------

LIABILITIES
Current liabilities:

Bank loans                                                     $ 29,428       $ 13,086
Accounts payable and accruals (Note 8)                          400,057        533,010
Short-term debt (Note 9)                                          2,709         40,140
Dividends payable                                                 4,423          4,423
Income taxes                                                     31,168         31,805
Deferred income taxes                                               462             --
--------------------------------------------------------------------------------------
Total current liabilities                                       468,247        622,464
--------------------------------------------------------------------------------------
Long-term debt (Note 9)                                         272,465        201,686
Post-retirement benefits (Note 14)                              243,374             --
Deferred income taxes                                           191,121         24,439
Other liabilities (Note 10)                                      57,289         94,449
Equity of minority shareholders in subsidiary corporations       11,245         14,581
--------------------------------------------------------------------------------------
Total liabilities                                             1,243,742        957,619
--------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

Share capital (Note 11)                                         310,881        310,881
Equity portion of subordinated convertible debentures             8,343             --
Unrealized foreign currency translation adjustments (Note 12)  (126,360)      (118,256)
Retained earnings                                               431,821        480,049
--------------------------------------------------------------------------------------
                                                                624,685        672,674
--------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                  $ 1,868,426     $1,630,293
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

Approved by the Board of Directors:


/S/ THOMAS E. KIERANS             /S/ ROBERT G. BURTON
Chairman of the Board             President and Chief Executive Officer


29         2000 Annual Report MOORE CORPORATION LIMITED

CONSOLIDATED STATEMENT OF EARNINGS

---------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31 EXPRESSED IN UNITED STATES
CURRENCY AND, EXCEPT EARNINGS (LOSS) PER SHARE, IN
THOUSANDS OF DOLLARS                                                2000        1999       1998
---------------------------------------------------------------------------------------------------

Sales                                                           $2,258,418    2,425,116  $2,717,702
---------------------------------------------------------------------------------------------------
Cost of sales                                                    1,577,362    1,641,976   1,891,249
Selling, general and administrative expenses                       578,642      585,316     697,325
Provision for (recovery of) restructuring costs (Note 17)          (24,033)     (68,410)    615,000
Depreciation and amortization                                      151,518      101,335     117,808
Research and development expense                                    21,163       23,218      26,820
---------------------------------------------------------------------------------------------------
                                                                 2,304,652    2,283,435   3,348,202
---------------------------------------------------------------------------------------------------
Income (loss) from operations                                      (46,234)     141,681    (630,500)
Investment and other income (loss) (Notes 5 and 15)                 (9,797)      11,113       6,636
Interest expense (Note 15)                                          25,561       24,184      19,054
---------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes and minority interests         (81,592)     128,610    (642,918)
Income tax expense (recovery) (Note 18)                            (17,377)      35,286     (94,330)
Minority interests                                                   2,157          725        (722)
---------------------------------------------------------------------------------------------------
Net earnings (loss)                                             $  (66,372)    $ 92,599  $ (547,866)
---------------------------------------------------------------------------------------------------
Net earnings (loss) per common share (Note 19)                  $    (0.75)    $   1.05      $(6.19)
---------------------------------------------------------------------------------------------------
Average shares outstanding (in thousands)                           88,457       88,457      88,456
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF RETAINED EARNINGS

-------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN THOUSANDS OF DOLLARS               2000           1999              1998
-------------------------------------------------------------------------------------------------------------------

Balance at beginning of year, as reported                               $480,049        $ 405,142         $ 987,065
Change in accounting policy:
  Income taxes (Note 2)                                                    2,443               --                --
  Employee future benefits (Note2)                                        33,295               --                --
-------------------------------------------------------------------------------------------------------------------
Balance at beginning of year, as restated                                515,787          405,142           987,065
Net earnings (loss)                                                      (66,372)          92,599          (547,866)
-------------------------------------------------------------------------------------------------------------------
                                                                         449,415          497,741           439,199
Dividends 20CENTS per share (20CENTS in 1999 and 38.5CENTS in 1998)       17,594           17,692            34,057
-------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                  $431,821        $ 480,049         $ 405,142
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

                               2000 ANNUAL REPORT MOORE CORPORATION LIMITED 30

CONSOLIDATED STATEMENT OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY IN THOUSANDS OF DOLLARS                    2000            1999            1998
----------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net earnings (loss)                                                         $  (66,372)     $ 92,599        $(547,866)
----------------------------------------------------------------------------------------------------------------------
Items not affecting cash resources:

  Capital asset amortization (a)                                               152,546       102,943          119,934
  Loss (gain) on sale of property, plant and equipment                           2,630         2,082           (4,671)
  Equity in (earnings) loss of associated corporations                            (240)         (105)             775
  Loss (gain) on sale of investments                                            11,974            --          (14,973)
  Gain on sale of businesses                                                        --        (7,269)          (4,698)
  Provision for restructuring costs, net of cash                               (29,028)      (68,410)         596,719
  Deferred income taxes                                                        (22,267)       16,552          (73,410)
  Other                                                                         12,607       (12,882)          15,234
----------------------------------------------------------------------------------------------------------------------
                                                                               128,222        32,911          634,910
----------------------------------------------------------------------------------------------------------------------


Decrease (increase) in working capital other than cash resources:

  Accounts receivable                                                           69,780         2,003           (3,027)
  Inventories                                                                   24,181        (2,016)          18,613
  Accounts payable and accruals                                               (129,994)      (45,549)         (82,340)
  Income taxes                                                                    (639)          844           22,515
  Deferred income taxes                                                          9,240         8,928            7,676
  Other                                                                          2,902        (2,521)         (11,958)
----------------------------------------------------------------------------------------------------------------------
                                                                               (24,530)      (38,311)         (48,521)
----------------------------------------------------------------------------------------------------------------------
Total                                                                        $  37,320      $ 87,199          $38,523
----------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES

Expenditure for property, plant and equipment                               $  (75,786)   $ (100,837)        $(75,449)
Sale of property, plant and equipment                                           36,243        14,319           22,346
Decrease (increase) in long-term receivables                                       527        (1,538)           4,903
Acquisition of businesses                                                       (3,351)       (8,077)         (31,267)
Disposal of businesses                                                           4,361        18,143           13,167
Proceeds from sale of investments                                                8,817            --           21,629
Taxes on sale of an investment                                                      --            --          (16,519)
Software expenditures                                                          (28,795)      (57,035)         (60,717)
Other                                                                             (842)      (13,628)          (9,857)
----------------------------------------------------------------------------------------------------------------------
Total                                                                       $  (58,826)   $ (148,653)       $(131,764)
----------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES

Dividends                                                                   $  (17,594)    $ (17,692)        $(50,420)
Addition to debt                                                               251,942       239,734          141,695
Reduction in debt                                                             (285,146)     (259,106)         (61,871)
Issue of subordinated convertible debentures                                    58,660            --               --
Other                                                                           (5,753)       (5,313)            (835)
----------------------------------------------------------------------------------------------------------------------
Total                                                                       $    2,109     $ (42,377)         $28,569
----------------------------------------------------------------------------------------------------------------------
Decrease in cash resources before unrealized exchange adjustments           $  (19,397)   $ (103,831)        $(64,672)
Unrealized exchange adjustments                                                  1,414        (2,047)            (336)
----------------------------------------------------------------------------------------------------------------------
Decrease in cash resources                                                     (17,983)     (105,878)         (65,008)
Cash resources at beginning of year (b)                                         25,093       130,971          195,979
----------------------------------------------------------------------------------------------------------------------
Cash resources at end of year (b)                                           $    7,110      $ 25,093         $130,971
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


(a) Includes depreciation that has been classified in research and development expense.
(b) Cash resources are defined as cash and short-term securities less bank loans.

                               31 2000 ANNUAL REPORT MOORE CORPORATION LIMITED

YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY

1.  SUMMARY OF ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES:
Moore Corporation Limited is incorporated under the laws of the Province of Ontario, Canada. Moore designs and manufactures forms, print management and related products which includes label systems and integrated business solutions including personalized direct marketing, statement printing and database management.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada.

PRINCIPLES OF CONSOLIDATION:
The financial statements of entities which are controlled by the Corporation, referred to as subsidiaries, are consolidated; entities which are jointly controlled are proportionately consolidated; entities which are not controlled and which the Corporation has the ability to exercise influence over are accounted for using the equity method; and investments in other entities are accounted for using the cost method.

REVENUE RECOGNITION:
The Corporation recognizes product and related services revenue at the time of shipment to the customer. Under some contracts with certain customers, custom forms may be stored for future delivery. In these cases, delivery and billing schedules are outlined in the contracts and revenue is recognized when manufacturing is complete and the order invoiced.

TRANSLATION OF FOREIGN CURRENCIES:
The consolidated financial statements are expressed in United States currency because a significant part of the net assets and earnings are located or originate in the United States. Except for the foreign currency financial statements of subsidiaries in countries with highly inflationary economies, Canadian and other foreign currency financial statements have been translated into United States currency on the following bases: all assets and liabilities at the year-end rates of exchange; income and expenses at average exchange rates during the year.

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

The foreign currency financial statements of subsidiaries in countries with highly inflationary economies are translated into United States currency using the temporal method whereby monetary items are translated at current rates of exchange, and non-monetary items are translated at historical rates of exchange. The only highly inflationary economy in which the Corporation operates is Venezuela.

FINANCIAL INSTRUMENTS:
The Corporation enters into forward exchange contracts to manage exposures resulting from foreign exchange fluctuations in the ordinary course of business. The contracts are normally for terms up to six months and are used as hedges of foreign denominated revenue streams, costs and loans. The unrealized gains and losses on outstanding contracts are offset against the gains and losses of the hedged item.

Short-term securities consist of investment grade, highly liquid instruments of highly rated governments, financial institutions and corporations.

Unless disclosed otherwise in the notes to the consolidated financial statements, the estimate fair value of financial assets and liabilities approximates carrying value.

                               2000 ANNUAL REPORT MOORE CORPORATION LIMITED  32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  CONTINUED

Inventories:

Inventories of raw materials and work in process are valued at the lower of cost and replacement cost and inventories of finished goods at the lower of cost and net realizable value. In the United States the cost of the principal raw material inventories and the raw material content of work in process and finished goods inventories is determined on the last-in, first-out basis. The cost of all other inventories is determined on the first-in, first-out basis.

Property, Plant and Equipment and Depreciation:

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

Goodwill:

The estimated useful life of goodwill arising from acquisitions is determined based on the particular circumstances of each investment. Goodwill is amortized on a straight-line basis over its estimated useful life, not exceeding 40 years. On a regular basis, the Corporation reviews the valuation and amortization of goodwill, including any events and circumstances, which may have impaired the carrying value. The evaluation for impairment of goodwill is determined by assessing recoverability based on undiscounted future earnings and cashflows of the related business. Any permanent impairment in the value of goodwill is written off against earnings.

Amortization of Deferred Charges:

Deferred charges include certain costs to acquire and develop internal use computer software, which is amortized over its estimated useful life using the straight-line method, up to a maximum of seven years.

Deferred debt issue costs are amortized over the term of the related debt using the effective interest rate method.

Income Taxes:

The Corporation applies the liability method of tax allocation for accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect of a change in income tax rates on deferred income tax liabilities and assets is recognized in income in the period that the change occurs.

No provision has been made for taxes on undistributed earnings of subsidiaries not currently available for paying dividends as such earnings have been reinvested in the business.

Stock-based Compensation:

The Corporation has stock-based compensation plans as described in Note 11. The amount granted is expensed when earned by the relevant participants of the plans.

Use of Estimates:

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include estimates and assumptions of management that affect the amounts reported in the consolidated financial statements. Actual results could differ from these estimates.

                               33 2000 Annual Report MOORE CORPORATION LIMITED

2. CHANGES IN ACCOUNTING POLICIES

CICA Section 3461 Employee Future Benefits

Effective January 1, 2000, the Corporation adopted the recommendations of the Canadian Institute of Chartered Accountants' (CICA) Handbook Section 3461 Employee Future Benefits. Under past Canadian standards, the Corporation recognized the cost of post employment benefits other than pensions as an expense when paid. The new standard requires that the expected costs of the employees' post retirement benefits be expensed during the years that the employees render services to the Corporation. In addition, the new standard changes the accounting for recognition of involuntary termination benefits. For accrual purposes, the new standard requires that benefit arrangements be communicated to employees in sufficient detail to enable them to determine the type and the amount of benefits they will receive when their employment is terminated. Past Canadian standards did not require this condition and included in the Corporation's 1998 restructuring charge were special termination benefits not yet communicated to employees.

The new standard was applied retroactively without restatement of prior year financial statements. The cumulative effect of this change, as of January 1, 2000, resulted in the following increases:

------------------------------------------------------------------------------
IN THOUSANDS
------------------------------------------------------------------------------

Assets                          $231,946
Liabilities                      198,651
------------------------------------------------------------------------------
Opening retained earnings       $ 33,295
------------------------------------------------------------------------------
------------------------------------------------------------------------------


CICA Section 3465 Accounting for Income Taxes

Effective January 1, 2000, the Corporation adopted the new recommendations of the CICA with respect to accounting for income taxes. This represented a change from the deferral method of tax allocation to the liability method of tax allocation.

The new standard was applied retroactively without restatement of prior year financial statements. The cumulative effect of the change as of January 1, 2000 resulted in the following increases:

------------------------------------------------------------------------------
IN THOUSANDS
------------------------------------------------------------------------------


Current deferred tax assets             $  7,704
Long-term deferred tax assets             62,138
Current deferred tax liabilities             672
Long-term deferred tax liabilities        66,727
------------------------------------------------------------------------------
Opening retained earnings               $  2,443
------------------------------------------------------------------------------
------------------------------------------------------------------------------

3. INVENTORIES

------------------------------------------------------------------------------
IN THOUSANDS        2000           1999
------------------------------------------------------------------------------

Raw materials     $ 43,010        $42,653
Work in process     14,612         15,918
Finished goods      93,441        115,555
Other                3,421          4,540
------------------------------------------------------------------------------
                  $154,484       $178,666
------------------------------------------------------------------------------
------------------------------------------------------------------------------

The current cost of these inventories exceeds the last in first out cost by approximately $16,593,000 at December 31, 2000 (1999 - $17,757,000).

                               2000 Annual Report MOORE CORPORATION LIMITED 34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Continued

4.   PROPERTY, PLANT AND EQUIPMENT

-------------------------------------------------------------------
IN THOUSANDS                                 2000            1999
-------------------------------------------------------------------
Land                                   $   13,521      $   23,595
Buildings                                 185,518         204,754
Machinery and equipment                   932,879         971,473
                                       ----------------------------
                                        1,131,918       1,199,822
Less: Accumulated depreciation            722,819         741,014
-------------------------------------------------------------------
                                       $  409,099      $  458,808
-------------------------------------------------------------------

5.   INVESTMENTS

-------------------------------------------------------------------
IN THOUSANDS                                 2000            1999
-------------------------------------------------------------------
Investments:
   Accounted for on the equity basis   $    2,412      $    5,521
   Accounted for on the cost basis             --          19,909
Long term bonds                            22,256          33,968
Other investments                           8,982           9,864
-------------------------------------------------------------------
                                       $   33,650      $   69,262
-------------------------------------------------------------------

In 1999, the Corporation purchased a 40% equity interest in Quality Color Press Inc. In 2000, this investment was increased and consequently, the Corporation changed its accounting for the investment in Quality Color Press from equity method to full consolidation.

In 2000, the Corporation took an impairment charge on the cost basis investment in JetForm Corporation Inc. and subsequently divested its entire holdings of 2.4 million shares resulting in a recorded loss of $8,474,000. The Corporation also recorded a $3,500,000 charge for impairment against its investment in common shares and secured convertible note receivable of Vista Information Solutions Inc. based on a decline in the fair value of the underlying securities.

The fair value of investments accounted for on the cost basis is approximately $802,000 as at December 31, 2000 (1999 - $15,656,000). Fair
value is calculated by reference to quoted market prices.

6.   GOODWILL

-------------------------------------------------------------------
IN THOUSANDS                                 2000            1999
-------------------------------------------------------------------
Goodwill                               $  411,821      $  407,635
Less: Accumulated amortization            281,291         250,768
-------------------------------------------------------------------
                                       $  130,530      $  156,867
-------------------------------------------------------------------

During 2000, the Corporation recorded a charge of $20,965,000, included in depreciation and amortization, to reflect a permanent impairment in the recoverability of goodwill related to Colleagues Group plc. The impairment resulted from a significant sales decline, customer turnover, and management changes.


35   2000 Annual Report  MOORE CORPORATION LIMITED

7.   OTHER ASSETS

-------------------------------------------------------------------
IN THOUSANDS                                 2000            1999
-------------------------------------------------------------------
Computer software, net of accumulated
  amortization of $73,310
  (1999 - $33,482)                     $  127,999      $  139,032
Deposits and other receivables              3,801           5,057
Deferred debt issue costs                  11,848              --
Other                                      14,643          11,972
-------------------------------------------------------------------
                                       $  158,291      $  156,061
-------------------------------------------------------------------

During 2000, the Corporation conducted an internal review of its Enterprise Resource Planning (ERP) system with the objective of maximizing benefit realization in the most timely manner possible. As part of this process, the Corporation recorded a charge of $13,752,000, included in depreciation and amortization, for the write-off of certain computer software costs, primarily related to a component of its ERP system, which will not be deployed. Further decisions may be made in 2001 to change other deployment plans or processes, which could result in additional impairments in the carrying value of the ERP asset.

8.   ACCOUNTS PAYABLE AND ACCRUALS

-------------------------------------------------------------------
IN THOUSANDS                                 2000            1999
-------------------------------------------------------------------
Trade accounts payable                 $  115,030      $  148,901
Other payables                             73,073          95,451
-------------------------------------------------------------------
                                          188,103         244,352
-------------------------------------------------------------------
Accrued payroll costs                      38,323          54,097
Accrued employee benefit costs             20,863          27,203
Provision for restructuring costs          45,961          92,791
Other accruals                            106,807         114,567
-------------------------------------------------------------------
                                          211,954         288,658
-------------------------------------------------------------------
                                       $  400,057      $  533,010
-------------------------------------------------------------------

9.   DEBT

----------------------------------------------------------------------------
IN THOUSANDS                                          2000            1999
----------------------------------------------------------------------------
Senior guaranteed notes:
   Series A, 7.84%, maturing March 25, 2006    $    85,500     $    85,500
   Series B, 8.05%, maturing March 25, 2009        114,500         114,500
Senior revolving term credit facility                   --          37,000
Subordinated convertible debentures, 8.7%,
 maturing June 30, 2009                             62,157              --
Other long-term debt, including capitalized
 leases                                             13,017           4,826
                                               -----------------------------
                                                   275,174         241,826

Current portion of debt                              2,709          40,140
----------------------------------------------------------------------------
Long-term portion of debt                      $   272,465     $   201,686
----------------------------------------------------------------------------

On March 25, 1999, the Corporation placed $200,000,000 senior guaranteed notes in the United States private placement market that pay interest semi-annually.

On August 5, 1999, the Corporation entered into a committed revolving term facility with a group of nine banks. The facility of $168,000,000, matures on August 5, 2002 and bears interest at a variable rate based on the utilization and the leverage ratio of the Corporation. The weighted average interest rate during 2000 was 7.9% (1999 - 5.9%).

                         2000 Annual Report  MOORE CORPORATION LIMITED    36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Continued

On December 21, 2000, the Corporation issued subordinated convertible debentures in the amount of $70,500,000. The debentures are convertible at the holder's option into common shares at a conversion price of $3.25 per share. The debentures are redeemable at the Corporation's option at any time on or after the fifth anniversary date as follows: 105.8% of the principal amount during the period up to and including the sixth anniversary date; 102.9% of the principal amount during the period from the sixth anniversary up to and including the seventh anniversary date; thereafter at 100.0% of the principal amount.

For financial reporting purposes, the debentures have a liability and equity component. The liability component of $62,157,000, classified as long-term debt, represents the present value of interest and principal payments discounted at a rate of interest applicable to a debt only instrument of comparable term and risk. The equity component of $8,343,000, representing the value of the conversion option, was calculated as the difference between the proceeds and liability component. Over the life of this instrument, the $62,157,000 will accrete to $70,500,000 to provide an annual interest expense equal to the market interest rate of similar debt instruments.

Other long-term debt, including capital leases of $2,549,000 (1999 - $1,686,000), bears interest at rates ranging from 2.54% to 14.21% and matures on various dates to 2006. The weighted average interest rate on other long-term debt is 6.97% (1999 - 9.78%). Loans of other subsidiaries amounting to $8,580,000 (1999 - $790,000) are payable in currencies other than United States dollars.

The fair value of the senior guaranteed notes, based on borrowing rates currently available to the Corporation for debt issues with similar terms and maturities, is approximately $175,000,000.

The senior guaranteed notes and revolving term credit facility agreements include certain debt covenants calculated on a quarterly basis including, but not limited to, tests of net worth, leverage and interest coverage.

The net book value of assets subject to lien approximates $23,200,000 (1999 - $5,200,000). The liens are primarily mortgages against property, plant and equipment and pledges of accounts receivable, inventory, and other current assets.

For the years 2001 through 2005, payments required on long-term debt are as follows: 2001 - $2,709,000; 2002 - $2,618,000; 2003 - $2,288,000; 2004 -
$1,440,000, and 2005 - $3,115,000.

10.  OTHER LIABILITIES

-------------------------------------------------------------------
IN THOUSANDS                                 2000            1999
-------------------------------------------------------------------
Unfunded pension obligations           $   25,820      $   16,112
Provision for restructuring costs              --          65,300
Long-term supply agreement                 24,028              --
Other                                       7,441          13,037
-------------------------------------------------------------------
                                       $   57,289      $   94,449
-------------------------------------------------------------------

During 2000, the Corporation entered into a long-term supply agreement for the purchase of certain materials. Proceeds received on the agreement have been deferred and are being amortized over a period of five years. Included in accounts payable and accruals is $7,200,000 representing the current portion.

11.  SHARE CAPITAL

The Corporation's articles of incorporation provide that its authorized share capital be divided into an unlimited number of common shares without par value and an unlimited number of preference shares without par value, issuable in one or more series. The preference shares are non-voting except on arrears of dividends.

Changes in the issued common share capital

----------------------------------------------------------------------------
                                                                     AMOUNT
                                             SHARES ISSUED    (in thousands)
----------------------------------------------------------------------------
Balance, December 31, 1997                      88,449,140    $     310,765
Exercise of executive stock options                  4,700               69
Employee awards                                      3,100               47
----------------------------------------------------------------------------
Balance, December 31, 1998, 1999 and 2000       88,456,940    $     310,881
----------------------------------------------------------------------------

37   2000 Annual Report  MOORE CORPORATION LIMITED

The Corporation has a long-term incentive program under which stock options and restricted stock awards may be granted to certain key employees. As at December 31, 2000, 171,700 common shares were available for grants (1999 - 880,400; 1998 - nil). The exercise price under all options is the fair market value of the shares covered by the option on the day prior to the date of grant. Prior to July, 1998, options granted vest at 20% per annum from the date of grant. Options granted subsequent to June, 1998 vest in four years or, on the attainment of targeted performance measures, at 25% per annum. Upon retirement, all options become vested. Options granted prior to 1999 are eligible for exercise for five years after the date of retirement. Options granted in 1999 and 2000 are eligible for exercise for one year after the date of retirement. The options expire not more than 10 years from the date granted. There are no restricted stock awards outstanding.

Certain senior executives participate in a long-term incentive performance plan to help focus executive management on the long-term profitable growth of the Corporation. Annual grants, contingent on financial performance, are denominated in the Corporation's common shares and are earned over a three-year period. At December 31, 2000, 116,658 contingent share units are outstanding at a cost base of nil (1999 - $3,056,000).

During the year, the Corporation issued share units as employee stock based compensation equivalent to 23,608 (1999 - 8,415; 1998 - 407,629) common shares. Share units are exercisable for either cash or common shares. At December 31, 2000, there were no share units outstanding. In 2000, the total cost of stock based employee compensation awards was nil (1999 - $3,095,000; 1998 - $4,502,000).

During 1998, the Corporation purchased for cancellation a total of 1,182,940 options, all with the consent of the stock exchanges on which the Corporation's common shares are listed.

As at December 31, 2000, there were no issued preference shares. On December 11, 2000 the Board of Directors approved the creation of Series 1 Preference Shares. Each Series 1 Preference Share will be non-voting and will entitle the holder to a non-cumulative preferential annual dividend of CDN $.001 and to receive any dividend paid on a common share. In the event of liquidation, dissolution or winding-up of the Corporation, a holder of a Series 1 Preference Share will be entitled to receive a preferential amount of CDN $0.001, together with all dividends declared and unpaid thereon. Thereafter, the Series 1 Preference Shares and common shares rank equally with each other on a share-for-share basis. Stock options to acquire 1,580,000 Series 1 Preference Shares were issued on December 11, 2000 and vest at 25% per annum.

A summary of the Corporation's stock option activity for the three years ended December 31, 2000 is presented below (in Canadian currency):

                                             2000                  1999                     1998
---------------------------------------------------------------------------------------------------------
                                                WEIGHTED-             WEIGHTED-                WEIGHTED-
                                                 AVERAGE               AVERAGE                  AVERAGE
                                                EXERCISE              EXERCISE                 EXERCISE
                                        SHARES     PRICE      SHARES     PRICE       SHARES       PRICE
---------------------------------------------------------------------------------------------------------
COMMON SHARES
Options outstanding at
 beginning of year                   6,352,486   $ 18.73   5,281,686   $ 27.88    5,083,800    $ 26.97
Options granted                      1,068,000      4.10   1,789,500     11.47    3,173,906      18.38
Options lapsed                        (910,800)    17.81    (364,700)    22.53   (1,636,080)     24.27
Options exercised                           --        --          --        --       (4,700)     20.94
Options cancelled                           --        --    (241,800)    25.41   (1,184,140)     26.62
Options expired                             --        --    (112,200)    34.88     (151,100)     28.56
---------------------------------------------------------------------------------------------------------
Options outstanding at year-end      6,509,686   $ 16.46   6,352,486   $ 18.73    5,281,686    $ 27.88
---------------------------------------------------------------------------------------------------------
Options exercisable at year-end      3,383,646   $ 19.84   1,600,093   $ 23.82    1,338,492    $ 25.51
---------------------------------------------------------------------------------------------------------

SERIES 1
PREFERENCE SHARES
Options outstanding at
 beginning of year                          --   $   --
Options granted                      1,580,000     3.65
---------------------------------------------------------------------------------------------------------
Options outstanding at year-end      1,580,000   $ 3.65
---------------------------------------------------------------------------------------------------------
Options exercisable at year-end             --   $   --
---------------------------------------------------------------------------------------------------------


                           2000 Annual Report  MOORE CORPORATION LIMITED   38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Continued

The following tables summarize information about stock options outstanding at December 31, 2000 (in Canadian currency):

                                       OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
----------------------------------------------------------------------------------------------------------------------
                              Number       Weighted-Average                                Number
Range of              Outstanding at  Remaining Contractual  Weighted-Average      Exercisable at   Weighted-Average
Exercise Prices    December 31, 2000           Life (Years)    Exercise Price   December 31, 2000     Exercise Price
----------------------------------------------------------------------------------------------------------------------
Common shares:
$3 to 8                      954,000                    9.9           $  3.94                 --             $    --
$9 to 15                   1,803,806                    8.5             11.87            708,506               11.81
$16 to 23                  2,359,000                    7.3             18.83          1,572,100               18.61
$24 to 30                  1,392,880                    5.1             26.96          1,103,040               26.75
----------------------------------------------------------------------------------------------------------------------
$3 to 30                   6,509,686                    6.5           $ 16.46          3,383,646             $ 19.84
----------------------------------------------------------------------------------------------------------------------

Series 1
Preference Shares:
$0 to 4                    1,580,000                   10.0           $  3.65                 --             $   --
----------------------------------------------------------------------------------------------------------------------
$0 to 4                    1,580,000                   10.0           $  3.65                 --             $   --
----------------------------------------------------------------------------------------------------------------------

12.  UNREALIZED FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

-------------------------------------------------------------------------------------------
IN THOUSANDS                                         2000            1999            1998
-------------------------------------------------------------------------------------------
Balance at beginning of year                   $ (118,256)     $ (105,878)     $ (112,218)
Translation adjustments related to net assets
 of foreign operations                             (8,104)        (12,378)         (6,402)
Amounts transferred to income on sale or
 liquidation of foreign operations                     --              --          12,742
-------------------------------------------------------------------------------------------
Balance at end of year                         $ (126,360)     $ (118,256)     $ (105,878)
-------------------------------------------------------------------------------------------

The translation adjustments for each year result from the variation from year to year in rates of exchange at which foreign currency net assets are translated to United States currency.

During 1998, foreign currency translation losses relate to the dispositions of the European and Australasian forms and labels businesses.

13.  RETIREMENT PROGRAMS

Defined Benefit Pension Plans

The Corporation and its subsidiaries have several programs covering substantially all of the employees in Canada, the United States, Puerto Rico and the United Kingdom.

In 2000, the Corporation changed its measurement date from December 31 to November 30. The effect of this change was not significant. The following data is based upon reports from independent consulting actuaries as at November 30 for 2000, and December 31 for 1999 and 1998:

39   2000 Annual Report  MOORE CORPORATION LIMITED

                                         UNITED STATES                      CANADA                    INTERNATIONAL
---------------------------------------------------------------------------------------------------------------------------
IN THOUSANDS                         2000      1999      1998      2000      1999      1998      2000      1999      1998
---------------------------------------------------------------------------------------------------------------------------
FUNDED STATUS

Actuarial present value of:
Projected benefit obligation
at beginning of year             $685,753  $636,409  $569,944  $ 79,889  $ 68,085  $ 67,513  $124,175  $121,380  $ 69,208

Service cost                       13,287    11,965    12,095     3,076     2,331     2,279       133       220     3,229

Interest cost                      52,658    50,343    48,579     5,761     5,644     5,269     9,277     9,484     5,541

Amendments                         16,000     1,765    10,393        --        --    (1,472)       --        --    18,563

Actuarial loss (gain)             (35,740)    1,169    34,504     2,467       780     4,583    (7,162)    4,567     2,330

Effect of curtailment             (30,011)       --        --        --        --        --        --        --        --

Effect of settlement                   --        --        --        --        --        --        --        --    48,766

Effect of dispositions                 --        --        --        --        --        --        --        --   (16,006)

Foreign currency
exchange rate changes                  --        --        --   (3,474)     4,215    (4,638)  (12,783)   (3,474)      468

Benefits paid                     (44,269)  (39,915)  (39,106)  (5,517)    (5,270)   (5,449)  (13,234)   (6,472)  (10,719)
                                 ------------------------------------------------------------------------------------------
Projected benefit obligation
at end of year                   $657,678  $661,736  $636,409  $ 82,202  $ 75,785  $ 68,085  $100,406  $125,705  $121,380
---------------------------------------------------------------------------------------------------------------------------
Plan assets at fair value
at beginning of year             $936,450  $845,898  $784,281  $ 99,316  $ 95,325  $106,747  $143,186  $140,685  $150,466

Actual return on assets            43,548   127,142   100,723     7,006     5,085       956     3,959    14,762    15,206

Foreign currency
exchange rate changes                  --        --        --    (4,115)    5,755    (6,929)  (14,979)   (4,025)      798

Effect of dispositions                 --        --        --        --        --        --        --        --   (15,986)

Employer contribution                  --        --        --        --        --        --        --        --       920

Benefits paid                     (44,269)  (39,915)  (39,106)   (5,517)   (5,270)   (5,449)  (13,234)   (6,472)  (10,719)
                                 ------------------------------------------------------------------------------------------
Plan assets at fair value
at end of year                   $935,729  $933,125  $845,898  $ 96,690  $100,895  $ 95,325  $118,932  $144,950  $140,685
---------------------------------------------------------------------------------------------------------------------------
Excess of plan assets over
projected benefit obligation     $278,051  $271,389  $209,489  $ 14,488  $ 25,110  $ 27,240  $ 18,526  $ 19,245  $ 19,305

Unrecognized net gain (loss)          119  (252,692) (210,090)    3,053   (10,292)  (13,891)   (2,057)   (2,197)   (3,472)

Unrecognized net asset                 --    (3,058)   (6,106)       --      (935)   (1,763)       --        --        --

Unrecognized prior service
cost (credit)                          --    (8,247)   (5,251)       --       485       623        --        --       236
---------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued)
pension cost included in
consolidated balance sheet       $278,170   $ 7,392  $(11,958) $ 17,541  $ 14,368  $ 12,209  $ 16,469  $ 17,048  $ 16,069
---------------------------------------------------------------------------------------------------------------------------


                             2000 Annual Report  MOORE CORPORATION LIMITED   40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Continued

                                         UNITED STATES                      CANADA                    INTERNATIONAL
---------------------------------------------------------------------------------------------------------------------------
IN THOUSANDS                         2000      1999      1998      2000      1999      1998      2000      1999      1998
---------------------------------------------------------------------------------------------------------------------------

PENSION EXPENSE

Service cost                     $ 13,287  $ 11,965  $ 12,095  $  3,076  $  2,331  $  2,279  $    133  $    220  $  3,229

Interest cost                      52,658    50,343    48,579     5,761     5,644     5,269     9,277     9,484     5,541

Expected return on assets         (82,523)  (70,626)  (63,114)   (7,691)   (7,742)   (7,205)  (10,780)  (11,034)  (11,420)

Settlement loss                        --        --        --        --        --        --        --        --    48,766

Curtailment gain                   (6,630)       --        --        --        --        --        --        --        --

Amortization of net
loss (gain)                          (128)  (12,746)   (8,804)       --      (876)     (562)     (208)     (338)  (31,693)

Amortization of net asset              --    (3,048)   (3,048)       --      (908)     (910)       --        --    (1,139)

Amortization of prior
service cost                          832     2,997     2,997        --       170       171        --       230    21,265

Amendments                             --     1,765        --        --        --        --        --        --        --
---------------------------------------------------------------------------------------------------------------------------
Net pension
expense (credit)                 $(22,504) $(19,350) $(11,295) $  1,146  $ (1,381) $   (958) $ (1,578) $ (1,438) $ 34,549
---------------------------------------------------------------------------------------------------------------------------

OTHER
INFORMATION

Assumptions:

Discount rates
  January 1                           7.8%      8.0%      8.0%      7.5%      8.0%      8.0%      8.3%      8.3%      8.3%
  December 31                         7.8%      8.0%      8.0%      7.0%      8.0%      8.0%      8.3%      8.3%      8.3%

Rate of return
on plan assets                        9.0%      9.0%      9.0%      8.0%      8.0%      8.0%      8.3%      8.3%      8.3%

Rate of
compensation increase                 5.0%      5.0%      5.0%      5.0%      5.0%      5.0%      5.0%      5.0%      5.0%

Amortization period               13 years  13 years  13 years  15 years  15 years  15 years  10 years  10 years  10 years
---------------------------------------------------------------------------------------------------------------------------

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

During 2000, the Corporation announced an amendment to the United States pension plan to cease all benefit accruals effective December 31, 2000. The announcement also informed plan participants of the Corporation's intention to terminate and wind-up the plan in 2001. Included in the 2000 net pension expense in the above table is a curtailment gain of $6,630,000 relating to the plan amendment. In the process of this transaction, which is expected to occur in 2001, the Corporation will incur a settlement loss representing the difference between the prepaid pension cost on the balance sheet and the surplus funds received from the plan wind-up. The Corporation expects to receive funds in excess of the plan obligations of between $100,000,000 to $150,000,000 before taxes.

In some subsidiaries, where either state or funded retirement plans exist, there are certain small supplementary unfunded plans. Pensionable service prior to establishing funded contributory retirement plans in other subsidiaries, covered by former discretionary non-contributory retirement plans, was assumed as a prior service obligation. In addition, the Corporation has entered into retiring allowance and supplemental retirement agreements with certain senior executives. The deferred liability for pensions at December 31, 2000 referred to in Note 10, includes the unfunded portion of this prior service obligation and the supplementary unfunded plans.

All of the retirement plans are non-contributory. Retirement benefits are generally based on years of service and employees' compensation during the last years of employment. At December 31, 2000, none of the United States' plan's assets, about 59% of the Canadian plan's assets and approximately 54% of the international plan's assets were held in equity securities with the remaining portion of the asset funds being mainly fixed income securities.

41  2000 Annual Report  MOORE CORPORATION LIMITED

Defined Contribution Pension Plans

Savings plans are maintained in Canada, the United States and the United Kingdom. Only the savings plan in the United Kingdom requires Corporation contributions for all employees who are eligible to participate in the retirement plans. These annual contributions consist of a retirement savings benefit contribution ranging from 1% to 3% of each year's compensation depending upon age. For all savings plans, if an employee contribution is made, a portion of such contribution may be eligible for a contribution match by the Corporation. In the aggregate, the defined contribution pension plan expenses were $4,667,000 (1999 - $4,868,000; 1998 - $6,681,000).

14 .  POSTRETIREMENT HEALTH CARE AND
      LIFE INSURANCE BENEFITS

The Corporation provides employees with post-retirement health care and life insurance benefits. The following data is based upon reports from independent consulting actuaries as at November 30, 2000:

---------------------------------------------------------------------------------------------------------------------------
IN THOUSANDS                                                                                                         2000
---------------------------------------------------------------------------------------------------------------------------
ACCRUED POSTRETIREMENT BENEFIT COST

Projected postretirement benefit obligation at beginning of year                                                   $179,046
Service cost                                                                                                          1,450
Interest cost                                                                                                        13,430
Actuarial loss                                                                                                          266
Foreign currency exchange rate changes                                                                                 (387)
Benefits paid                                                                                                       (12,720)
---------------------------------------------------------------------------------------------------------------------------
Projected postretirement benefit obligation at end of year                                                         $181,085
Contributions paid in December                                                                                       (1,072)
Unrecognized net gain                                                                                                15,765
Unrecognized prior service credit                                                                                    47,596
---------------------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost liability                                                                      $243,374
---------------------------------------------------------------------------------------------------------------------------
POSTRETIREMENT BENEFIT EXPENSE

Service cost                                                                                                       $  1,450
Interest cost                                                                                                        13,430
Amortization of unrecognized service                                                                                 (6,282)
---------------------------------------------------------------------------------------------------------------------------
Net postretirement benefit expense                                                                                 $  8,598
---------------------------------------------------------------------------------------------------------------------------

ASSUMPTIONS AND OTHER INFORMATION

Weighted average discount rate                                                                                          7.7%
Weighted average health care cost trend rate
    Before age 65                                                                                                       6.8%
    After age 65                                                                                                        5.4%
    The general trend in the rate thereafter is a reduction of 0.7% per year.
Weighted average ultimate health care cost trend rate                                                                   5.2%
Year in which ultimate health care cost trend rate will be achieved
    Canada                                                                                                             2004
    United States                                                                                                      2002
The following is the effect of a 1% increase in the assumed health care cost trend rates for each future year on:
    (a) Accumulated postretirement benefit obligation                                                              $ 10,914
    (b) Aggregate of the service and interest cost components of net postretirement benefit cost                      1,023
The following is the effect of a 1% decrease in the assumed health care cost trend rates for each future year on:
    (a) Accumulated postretirement benefit obligation                                                              $ 10,793
    (b) Aggregate of the service and interest cost components of net postretirement benefit cost                      1,008
---------------------------------------------------------------------------------------------------------------------------

                                 2000 Annual Report MOORE CORPORATION LIMITED 42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  Continued

15.  CONSOLIDATED STATEMENTS OF  EARNINGS INFORMATION

---------------------------------------------------------------------------------------------------------------
IN THOUSANDS                                                                2000          1999           1998
---------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE

Interest on long-term debt                                                $16,950        $12,924        $ 2,219
Other interest                                                              8,611         11,260         16,835
---------------------------------------------------------------------------------------------------------------
                                                                          $25,561        $24,184        $19,054
                                                                          -------------------------------------
INVESTMENT AND OTHER INCOME

Interest on short-term investments                                        $ 4,555        $ 6,123        $ 8,368
Equity in income (loss) of associated corporations                            240            105           (775)
Gain on sale of equity interest in Cordant Holdings Corporation                --             --         14,973
Gain on sale of the Rediform business                                          --             --          4,698
Write-off of warehouse software investment                                     --             --         (7,697)
European decoupling provision                                                  --             --         (8,000)
Sale of investment in JetForm                                              (8,474)            --             --
Vista impairment write down                                                (3,500)            --             --
Gain on sale of Data Management Services                                       --          7,269             --
Gain (loss) on sale of property, plant and equipment                       (2,630)        (2,082)         4,671
Unrealized exchange adjustments                                                --           (233)          (325)
Miscellaneous                                                                  12            (69)        (9,277)
---------------------------------------------------------------------------------------------------------------
                                                                          $(9,797)       $11,113        $ 6,636
                                                                          -------------------------------------
OTHER EXPENSE (INCOME)

Rent                                                                       69,897         63,344         57,084
Retirement programs                                                        (7,607)       (10,535)        33,237
---------------------------------------------------------------------------------------------------------------

16.  DISPOSITIONS

----------------------------------------------------------------------------------------------------------------------------------
COMPANY                                NATURE OF BUSINESS                                                         DISPOSITION DATE
----------------------------------------------------------------------------------------------------------------------------------
Copynomie                             Outsourcing of facilities management services in the Netherlands            April 1998

European Forms and Labels             Manufacturer of forms and labels for customers located in the United        August 1998
                                      Kingdom and Continental Europe

Rediform                              Manufacturer and distributor of stock business forms and supplies           September 1998

Australasia Forms and Labels          Manufacturer of forms and labels located in Australia,                      December 1998
                                      New Zealand and Papua New Guinea.

Data Management Services              Property information products and services provider.                        December 1999
----------------------------------------------------------------------------------------------------------------------------------

Included in the Corporation's results of operations for 1999 are sales of $62 million (1998 - $297 million) and losses from operations of $4 million (1998 - $17 million) from the divested businesses. The loss before taxes of $85 million on the sale of the European and Australasia forms and labels business was fully provided for in the provision for restructuring costs in 1998. The $5 million before-tax gain in 1998 on sale of the Rediform business is recorded in investment and other income. The Data Management Services business unit was sold to Vista Information Solutions Inc. (Vista) for proceeds valued at approximately $40 million. The sale price included cash of $20 million, a working capital note from Vista, secured convertible notes from Vista and non-registered common shares of Vista. The gain before taxes of $7 million in 1999 on sale of the Data Management Services is recorded in investment and other income.

43 2000 Annual Report MOORE CORPORATION LIMITED

17.  PROVISION FOR RESTRUCTURING COSTS

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

The following table summarizes the activity in the restructuring reserve during 1998, 1999 and 2000:

                                SELLING, GENERAL
                                & ADMINISTRATIVE            MANUFACTURING
------------------------------------------------------------------------------------------------------------------------
                           TERMINATION    OTHER CASH    TERMINATION    OTHER CASH    TOTAL CASH    NON-CASH      TOTAL
IN MILLIONS                 BENEFITS        COSTS        BENEFITS        COSTS          COSTS        COSTS     PROVISION
------------------------------------------------------------------------------------------------------------------------
Restructuring provision      $ 105          $ 60           $ 42           $ 55          $ 262       $ 368        $ 630
Adjustments                    (9)            (3)            (3)           (14)           (29)         14          (15)
Reductions                     (4)            (2)            (9)            (3)           (18)       (333)        (351)
------------------------------------------------------------------------------------------------------------------------
Reserve balance
December 31, 1998            $ 92           $ 55           $ 30           $ 38          $ 215       $  49        $ 264
Adjustments                   (23)            (5)            (5)           (11)           (44)        (24)         (68)
Reductions                     (7)           (14)            (8)            (9)           (38)         --          (38)
------------------------------------------------------------------------------------------------------------------------
Reserve balance
December 31, 1999            $ 62           $ 36           $ 17           $ 18          $ 133       $  25        $ 158
Adjustments                    (50)           (14)          (12)            (3)           (79)        (14)         (93)
Reductions                     (6)            (5)            (4)            (5)           (20)         --          (20)
------------------------------------------------------------------------------------------------------------------------
Reserve balance
December 31, 2000            $ 6            $ 17           $  1           $ 10          $  34       $  11        $  45
------------------------------------------------------------------------------------------------------------------------

The Corporation was successful in completing certain restructuring actions during 1998, predominantly in relation to the European and Australasia Forms businesses which were exited on more favorable terms than initially anticipated and from actual and planned workforce reductions at lower costs. This resulted in an adjustment to the restructuring provision during the fourth quarter of 1998.

In 1999, the Corporation completed actions resulting in the closure of five manufacturing facilities in North America and began the process of integrating its warehouses and U.S. print centers into the new manufacturing organization. Actions concerning the integration of sales and marketing activities in North America and the consolidation of U.S. and Canadian sales and administrative offices were also initiated during the year. In Europe, the Corporation finalized the liquidation of a joint venture investment and substantially completed the consolidation of manufacturing facilities in France.

In 2000, further actions were completed including the process of closing and integrating its warehouses and U.S. print centers into a new manufacturing organization. Other actions in North America during 2000 included the continuation of the consolidation of the Canadian and U.S. sales and administrative offices and the continuation of workforce delayering actions.

In the fourth quarters of 1999 and 2000, the Corporation reversed $68 million and $29 million of charges respectively, under the 1998 restructuring plan. These reversals were primarily the result of: the favorable settlement of liabilities for obligations and future payments related to the disposition of the European and Australasia Forms businesses; negotiated costs to exit customer contracts and lease agreements under several actions were lower than originally estimated, the decision to sell rather than restructure the Data Management Services business; and the decision to not fully implement certain restructuring actions under the plan, including the sale of certain businesses.

Net of adjustments, non-cash costs included impairment losses of $270 million related to assets held for disposal. The losses comprise $172 million related to goodwill and other assets and $98 million related to property, plant and equipment. A significant portion of the assets associated with these impairment losses were disposed of in 1998 as part

                                 2000 Annual Report MOORE CORPORATION LIMITED 44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  Continued

of the sale of the Australasia and European Forms operations. The carrying value of remaining assets held for disposal as at December 31, 2000 is nil (1999 - $9 million). Results of operations for businesses sold are disclosed in Note 15. Results of operations related to assets held for disposal at December 31, 2000 are sales in 2000 of $4 million (1999 -$39 million; 1998 - $46 million) and losses from operations of $1 million (1999 - $1 million; 1998 - $2 million).

Also included in non-cash costs were impairment losses of $26 million related to assets held for use. The losses comprise $17 million related to goodwill and other assets and $9 million related to property, plant and equipment. The impairment losses were required based on an assessment of net recoverable amounts and fair values of the assets.

Non-cash costs also included $31 million related to a contingent loss on settlement of the United Kingdom pension plan and realization of recorded pension assets.

The restructuring plan included actions to exit products and facilities. The cash cost associated with these activities have been included in the provision and include; $21 million related to minimum lease commitments extending to year 2004, $11 million to exit certain service contracts, and $34 million for obligations and future payments related to businesses exited or divested.

As at December 31, 2000, approximately 4,100 employees have left the Corporation, representing 2,600 due to divestitures and 1,500 from other restructuring actions.

Provisions for restructuring costs include management's best estimates of the amounts expected to be realized on the sale of businesses and amounts to be incurred in the completion of remaining actions. The amounts the Corporation will ultimately realize or incur may differ in the near term from the amounts estimated in determining the provision.

18.  INCOME TAXES

The components of earnings (loss) before income taxes and minority interest for the three years ended December 31 were as follows:

------------------------------------------------------------------------------------------------------
IN THOUSANDS                                                     2000           1999          1998
------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes and minority interest:
Canada                                                          $(40,787)     $  2,485      $ (52,170)
United States                                                    (78,991)       67,329       (431,024)
Other countries                                                   38,186        58,796       (159,724)
------------------------------------------------------------------------------------------------------
                                                                $(81,592)     $128,610      $(642,918)
------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                 LIABILITY METHOD                        DEFERRAL METHOD
---------------------------------------------------------------------------------------------------------
                                       2000                     1999                      1998
IN THOUSANDS                   CURRENT    DEFERRED       CURRENT     DEFERRED     CURRENT        DEFERRED
---------------------------------------------------------------------------------------------------------
Provision (recovery)
for income taxes

    Canada                     $   73      $    364       $   561     $   815     $ (2,317)      $ (4,161)
    United States                (158)      (21,706)        2,011      25,940      (23,304)       (69,869)
    Other countries             5,631        (2,352)        8,074      (2,251)       5,105            140
    Withholding taxes             771            --           136          --           76             --
---------------------------------------------------------------------------------------------------------
                               $6,317      $(23,694)      $10,782     $24,504     $(20,440)      $(73,890)
---------------------------------------------------------------------------------------------------------

45  2000 Annual Report MOORE CORPORATION LIMITED

Deferred income taxes in the past three years arose from a number of differences of a temporary and timing nature in the jurisdictions in which the Corporation and its subsidiaries operate. The sources of major temporary and timing differences and the tax effect of each were as follows:

                                                  LIABILITY              DEFERRAL           DEFERRAL
                                                   METHOD                 METHOD             METHOD
-----------------------------------------------------------------------------------------------------
IN THOUSANDS                                        2000                   1999               1998
-----------------------------------------------------------------------------------------------------
DEFERRED INCOME TAXES

Depreciation                                       $    319              $  2,968            $   6,840
Pensions                                              6,151                 7,436                4,424
Unearned revenue                                    (10,847)                   --                  --
Postretirement benefits other than pensions           1,869                    --                  --
Restructuring and realignment costs                  16,548                30,917              (73,916)
Tax benefit of loss carryforward                    (38,244)              (16,746)              (8,542)
Other                                                   510                   (71)              (2,696)
-----------------------------------------------------------------------------------------------------
                                                   $(23,694)             $ 24,504             $(73,890)
-----------------------------------------------------------------------------------------------------

Temporary differences and tax loss carryforwards, which give rise to deferred income tax assets and liabilities, are as follows:

------------------------------------------------------------------------------------------------------
IN THOUSANDS                                                                                   2000
------------------------------------------------------------------------------------------------------
DEFERRED INCOME TAX ASSETS:

    Postretirement benefits other than pensions                                               $ 96,499
    Tax benefit of loss carryforwards                                                          118,593
    Pensions                                                                                     1,387
    Restructuring costs                                                                         10,377
    Other                                                                                       52,533
------------------------------------------------------------------------------------------------------
                                                                                               279,389

Valuation allowance                                                                            (63,942)
------------------------------------------------------------------------------------------------------
                                                                                               215,447
------------------------------------------------------------------------------------------------------

DEFERRED INCOME TAX LIABILITIES:

    Depreciation                                                                                71,929
    Pensions                                                                                   118,234
    Other                                                                                       13,200
------------------------------------------------------------------------------------------------------
                                                                                               203,363
------------------------------------------------------------------------------------------------------
Net deferred income tax asset                                                                 $ 12,084
------------------------------------------------------------------------------------------------------

Distributed as follows:

    Current deferred income tax asset                                                         $ 78,632
    Current deferred income tax liability                                                          462
    Long-term deferred income tax asset                                                        125,035
    Long-term deferred income tax liability                                                    191,121
------------------------------------------------------------------------------------------------------

Prior year comparatives have not been restated to reflect the change in method of tax allocation from the deferral method to the liability method.

                                2000 Annual Report MOORE CORPORATION LIMITED 46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  Continued

The effective rates of tax for each year compared with the statutory Canadian rates were as follows:

                                                                 2000           1999        1998
----------------------------------------------------------------------------------------------------
EFFECTIVE TAX EXPENSE (RECOVERY) RATE

Canada

    Combined federal and provincial statutory rate               (43.2)%        43.8%        (43.8)%
    Corporate surtax                                              (1.1)          1.1          (1.1)
    Manufacturing and processing rate reduction                    6.0          (6.3)          6.3
                                                              --------------------------------------

Expected income tax expense (recovery) rate                      (38.3)         38.6         (38.6)
Tax rate differences in other jurisdictions                      (18.1)        (10.6)         (2.3)
Losses for which a valuation allowance has been provided          17.8           1.8           1.8
Reduction in valuation allowance for prior year losses            (2.7)         (1.2)         (0.3)
Restructuring costs                                               (1.6)         (5.0)         23.8
International divestiture provisions                                --            --           0.5
Withholding taxes                                                  0.1           0.1            --
Non-deductible goodwill amortization and write downs              17.1           1.4           0.4
Other                                                              4.4           2.3            --
----------------------------------------------------------------------------------------------------
Total consolidated effective tax expense (recovery) rate         (21.3)%        27.4%        (14.7)%
----------------------------------------------------------------------------------------------------

At December 31, 2000, loss carryforwards of approximately $135 million have not been recognized in the consolidated financial statements. Of that amount, $91 million expires between 2001 and 2010 and $44 million has no expiry date. In addition, the Corporation has unrecognized temporary differences of approximately $26 million available for utilization in future years.

19.  EARNINGS AND FULLY DILUTED EARNINGS PER COMMON SHARE

The earnings per share calculations are based on the weighted average number of common shares outstanding during the year. In the calculation of fully diluted earnings per share, consideration is given to potentially dilutive share options outstanding. This calculation produces no dilutive effect for 2000 and 1998. The 1999 fully diluted earnings per share was $1.04. Imputed earnings on the proceeds from the exercise of the options are calculated using a 6.6% after-tax rate of return.

20.  SEGMENTED INFORMATION

The Corporation operates four (1999 - four; 1998 - five) segments in two areas of the printing industry. These two main areas include Forms, Print Management and Related Products (Forms) and Customer Communication Services
(CCS).

The Corporation's reportable segments are strategic business units that operate in specific geographic locations or offer different products or services. The segments are managed separately because each unit requires unique marketing and manufacturing strategies or are exposed to different economic environments.

The Corporation's reportable segments are:

Moore North America

In this segment, the Corporation derives its revenue from Forms operations in the United States and Canada. This segment designs and manufactures business forms and related products, systems and services which include:

    - custom business forms and equipment
    - electronic forms and services
    - print services such as digital colour printing
    - pressure sensitive labels
    - proprietary label products

47  2000 Annual Report MOORE CORPORATION LIMITED

     -  variable-imaged bar codes
     -  integrated form-label applications
     -  printers, applicators and software products and solutions


CUSTOMER COMMUNICATION SERVICES (CCS), UNITED STATES

In this segment, the Corporation derives its revenue from its CCS operations by producing personalized response marketing, and offering outsourcing services for statement printing, imaging, processing and distribution including:
     -  creation and production of personalized mail
     -  direct marketing program development
     -  database management and segmentation services
     -  response analysis services
     -  mail production outsourcing services


LATIN AMERICA

In this segment, the corporation derives its revenue mainly from its Forms operations in various locations throuhout Central and South America. While there are distinct CCS operations in Brazil and Mexico, the businesses are run in close association with the business forms operations and offer products and services similar to Moore North America. This segment has full access to the Corporation's products, services, technology and manufacturing techniques.


EUROPE

In this segment, the Corporation derives its revenue from the CCS operations and, up to August 1998, the Forms operations. On August 1, 1998 the Corporation sold its entire European Forms operations. The segment's Forms operations provided products and services similar to Moore North America. The CCS operations manufacture and distribute a comprehensive group of direct marketing products and business communication products and services to its customers. These include:

     -  printed response marketing items
     -  magazine inserts
     -  variably imaged promotional pieces
     -  statement printing


ASIA PACIFIC

In this segment (1998 and prior), the Corporation derived its revenue from Forms operations in Australia, New Zealand, Papua New Guinea and China. During 1998, the Corporation ceased operations in China and, on December 30, 1998, the Australian operations were sold.

Transfers of products between segments are generally accounted for on a basis that results in a fair profit being earned by each segment. Sales to customers outside the enterprise are attributed to geographic segments based on the location of the business unit providing the product or service.



                                2000 Annual Report MOORE CORPORATION LIMITED 48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Continued

OPERATING SEGMENTS

------------------------------------------------------------------------------------------------------------------
                                   MOORE    CCS, UNITED         LATIN                      ASIA
IN THOUSANDS               NORTH AMERICA         STATES       AMERICA        EUROPE     PACIFIC       CONSOLIDATED
------------------------------------------------------------------------------------------------------------------
2000
Total revenue                $ 1,458,055      $ 504,001     $ 181,147     $ 133,080                    $ 2,276,283
Intersegment revenue             (16,853)        (1,012)           --            --                        (17,865)
------------------------------------------------------------------------------------------------------------------
Sales to customers
outside the enterprise       $ 1,441,202      $ 502,989     $ 181,147     $ 133,080                    $ 2,258,418
------------------------------------------------------------------------------------------------------------------
Segment operating
profit (loss)                $   (70,298)     $  25,777     $  18,137     $ (21,974)                   $   (48,358)
------------------------------------------------------------------------------------------------------------------
General corporate income                                                                                     2,124
------------------------------------------------------------------------------------------------------------------
Loss from operations                                                                                   $   (46,234)
------------------------------------------------------------------------------------------------------------------
Segment assets               $ 1,025,786      $ 326,672     $  93,521     $  96,847                    $ 1,542,826
------------------------------------------------------------------------------------------------------------------
Corporate assets
including investments                                                                                      325,600
------------------------------------------------------------------------------------------------------------------
Total assets                                                                                           $ 1,868,426
------------------------------------------------------------------------------------------------------------------
Provision for
restructuring costs          $    (7,197)     $   (194)     $ (12,340)    $  (2,972)                   $   (22,703)
------------------------------------------------------------------------------------------------------------------
General corporate                                                                                           (1,330)
------------------------------------------------------------------------------------------------------------------
Total provision for
restructuring costs                                                                                    $   (24,033)
------------------------------------------------------------------------------------------------------------------
Capital asset amortization   $    85,751      $  30,557     $   6,583     $  28,627                    $   151,518
------------------------------------------------------------------------------------------------------------------
Capital expenditures         $    32,909      $  25,199     $   6,085     $  11,593                    $    75,786
------------------------------------------------------------------------------------------------------------------
1999
Total revenue                $ 1,583,095      $ 527,443     $ 160,806     $ 174,132                    $ 2,445,476
Intersegment revenue             (19,456)          (904)           --            --                        (20,360)
------------------------------------------------------------------------------------------------------------------
Sales to customers
outside the enterprise       $ 1,563,639      $ 526,539     $ 160,806     $ 174,132                    $ 2,425,116
------------------------------------------------------------------------------------------------------------------
Segment operating profit     $    82,900      $  44,062     $   1,405     $   8,379                    $   136,746
------------------------------------------------------------------------------------------------------------------
General corporate income                                                                                     4,935
------------------------------------------------------------------------------------------------------------------
Income from operations                                                                                 $   141,681
------------------------------------------------------------------------------------------------------------------
Segment assets               $   816,769      $ 178,257     $  97,268     $ 144,066                    $ 1,236,360
------------------------------------------------------------------------------------------------------------------
Corporate assets
including investments                                                                                      393,933
------------------------------------------------------------------------------------------------------------------
Total assets                                                                                           $ 1,630,293
------------------------------------------------------------------------------------------------------------------
Provision for
restructuring costs          $   (50,420)     $  (6,150)    $      --     $  (4,500)                   $   (61,070)
------------------------------------------------------------------------------------------------------------------
General corporate                                                                                           (7,340)
------------------------------------------------------------------------------------------------------------------
Total provision for
restructuring costs                                                                                    $   (68,410)
------------------------------------------------------------------------------------------------------------------
Capital asset amortization   $    53,492      $  32,436     $   6,154     $   9,253                    $   101,335
------------------------------------------------------------------------------------------------------------------
Capital expenditures         $    59,257      $  25,706     $  10,124     $   5,750                    $   100,837
------------------------------------------------------------------------------------------------------------------
1998
Total revenue                $ 1,661,604      $ 520,837     $ 193,777     $ 281,662   $ 108,068        $ 2,765,948
Intersegment revenue             (40,412)        (1,239)           --        (6,595)         --            (48,246)
------------------------------------------------------------------------------------------------------------------
Sales to customers
outside the enterprise       $ 1,621,192      $ 519,598     $ 193,777     $ 275,067   $ 108,068        $ 2,717,702
------------------------------------------------------------------------------------------------------------------
Segment operating
profit (loss)                $ (448,480)      $   5,701     $ (22,305)    $(104,251)  $ (59,910)       $  (629,245)
------------------------------------------------------------------------------------------------------------------
General corporate expenses                                                                                  (1,255)
------------------------------------------------------------------------------------------------------------------
Loss from operations                                                                                   $  (630,500)
------------------------------------------------------------------------------------------------------------------
Segment assets               $  823,041       $ 299,053     $ 107,170     $ 157,544   $  17,820        $ 1,404,628
------------------------------------------------------------------------------------------------------------------
Corporate assets
including investments                                                                                      321,507
------------------------------------------------------------------------------------------------------------------
Total assets                                                                                           $ 1,726,135
------------------------------------------------------------------------------------------------------------------
Provision for
restructuring costs:
  Cash                       $  168,820       $  13,470     $   3,000     $  33,280   $  14,600        $   233,170
  Non-cash                      245,490          13,110        20,840        66,490      35,900            381,830
------------------------------------------------------------------------------------------------------------------
Total provision for
restructuring costs          $  414,310       $  26,580     $  23,840     $  99,770   $  50,500        $   615,000
------------------------------------------------------------------------------------------------------------------
Capital asset amortization   $   59,606       $  31,096     $   7,504     $  14,063   $   5,539        $   117,808
------------------------------------------------------------------------------------------------------------------
Capital expenditures         $   33,187       $  21,735     $   6,334     $  12,996   $   1,197        $    75,449
------------------------------------------------------------------------------------------------------------------

49  2000 Annual Report MOORE CORPORATION LIMITED

GEOGRAPHIC INFORMATION


-------------------------------------------------------------------------------------------------------
IN THOUSANDS                                    CANADA     UNITED STATES   INTERNATIONAL   CONSOLIDATED
2000
-------------------------------------------------------------------------------------------------------
Sales to customers outside the enterprise     $ 222,311     $ 1,685,680      $ 350,427      $ 2,258,418
-------------------------------------------------------------------------------------------------------
Capital assets and goodwill                   $  47,110     $   415,763      $  76,756      $   539,629
-------------------------------------------------------------------------------------------------------
1999
Sales to customers outside the enterprise     $ 218,870     $ 1,831,503      $ 374,743      $ 2,425,116
-------------------------------------------------------------------------------------------------------
Capital assets and goodwill                   $  42,321     $   473,886      $  99,471      $   615,678
-------------------------------------------------------------------------------------------------------
1998
Sales to customers outside the enterprise     $ 212,406     $ 1,887,866      $ 617,430      $ 2,717,702
-------------------------------------------------------------------------------------------------------
Capital assets and goodwill                   $  37,844     $   483,200      $ 118,890      $   639,934
-------------------------------------------------------------------------------------------------------

INDUSTRY SALES INFORMATION


-------------------------------------------------------------------------------------------------------
IN THOUSANDS                                                       2000            1999            1998
-------------------------------------------------------------------------------------------------------
Sales
    Forms                                                   $ 1,555,741     $ 1,662,462     $ 1,958,730
    CCS                                                         702,677         762,654         758,972
-------------------------------------------------------------------------------------------------------
                                                            $ 2,258,418     $ 2,425,116     $ 2,717,702
-------------------------------------------------------------------------------------------------------

21.  LEASE COMMITMENTS

At December 31, 2000 long-term operating lease commitments require approximate future rental payments as follows (in thousands):


---------------------------------------------------     -----------------------------------------------
    2001                              $ 49,044               2004                          $ 20,255
---------------------------------------------------     -----------------------------------------------
    2002                              $ 36,276               2005                          $ 14,492
---------------------------------------------------     -----------------------------------------------
    2003                              $ 26,960               2006 and thereafter           $  6,392
---------------------------------------------------     -----------------------------------------------

22. CONTINGENCIES

At December 31, 2000 certain lawsuits and other claims were pending against the Corporation. While the outcome of these matters is subject to future resolution, management's evaluation and analysis of such matters indicates that, individually and in the aggregate, the probable ultimate resolution of such matters will not have a material effect on the Corporation's consolidated financial statements.

23. FINANCIAL INSTRUMENTS

At December 31, 2000 the aggregate amount of forward exchange contracts used as hedges was approximately $18,300,000 (1999 - $14,200,000). Notional gains and losses from these contracts were not significant at December 31, 2000.

The Corporation may be exposed to losses if the counterparties to the above contracts fail to perform. The Corporation manages this risk by dealing only with financially sound counterparties and by establishing dollar and term limits for each counterparty.

The Corporation does not use derivative financial instruments for trading purposes.

                                 2000 Annual Report MOORE CORPORATION LIMITED 50

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Continued

24. CASH FLOW DISCLOSURE

The following cash flow disclosure is required for both Canadian and United States Generally Accepted Accounting Principles as follows:


-------------------------------------------------------------------------------------------------------
IN THOUSANDS                                                       2000            1999            1998
-------------------------------------------------------------------------------------------------------
Interest paid                                                  $ 25,288        $ 20,169        $ 19,385
-------------------------------------------------------------------------------------------------------
Income taxes paid (refunded) (*)                               $  5,314        $(29,426)       $  5,741
-------------------------------------------------------------------------------------------------------

(*) In 1998, $16,519 was included in investing activities that would have been included in operating activities per SFAS No. 95.

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

PENSIONS AND POSTRETIREMENT BENEFITS (SFAS No. 87 and 106)

With the introduction of CICA 3461, Employee Future Benefits, there is no longer a difference in the method of accounting for these costs. The transitional rules for implementing the new Canadian standard continue to result in United States GAAP reporting differences.

Prior to 2000, under Canadian GAAP, the discount rate for pensions was a long-term interest rate, whereas under United States GAAP, the discount rate reflects a rate at which the pension obligation could effectively be settled. Discount rates used under United States GAAP for Canada and the United
States  in 1999 were 6.25% (1998 - 6.5%) and 6.75% (1998 - 7.0%), respectively. Prior to 2000, Postretirement benefits were expensed as incurred under Canadian GAAP whereas under United States GAAP the expected costs of these benefits were expensed during the years employees render services.

INCOME TAXES (SFAS No. 109)

SFAS No. 109 requires a liability method under which temporary differences are tax effected at enacted rates, whereas under Canadian GAAP, temporary differences are tax effected using substantially enacted rates and laws that will be in effect when the differences are expected to reverse (see Note 18).

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

COMPREHENSIVE INCOME (SFAS No. 130)

SFAS No. 130 requires disclosure of comprehensive income and its components. Comprehensive income is the change in equity of the Corporation from transactions and other events other than those resulting from transactions with owners, and is comprised of net income and other comprehensive income. The only components of other comprehensive

51 2000 Annual Report MOORE CORPORATION LIMITED income for the Corporation are unrealized foreign currency translation adjustments and unrealized gains (losses) on available-for-sale securities. Under Canadian GAAP, there is no standard for reporting comprehensive income.


FOREIGN CURRENCY TRANSLATION

Under United States GAAP, foreign currency translation gains or losses are only recognized due to the sale or substantial liquidation of a foreign subsidiary. Under Canadian GAAP, a foreign currency gain or loss due to a partial liquidation is recognized in income.


BUSINESS PROCESS REENGINEERING

Under United States GAAP, business process reengineering activities are expensed as incurred. Prior to October 28, 1998 Canadian GAAP permitted these costs to be capitalized or expensed depending on the Corporation's accounting policy. Subsequent to October 28, 1998, Canadian GAAP requires the cost of business process reengineering activities to be expensed as incurred. The Corporation had a policy of capitalizing business process reengineering costs until October 28, 1998.


SUBORDINATED CONVERTIBLE DEBENTURES

Canadian GAAP required that a portion of the convertible debenture be classified as equity. The difference between the carrying amount of the debenture and contractual liability is amortized to earnings. United States GAAP would classify the convertible debenture as a liability.


TERMINATION LIABILITIES

Under United States GAAP, a liability for termination benefits is recognized provided that certain conditions are met. Prior to December 31, the details of the benefit arrangement under the approved plan must be communicated to the employees. Under new Canadian GAAP, the same is now required. The provision for restructuring costs recorded in 1998 includes termination liabilities not yet recognizable under United States GAAP. Included in the 2000 earnings before taxes is $5 million (1999 - $16 million) of termination liabilities incurred under the restructuring program.

SETTLEMENTS OF PENSION PLANS (SFAS NO. 88)

Under United States GAAP, a gain or loss arising upon the settlement of a pension plan is only recognized once responsibility for the pension obligation has been relieved. Under Canadian GAAP, an intention to settle or curtail a pension plan that is expected to result in a loss requires recognition once the amount is likely and can be reasonably estimated. The provision for restructuring costs recorded in 1998 includes a contingent loss for the write-down of pension assets that is not yet recognizable under United States GAAP.


INCOME FROM OPERATIONS

Under Canadian GAAP, the 1998 provision of $8,000,000 for the decoupling of the European forms and labels business from the customer communication services business is recorded in investment and other income. Under United States GAAP, this provision is charged to income from operations. The classification difference has no impact on earnings.


                                 2000 Annual Report MOORE CORPORATION LIMITED 52

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Continued

The following tables provides information required under United States GAAP:

-------------------------------------------------------------------------------------------------------
IN THOUSANDS                                                       2000           1999             1998
-------------------------------------------------------------------------------------------------------
Net earnings (loss) as reported                               $ (66,372)      $ 92,599       $ (547,866)
-------------------------------------------------------------------------------------------------------
Decreased (increased) pension expense                            18,263         (6,775)           1,592
Reduced loss on pension settlement                                   --             --           31,000
Decreased postretirement benefits                                18,833          8,565            4,986
Business process reengineering                                   (2,300)        (7,521)          (8,992)
Reduced termination liabilities                                      --        (44,372)          99,837
Decreased (increased) income taxes (1)                          (13,728)        30,388          (34,699)
-------------------------------------------------------------------------------------------------------
Net earnings (loss) determined under United States GAAP       $ (45,304)      $ 72,884       $ (454,142)
-------------------------------------------------------------------------------------------------------
(1) SFAS No. 109 income tax adjustments                       $      --       $ 10,637       $   (2,542)
-------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE:


-------------------------------------------------------------------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                             2000           1999             1998
-------------------------------------------------------------------------------------------------------
Net earnings (loss)                                           $ (45,304)      $ 72,884       $ (454,142)
-------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share                               $   (0.51)      $   0.82       $    (5.13)
-------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share                             $   (0.51)      $   0.82       $    (5.13)
-------------------------------------------------------------------------------------------------------

COMPREHENSIVE INCOME:


-------------------------------------------------------------------------------------------------------
IN THOUSANDS                                                       2000           1999             1998
-------------------------------------------------------------------------------------------------------
Net earnings (loss)                                           $ (45,304)      $ 72,884       $ (454,142)
-------------------------------------------------------------------------------------------------------
Other comprehensive income (loss):
    Unrealized foreign currency translation adjustments          (8,104)       (12,378)          (6,402)
    Reclassification adjustment for losses included in income    11,092             --           12,742
    Unrealized losses on available-for-sale securities           (6,041)        (4,253)              --
-------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                (3,053)       (16,631)           6,340
-------------------------------------------------------------------------------------------------------
Total comprehensive income (loss)                              $(48,357)      $ 56,253        $(447,802)
-------------------------------------------------------------------------------------------------------

PROFORMA STOCK COMPENSATION DISCLOSURES:


-------------------------------------------------------------------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                             2000           1999             1998
-------------------------------------------------------------------------------------------------------
Net income (loss)                                             $ (47,050)      $ 70,981       $ (453,939)
-------------------------------------------------------------------------------------------------------
Income (loss) per share
    Basic                                                     $   (0.53)      $   0.80       $    (5.13)
    Diluted                                                   $   (0.53)      $   0.80       $    (5.13)
Assumptions:
Risk-free interest rates                                            5.5%           6.1%             5.3%
Expected lives (in years)                                             6              6                6
Dividend yield                                                      7.6%           2.7%             3.9%
Volatility                                                           39%            26%              26%
--------------------------------------------------------------------------------------------------------

53  2000 Annual Report MOORE CORPORATION LIMITED

The following data is based upon reports from independent consulting actuaries as at November 30 (1999 - December 31)


-------------------------------------------------------------------------------------------------------
IN THOUSANDS                                                                        2000           1999
-------------------------------------------------------------------------------------------------------
ACCRUED POSTRETIREMENT BENEFIT COST
Projected postretirement benefit obligation at beginning of year               $ 179,046      $ 297,704
Service cost                                                                       1,450          2,058
Interest cost                                                                     13,430         18,019
Actuarial loss (gain)                                                                266        (62,798)
Foreign currency exchange rate changes                                              (387)           559
Benefits paid                                                                    (12,720)       (13,705)
-------------------------------------------------------------------------------------------------------
Projected postretirement benefit obligation at end of year                     $ 181,085      $ 241,837
Contributions paid in December                                                    (1,072)            --
Unrecognized net gain                                                             43,524         38,855
Unrecognized prior service credit                                                179,135        145,819
-------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost liability                                  $ 402,672      $ 426,511
-------------------------------------------------------------------------------------------------------

POSTRETIREMENT BENEFIT EXPENSE

Service cost                                                                   $   1,450      $   2,058
Interest cost                                                                     13,430         18,019
Amortization of net gain                                                          (3,311)           (40)
Amortization of unrecognized service                                             (21,804)       (14,897)
-------------------------------------------------------------------------------------------------------
Net postretirement benefit expense (credit)                                    $ (10,235)     $   5,140
-------------------------------------------------------------------------------------------------------

ASSUMPTIONS AND OTHER INFORMATION

Weighted average discount rate                                                      7.7%           7.9%
Weighted average health care cost trend rate
    Before age 65                                                                   6.8%           7.8%
    After age 65                                                                    5.4%           5.8%
The general trend in the rate thereafter is a reduction of 0.7% per year.
Weighted average ultimate health care cost trend rate                               5.2%           5.2%
Year in which ultimate health care cost trend rate will be achieved
    Canada                                                                          2004           2004
    United States                                                                   2002           2002
The following is the effect of a 1% increase in the assumed health care cost trend rates for each future year on:
    (a) Accumulated postretirement benefit obligation                          $  10,914       $ 16,651
    (b) Aggregate of the service and interest cost components of
        net postretirement benefit cost                                            1,023          1,145
The following is the effect of a 1% decrease in the assumed health care cost trend rates for each future year on:
    (a) Accumulated postretirement benefit obligation                          $  10,793       $ 16,313
    (b) Aggregate of the service and interest cost components of net
        postretirement benefit cost                                                1,008          1,111
-------------------------------------------------------------------------------------------------------


                                2000 Annual Report MOORE CORPORATION LIMITED 54

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Continued

Balance Sheet Items as at December 31:


                                                                  2000                       1999
------------------------------------------------------------------------------------------------------------
IN THOUSANDS                                            AS REPORTED     US GAAP    AS REPORTED       US GAAP
------------------------------------------------------------------------------------------------------------
Net pension liability (asset)                           $ (286,360)   $  (56,891)   $  (22,323)   $ (30,140)
Other assets - computer software                          (127,999)      (78,412)     (139,032)     (91,745)
Postretirement benefit cost liability                      243,374       402,672            --      426,511
Long-term deferred income tax asset                       (125,035)     (287,156)      (33,002)    (260,635)
Long-term deferred income tax liability                    191,121       167,238        24,439       91,736
Accounts payable and accruals                              400,057       394,057       533,010      459,045
Long-term debt                                             272,465       280,808
Equity portion of subordinated convertible debentures        8,343            --
Unrealized foreign currency translation adjustments       (126,360)      (91,176)     (118,256)     (83,072)
Retained earnings                                          431,821       150,287       480,049      213,185
-----------------------------------------------------------------------------------------------------------

26. PENDING ACCOUNTING STANDARDS

SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities

In June 1998, the United States Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 which standardized the accounting for all derivatives. The new standard must be implemented for all fiscal quarters of fiscal years beginning after June 15, 2000. The Corporation has determined that the adoption of SFAS No. 133 will not have a significant impact on its earnings or statement of cash flows. The Corporation does not use derivative financial instruments for trading purposes and only enters into normal commercial hedges.

27. SUBSEQUENT EVENTS

With a view to streamlining its processes and significantly reducing the cost structure, the Corporation has announced a number of restructuring actions in 2001.

The anticipated charge for these actions and for the program that continues to be developed is between $75 and $150 million. Actions to date comprise primarily severance and termination benefit costs. Restructuring expenditures will be funded through normal operations and borrowings from the Corporation's unutilized lines of credit.

28. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

Comparative figures have been restated where appropriate to conform to the current presentation.


55  2000 Annual Report MOORE CORPORATION LIMITED

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


/S/ THOMAS E. KIERANS
Thomas E. Kierans
Chairman of the Board
February 22, 2001.


/S/ ROBERT G. BURTON
Robert G. Burton
President and Chief Executive Officer


                               2000 Annual Report MOORE CORPORATION LIMITED  56

A u d i t o r s ' R e p o r t

To the Shareholders of Moore Corporation Limited:

We have audited the consolidated balance sheets of Moore Corporation Limited as at December 31, 2000 and 1999 and the consolidated statements of earnings, retained earnings and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada and the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2000 and 1999 and the results of its operations and the changes in its cash flows for each of the three years in the period ended December 31, 2000 in accordance with generally accepted accounting principles in Canada.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Chartered Accountants, Toronto, Canada
February 22, 2001


COMMENTS BY AUDITORS FOR U.S READERS ON CANADA-U.S. REPORTING DIFFERENCE

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Corporation's financial statements, such as the changes described in Note 2 to the financial statements. Our report to the shareholders dated February 22, 2001 is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Chartered Accountants, Toronto, Canada
February 22, 2001


F I V E - Y E A R S U M M A R Y

--------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY
IN THOUSANDS OF DOLLARS                 2 0 0 0           1 9 9 9           1 9 9 8            1 9 9 7           1 9 9 6
--------------------------------------------------------------------------------------------------------------------------------
INCOME STATISTICS
Sales                                 $2,258,418         $2,425,116        $2,717,702         $2,631,014         $2,517,673
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations            (46,234)           141,681          (630,500)            49,411            142,608
Per dollar of sales                         (2.0)CENTS          5.8CENTS        (23.2)CENTS          1.9CENTS           5.7CENTS
--------------------------------------------------------------------------------------------------------------------------------
Income tax expense (recovery)            (17,377)            35,286           (94,330)            49,171             48,570
Percentage of pre-tax earnings              21.3%              27.4%             14.7%              47.2%              24.4%
--------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss)                      (66,372)            92,599          (547,866)            55,099            149,923
Per dollar of sales                         (2.9)CENTS          3.8CENTS        (20.2)CENTS          2.1CENTS           6.0CENTS
Per common share                      $    (0.75)        $     1.05        $    (6.19)        $     0.59         $     1.50
--------------------------------------------------------------------------------------------------------------------------------
Dividends                                 17,594             17,692            34,057             85,830             94,183
Per common share                              20CENTS            20CENTS         38.5CENTS            94CENTS            94CENTS
Earnings retained in (losses and
   dividends funded by) the business      (83,966)            74,907          (581,923)           (30,731)            55,740
--------------------------------------------------------------------------------------------------------------------------------


57   2000 Annual Report MOORE CORPORATION LIMITED

F I V E - Y E A R   S U M M A R Y   CONTINUED

--------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
EXPRESSED IN UNITED STATES CURRENCY
IN THOUSANDS OF DOLLARS                 2 0 0 0           1 9 9 9           1 9 9 8            1 9 9 7           1 9 9 6
--------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET AND OTHER STATISTICS
Current assets                        $  699,641        $  750,860         $  894,343         $  965,078         $1,369,579
Current liabilities                      468,247           622,464            941,034            790,454            485,739
--------------------------------------------------------------------------------------------------------------------------------
Working capital                          231,394           128,396            (46,691)           174,624            883,840
Ratio of current assets to
   current liabilities                     1.5:1             1.2:1              1.0:1              1.2:1              2.8:1
--------------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment
   (net)                                 409,099           458,808            466,198            635,770            603,750
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt                           272,465           201,686              4,841             49,109             53,811
Ratio of long-term debt to
   equity                                  0.4:1             0.3:1              0.0:1              0.0:1              0.0:1
--------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                     624,685           672,674            610,145          1,185,612          1,549,819
Per common share                      $     7.06        $     7.60         $     6.90         $    13.40         $    15.49
--------------------------------------------------------------------------------------------------------------------------------
Total assets                           1,868,426         1,630,293          1,726,135          2,174,572          2,224,040
--------------------------------------------------------------------------------------------------------------------------------
Average shares outstanding
   (in thousands)                         88,457            88,457             88,456             93,200             99,967
--------------------------------------------------------------------------------------------------------------------------------
Number of shareholders of record
   at year-end                             4,455             5,074              5,506              6,482              6,901
--------------------------------------------------------------------------------------------------------------------------------
Number of employees                       16,166            15,812             17,135             20,084             18,849
--------------------------------------------------------------------------------------------------------------------------------


Q U A R T E R L Y   F I N A N C I A L   I N F O R M A T I O N

----------------------------------------------------------------------------------------------------------------------------------
EXPRESSED IN UNITED STATES CURRENCY                       2000                                            1999
AND, EXCEPT PER SHARE AMOUNTS, IN      FOURTH      THIRD       SECOND      FIRST         FOURTH     THIRD     SECOND        FIRST
THOUSANDS OF DOLLARS (UNAUDITED)       QUARTER    QUARTER      QUARTER    QUARTER       QUARTER    QUARTER    QUARTER      QUARTER
----------------------------------------------------------------------------------------------------------------------------------
Sales                                 $580,655    $550,493    $550,406    $576,864      $647,187   $596,363   $572,638    $608,928
Cost of sales                          405,671     380,449     387,160     404,082       435,566    404,768    388,197     413,445
Income (loss) from operations          (30,117)      8,390     (15,293)     (9,214)      101,145     18,690      8,298      13,548
Net earnings (loss)                    (35,483)     (7,910)    (14,094)     (8,885)       72,342      8,687      1,891       9,679
Per common share                      $  (0.40)   $  (0.09)   $  (0.16)   $  (0.10)     $   0.82   $   0.10   $   0.02    $   0.11
----------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) based on
   United States generally accepted
   accounting principles (Note 25)     (29,919)     (1,681)     (7,606)     (6,098)       63,669      4,488     (1,152)      5,879
Per common share - Basic              $  (0.34)   $  (0.02)   $  (0.08)   $  (0.07)     $   0.71   $   0.05   $  (0.01)   $   0.07
Per common share - Diluted            $  (0.34)   $  (0.02)   $  (0.08)   $  (0.07)     $   0.71   $   0.05   $  (0.01)   $   0.07
----------------------------------------------------------------------------------------------------------------------------------


D I S T R I B U T I O N   O F   R E V E N U E

--------------------------------------------------------------------------------------------------------
FOR THE YEAR
ENDED DECEMBER 31                                             2 0 0 0           1 9 9 9          1 9 9 8
--------------------------------------------------------------------------------------------------------
SALES AND INVESTMENT AND OTHER INCOME                          100.0%            100.0%           100.0%
--------------------------------------------------------------------------------------------------------
Used as follows:
     Wages, salaries and employee benefits                      35.5%             33.8%            34.4%
     Materials, supplies and services                           62.1              59.1             61.9
     Restructuring                                              (1.1)             (2.8)            19.5
     Capital asset amortization                                  6.7               4.2              4.3
     Income, property and other taxes                           (0.3)              1.9              0.1
     Dividends                                                   0.8               0.7              1.2
     Earnings retained in the business                          (3.7)              3.1            (21.4)
--------------------------------------------------------------------------------------------------------


                              2000 Annual Report MOORE CORPORATION LIMITED   58

Shareholder Information

EXECUTIVE OFFICE
Moore Corporation Limited
1200 Lakeside Drive
Bannockburn, Il 60015-1243
Telephone: (847) 607-6000
Facsimile: (847) 607-7136
Internet: http://www.moore.com


Market Price of Common Shares

The following table sets forth the high and low prices of the common shares of the Corporation on the Toronto and New York exchanges.

                           THE TORONTO                  NEW YORK
                       STOCK EXCHANGE (C$)            EXCHANGE (US$)
-----------------------------------------------------------------------
                       High          Low             High         Low
-----------------------------------------------------------------------
2000
4th quarter             5.10         3.50           3.1875       2.3125
3rd quarter             5.15         3.35           5.0000       2.3750
2nd quarter             6.85         3.25           5.1000       2.4375
1st quarter             9.90         4.56           6.6250       3.3120
-----------------------------------------------------------------------

1999
4th quarter            14.75         8.55            9.625        6.000
3rd quarter            14.95        11.50           10.000        7.750
2nd quarter            15.75        11.40           10.250        7.875
1st quarter            18.80        14.75           12.375        9.875
-----------------------------------------------------------------------


Dividends

In 2000, the Corporation paid a dividend of 5CENTS (U.S.) per common share each quarter. Subject to formal declaration by the Board of Directors, dividend record and payment dates for the next four dividends will be as follows:

RECORD DATE                                                        PAYMENT DATE

March 2, 2001                                                     April 2, 2001
-------------------------------------------------------------------------------
June 1, 2001                                                       July 3, 2001
-------------------------------------------------------------------------------
September 7, 2001                                               October 1, 2001
-------------------------------------------------------------------------------
December 7, 2001                                                January 2, 2002
-------------------------------------------------------------------------------

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

Withholding taxes at the rate of 25% are imposed on the payment of dividends to non-residents of Canada. Under the present Canada/United States tax treaty, such rate is generally reduced to 15%.


STOCK EXCHANGE LISTINGS

Stock Symbol: MCL
CUSIP No: 615785  10  2
Markets: Toronto and New York

As at December 31, 2000 the common shares of the Corporation are also included in the TSE 300 Composite Index.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares of the Corporation is Computershare Trust Company of Canada, at its offices in Montreal, Toronto, Winnipeg, Calgary and Vancouver. The co-transfer agent and registrar is Computershare Trust Company, Inc. of Colorado.

Shareholder Account Inquiries

Computershare Trust Company of Canada operates a telephone information enquiry line that can be reached by dialing toll-free 1-800-663-9097 or (416) 981-9633. Shareholders can also e-mail at caregistryinfo@computershare.com. Their internet address is www.computershare.com.

Correspondence may be addressed  to:
Moore Corporation Limited
c/o Computershare Trust Company of Canada
100 University Avenue, 11th Floor
Toronto, Ontario, Canada, M5J 2Y1

Investor Relations

Institutional and individual investors seeking financial information about the company are invited to contact James E. Lillie, Executive Vice President, Operations at 847-607-7128.

Form 10-K/Annual Information Form

The Annual Report on Form 10-K is filed with the United States Securities and Exchange Commission and with the Canadian securities authorities as the Annual Information Form. It is available without charge either by contacting the Executive Office or at http://www.sedar.com and at http://www.sec.gov/edgarhp.htm.

Annual & Special Meeting
of Shareholders

The Annual and Special Meeting of Shareholders will be held at the Glenn Gould Studio, Canadian Broadcasting Centre, 250 Front Street West, Toronto, Ontario Canada on Thursday, April 12, 2001 at 10 a.m. Toronto time.

59   2000 Annual Report MOORE CORPORATION LIMITED

                            [COVER PAGE GRAPHIC]




                                                Printed by Quality Color Press,
                                                a Moore Company.

[MOORE COMPANY LOGO] MOORE CORPORATION LIMITED

                     BANNOCKBURN, IL              TORONTO, ON
                     1200 Lakeside Drive          Scotia Plaza
                     Bannockburn, IL 60015-1243   40 King Street West, Ste. 3501
                                                  P.O. Box 205
                     Tel: (847) 607-6000          Toronto, Ontario, Canada
                     Fax: (847) 607-0000          M5H 3Y2

                     INTERNET:
                     http://www.moore.com